As filed with the Securities and Exchange Commission on February 10, 2023.

Registration No. 333-269265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSERVCO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	84-0811316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Murphy

Principal Executive Officer

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Douglas T. Holod Maslon LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402 Telephone: (612) 672-8313 Fax: (612) 642-8313	James T. Seery Duane Morris LLP 1540 Broadway New York, NY 10036 Tel: (212) 547-5400 Fax: (973) 556-1417

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated February 10, 2023.

5,803,571 Shares of Common Stock

Pre-Funded Warrants to Purchase 5,803,571 Shares of Common Stock

Common Warrants to Purchase 5,803,571 Shares of Common Stock

We are offering on a “reasonable best efforts” basis 5,803,571 shares of common stock together with common warrants to purchase 5,803,571 shares of common stock at an assumed combined public offering price of $1.12 per share (assuming a public offering price equal to the last sale price of our common stock as reported by the NYSE American on February 8, 2023, which was $1.12 per share). Each share of our common stock, or pre-funded warrant in lieu thereof, is being sold together with a common warrant to purchase 5,803,571 shares of our common stock. The shares of common stock and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The common warrants are assumed to have an initial exercise price of $[•] per share (100% of the public offering price per share and warrant) and will have a five year term.

The actual public offering price will be determined between us, A.G.P./Alliance Global Partners (whom we refer to herein as “AGP” or the “Placement Agent”) and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering pre-funded warrants to purchase up to 5,803,571 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.005 per share. Each pre-funded warrant is being offered together with the common warrants. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of pre-funded warrants and common warrants offered hereby. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated [    ], 2023 between us and the purchasers.

We have engaged the Placement Agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering will end no later than five trading days from the date of this prospectus.

Our common stock is listed on the NYSE American under the symbol “ENSV.” The last reported sale price of our common stock on the NYSE American on February 8, 2023 was $1.12 per share. The combined public offering prices per share and accompanying warrant or per pre-funded warrant and accompanying warrant will be determined between us and investors based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock. Therefore, the recent market price and resulting assumed price used throughout this prospectus may differ substantially from the actual offering price. We do not intend to list the pre-funded warrants or the warrants on any national securities exchange or other nationally recognized trading system.

An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 6 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Common Warrant		Per Pre- Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	[•]		$	[•]
Placement Agent Fees(1)	$	[•]		$	[•]
Proceeds to us, before expenses(2)	$	[•]		$	[•]

(1)

Does not include certain expenses of the Placement Agent. See “Plan of Distribution” beginning on page 30 of this prospectus for additional information regarding compensation to be received by the Placement Agent.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the pre-funded warrants or warrants.

Delivery of the shares of our common stock, pre-funded warrants or common warrants is expected to be made on or about [•], 2023.

Sole Placement Agent

A.G.P.

The date of this prospectus is [  ], 2023

Neither we nor the placement agent have authorized anyone to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus and the historical condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. In this prospectus, the terms “Enservco,” “Enservco Corporation,” “the Company,” “we,” “our,” “ours” and “us” refer to Enservco Corporation and its subsidiaries.

Overview

Enservco Corporation ("Enservco") through its wholly owned subsidiary (collectively referred to as the "Company," "we" or "us") provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

Corporate Structure

Our business operations are conducted through our wholly owned subsidiary, Heat Waves Hot Oil Service LLC ("Heat Waves"), a Colorado limited liability company.

Overview of Business Operations

We provide well enhancement and fluid management services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing and frac water heating. We own and operate a fleet of approximately 318 specialized trucks, trailers, frac tanks and other well-site related equipment and serve customers in several major domestic oil and gas areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the Bakken area in North Dakota, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, and the Eagle Ford Shale and East Texas Oilfield in Texas.

We currently operate in the following geographic regions:

● Eastern USA Region, including the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation in eastern Ohio. The Eastern USA Region operations are deployed from Heat Waves’ operations center in Carmichaels, Pennsylvania.

● Rocky Mountain Region, including western Colorado and southern Wyoming (DJ Basin and Niobrara formations), central Wyoming (Powder River and Green River Basins) and western North Dakota and eastern Montana (Bakken formation). The Rocky Mountain Region operations are deployed from Heat Waves’ operations centers in Killdeer, North Dakota, and Longmont, Colorado.

● Central USA Region, including the Eagle Ford Shale and East Texas Oilfield in Texas. The Central USA Region operations are deployed from Heat Waves’ operations centers in Jourdanton, Texas, Carrizo Springs, Texas and Longview, Texas.

Recent Developments

On December 9, 2022, the Company received an official notice of noncompliance from the NYSE Regulation (“NYSE”) stating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (“Q2 2022 Form 10-Q”) was not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) which requires that a listed company’s stockholders’ equity be at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As reported in its Q2 2022 Form 10-Q, the Company’s stockholders’ equity was approximately $5.2 million. On January 10, 2023, the Company has submitted a plan (the “Plan”) with the NYSE advising of actions it has taken or will take to regain compliance with the continued listing standards by June 9, 2024. If NYSE accepts the Plan, the Company will have an eighteen (18) month cure period to comply with the Plan and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. The NYSE notice has no immediate effect on the listing or trading of the Company’s common stock on the NYSE American. The Company intends to consider available options to regain compliance with the stockholders’ equity requirement, but no decisions have been made at this time. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

On January 3, 2023, we received an official notice of noncompliance from the NYSE stating that the Company is noncompliant with Section 704 of the NYSE American Company Guide for failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2021 by December 31, 2022. The Company expects to hold its annual meeting of stockholders in 2023 (the "Annual Meeting"), at which time the Company will regain compliance with NYSE American LLC’s (“NYSE American’s”) continued listing standards. To the extent the Company does not hold its Annual Meeting in 2023, the Company will be out of compliance with the NYSE American listing standards and may be delisted from such exchange.

Recent Market Conditions

The recovery of the economy from the impact of COVID-19, coupled with global demand for energy products due to international conflicts, has generally had a positive impact on oil prices and hence our business. For the twelve months ended December 31, 2022, WTI crude oil price averaged $94.31 per barrel, versus an average of $68.07 per barrel in the comparable 2021 period, which resulted in an increase in rig count within the markets we serve. However, we continue to feel the impact of the pandemic, domestic political actions and international activities (including the war in Ukraine) which have continued to impact domestic oil and gas industries. While there has been a slow rebound in active USA domestic rig count beginning in the fourth quarter of 2020, rig count as of December 31, 2022 still remains below pre-pandemic active rigs. During this period, the Company has experienced increased demand and micro and macro-economic conditions have continued to improve, allowing the Company to expect further improvement compared to the prior year.

The Company's expectations for improved activity are somewhat offset by the change in political environment and its uncertain impact on oil exploration and production, as well as increased inflation and rising interest costs. Reductions or limitations in leasing federal property for oil exploration in addition to other measures impacting oil and gas supply and demand have had an impact on the oil exploration and production industry. Finally, to the extent that state and local governments increase regulations, there can be a negative impact to the oil exploration and production industry.

The full extent of the impact of the COVID-19 pandemic, OPEC+ actions, USA governmental actions and oil price changes on our operations and financial performance depends on future developments that are uncertain and unpredictable, including any potential resurgence restrictions related to the pandemic, its impact on capital and financial markets, any new information that may emerge concerning the severity of other strains of the virus, its spread to other regions as well as the actions taken to contain it, production response of domestic oil producers to lower oil prices, and the adherence to any actions by OPEC+.

Risks Relating to Our Business

An investment in our securities involves significant risks that include, without limitation, the following:

●    Constraints on us as a result of our indebtedness, including our ability to generate sufficient cash flows to repay our debt obligations;

●    Continued fluctuations in the prices for crude oil and natural gas and uncertainties in global crude markets caused in part by the war in Ukraine which could likely result in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn would result in significantly reduced demand for our drilling completion services;

●    Competition for the services we provide in our areas of operations, which has increased significantly due to the recent increases in prices for crude oil and natural gas;

●    Weather and environmental conditions, including the potential of abnormally warm winters in our areas of operations that adversely impact demand for our completion services;

●    The impact of general economic conditions and supply chain shortages on the demand for oil and natural gas;

●    Our ability to attract and retain employees, especially in our critical heating season, given tight labor markets;

●    Developments in the global economy as well as any further pandemic risks and resulting demand and supply for oil and natural gas; and

●    Litigation, including the current class action lawsuit, which could lead us to incur significant liabilities and costs or harm our reputation.

You should carefully consider, in addition to the other information contained in this prospectus, the risks described in “Risk Factors” before investing in our securities. These risks could materially affect our business, financial condition and results of operations and cause the trading price of our common stock to decline. You could lose part or all of your investment.

Company Information

Our executive (or corporate) offices are located at 14133 County Road 9 ½, Longmont, Colorado 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

We were originally incorporated as Aspen Exploration Corporation (“Aspen”) under the laws of the State of Delaware on February 8, 1980.On December 30, 2010, Aspen changed its name to “Enservco Corporation.”

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

The Offering

Securities we are offering

5,803,571 shares of common stock and common warrants to purchase an aggregate of 5,803,571 shares of our common stock, or pre-funded warrants to purchase 5,803,571 shares of common stock and common warrants to purchase shares of common stock. The shares of common stock or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each common warrant has an exercise price of $[•] per share and will have a five year term. We are also registering 5,803,571 shares of our common stock issuable upon exercise of the common warrants and pre-funded warrants.

Pre-funded warrants we are offering

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, pre-funded warrants to purchase up to an aggregate of 5,803,571 shares of our common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.005, and the exercise price of each pre-funded warrant is $0.005 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Assumed public offering price	$1.12 per share of common stock and accompanying common warrant, or $1.115 per pre-funded warrant and accompanying common warrant, as applicable, in each case assuming a public offering price of our common stock as reported by the NYSE American on February 8, 2023, which was $1.12 per share.

Best Efforts

We have agreed to issue and sell the securities offered hereby to the investor through the Placement Agent and the Placement Agent has agreed to offer and sell such securities on a “best efforts” basis. The Placement Agent is not required to sell any specific number or dollar amount of the securities offered hereby, but will use its best efforts to sell such securities. See the section entitled “Plan of Distribution” on page 30 of this Prospectus.

Common stock outstanding immediately before this offering	11,888,846 shares

Common stock outstanding immediately after this offering	17,692,417 shares, assuming no exercise of the pre-funded warrants and common warrants issued in this offering.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $5.890 million, based on an assumed combined public offering price of $1.12 per share of common stock and accompanying warrant, after deducting the Placement Agent fee and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of debt, and potential acquisitions. Because this is a best efforts offering with no minimum amount as a condition to closing, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Lock-up

We have agreed, subject to certain exceptions and without the approval of the Placement Agent, (i) not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 90 days following the closing of the offering of the shares and (2) we will not enter into a variable rate transaction for a period of 12 months following the closing of this offering, provided, however that this restriction shall only apply from the date hereof until the six (6) months following the closing date of the offering with respect to an at-the-market offering. Our directors and officers have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for 90 days following the closing of the offering of the shares. See “Plan of Distribution” for more information.

NYSE American listing symbol

“ENSV.” There is no established trading market for the pre-funded warrants or the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants or the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants and warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 11,888,846 shares outstanding as of February 8, 2023, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants and excludes:

●	1,760,805 shares of common stock underlying warrants outstanding as of February 8, 2023, having a weighted average exercise price of $3.10 per share;
●	484,777 shares available as of February 8, 2023 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan
●

shares of common stock issuable upon conversion of $1.2 million principal amount of our convertible subordinated note issued to Cross River Partners L.P. (“Cross River”) in March 2022 (the “March 2022 Convertible Note”), $1.2 million principal amount of our convertible subordinated promissory note issued to Cross River in July 2022 (the “July 2022 Convertible Note”), and $1.2 million principal amount of our convertible secured subordinated promissory note issued to Cross River in November 2022 (the “November 2022 Convertible Note”), because in each case the conversion price is not currently known or determinable. Richard Murphy, our Executive Chairman and CEO and the Managing Partner of Cross River, has indicated that Cross River intends to convert the entire principal amount of the March 2022 Convertible Note and the July 2022 Convertible Note into common stock on or about the closing of this offering. We currently intend to pay in cash the accrued unpaid interest on the March 2022 Convertible Note and the July 2022 Convertible Note, which in the aggregate was approximately $104,000 as of December 31, 2022, after the closing of the offering.

RISK FACTORS

Investing in our common stock, pre-funded warrants and common warrants involves a high degree of risk. Before investing in our common stock, pre-funded warrants and common warrants, you should consider carefully the risks and uncertainties discussed under “Risk Factors” included herein. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including our consolidated financial statements and the related notes, before deciding to buy our common stock, pre-funded warrants and common warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Liquidity and Debt Risks

An inability to borrow from our receivables financing during our peak work periods would have a negative impact on our business and liquidity.

In March 2022, we refinanced approximately $13.8 million outstanding under our pre-existing credit facility with East West Bank for approximately $8.4 million in cash plus future unsecured payments of up to $1.0 million. Prior to the March 2022 refinancing of our debt with East West Bank, our growth was limited because of our inability to borrow under our line of credit with East West Bank to meet working capital requirements during our peak demand periods during the winter months. Our ability to grow and sustain our business in the future will depend upon our ability to be able to regularly borrow under our 2022 receivables financing facility with LSQ Funding Group. LLC (the “Receivables Financing”). There is no assurance that we will be able to make future borrowings under lines of credit, including our Receivables Financing, in order to fund our operations during peak demand periods. If we are unable to generate or obtain the requisite amount of financing needed to fund our business operations or execute our growth strategy, our liquidity and ability to continue operations could be materially adversely affected.

We continue to have significant debt obligations.

We have significant debt obligations under our 2022 equipment lease facility with Utica Leasco, LLC (the “Equipment Financing” and collectively with the Receivable Financing, the “2022 Financing Facilities”), with minimum monthly payments to Utica Leasco, LLC of $198,000 which is subject to interest rate increases.

Our ability to pay interest and principal on our Equipment Financing and to satisfy our other obligations, will depend upon our ability to achieve increased utilization of our equipment, which is highly influenced by weather and customers' drilling activity. We cannot reasonably guarantee that our business will generate sufficient cash flows from operations, or that future capital will be available to us, in an amount sufficient to fund our future liquidity needs. In the absence of adequate cash from operations and/or other available capital resources we could face substantial liquidity constraints. To the extent that we could not repay or refinance our indebtedness when due, or generate adequate cash flows from operations, we may have to curtail operations which would adversely affect our ability to continue as a going concern. We cannot reasonably guarantee that we will be able to raise sufficient capital through debt or equity financings on terms acceptable to us, or at all, or that we could consummate dispositions of assets or operations for fair market value, in a timely manner or at all.

We are currently in a difficult operating environment and our business, results of operations and financial condition may be affected by general economic conditions and factors beyond our control.

We face a difficult operating environment with exploration and production companies exerting significant pressure on us to control our prices for the services we provide while we experience increases in costs of labor, material and energy resources. Reduced activity and operating margins could force us to curtail operations in some or all our locations which would materially and adversely affect our revenues and our ability to continue as a going concern.

General economic conditions, weather, oil and natural gas prices and financial, business and other factors may also affect our operations and our future performance. We experienced a heavy downturn in demand for our services in early 2020 that continued well into 2021. Many of these factors are beyond our control. If we do not have sufficient funds on hand to pay our debt when due, we may be required to seek a waiver or amendment from our lender, refinance our indebtedness, incur additional indebtedness, sell assets or sell additional shares of our common stock. We may not be able to complete such transactions on terms acceptable to us, or at all. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

Operations Related Risks

While our growth strategy includes seeking acquisitions of other oilfield services companies, we may not be successful in identifying, making and integrating business or asset acquisitions, if any, in the future.

We anticipate that a component of our growth strategy may be to make strategically focused acquisitions of businesses or assets aimed to strengthen our presence and expand services offered in selected service markets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the credit markets which may significantly limit the availability of funds for such acquisitions. Our ability to use shares of our common stock in an acquisition transaction may be adversely affected by the volatility in the price of our common stock and by the potential requirement of shareholder approval.

In addition to restricted funding availability, the success of this strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition also depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While we intend to commit significant resources to ensure that we conduct comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful in integrating these businesses. In particular, it may be important that we are able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of any acquired business.

Our business is substantially impacted by seasonal weather conditions.

Our operations, particularly our frac heating services, is impacted by weather conditions and temperatures. Unseasonably warm weather during winter months reduces demand for our frac heating services and results in higher operating costs, as a percentage of revenue, due to the need to retain equipment operators during these low demand periods. Management makes concerted efforts to reduce costs during these low demand periods by utilizing operators in other business segments, reducing hours, and in some instances, utilizing seasonal layoffs.

Further, during the winter months, our customers may delay operations or we may not be able to operate or move our equipment between locations during periods of heavy snow, ice or rain, and during the spring some areas impose transportation restrictions due to muddy conditions caused by spring thaws.

We may be unable to implement price increases.

We periodically seek to increase the prices of our services to offset rising costs and to generate increased revenues. We operate in a very competitive industry and, as a result, we are not always successful in raising or maintaining our existing prices. Additionally, during periods of increased market demand, a significant amount of new equipment may enter the market, which would also put pressure on the pricing of our services. Even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset rising costs. Also, we may not be able to successfully increase prices without adversely affecting our activity levels. The inability to maintain our prices or to increase the prices of our services in order to offset rising costs could have a material adverse effect on our business, financial position and results of operations. We anticipate pricing pressure impacting our other service lines to the extent that oil and gas prices drop.

We operate in a capital-intensive industry and may not be able to finance future growth of our operations or future acquisitions.

Our business activities require substantial capital expenditures. If our cash flows from operating activities and borrowings under our 2022 Financing Facilities are not sufficient to fund our capital expenditure budget, we would be required to reduce these expenditures or to fund these expenditures through new debt or equity issuances.

Our ability to raise new debt or equity capital, or to refinance or restructure our debt, at any given time depends on, among other things, the condition of the capital markets and our financial condition at such time. Also, the terms of existing or future debt or equity instruments could further restrict our business operations. The inability to finance future growth could materially and adversely affect our business, financial condition and results of operations.

Increased labor costs or the unavailability of skilled workers could adversely affect our operations.

Companies in our industry, including us, are dependent upon the available labor pool of skilled workers. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, and which can increase our labor costs or subject us to liabilities to our employees. A shortage of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain skilled personnel and could require us to enhance our wage and benefits packages. Labor costs may increase in the future, or we may not be able to reduce wages when demand and pricing falls, and such changes could have a material adverse effect on our business, financial condition and results of operations.

Historically, we have experienced a high employee turnover rate. Any difficulty we experience replacing or adding workers could adversely affect our business.

We believe that the high turnover rate in our industry is attributable to the nature of oilfield services work, which is physically demanding and performed outdoors, and to the seasonality of certain of our segments. As a result, workers may choose to pursue employment in areas that offer a more desirable work environment at wage rates that are competitive with ours. The potential inability or lack of desire by workers to commute to our facilities and job sites, as well as the competition for workers from competitors or other industries, are factors that could negatively affect our ability to attract and retain skilled workers. We may not be able to recruit, train and retain an adequate number of workers to replace departing workers. The inability to maintain an adequate workforce could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on domestic (United States) spending by the crude oil and natural gas industry which suffered significant price volatility in 2020 - 2022, and such volatility may continue; our business has been, and may in the future be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ ability and willingness to make operating and capital expenditures to explore, develop and produce crude oil and natural gas in the United States. Customers’ expectations for future crude oil and natural gas prices, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment. Although there has been a recent uptick in demand for our services, major declines in oil and natural gas prices in 2020 and 2021 have resulted in substantial declines in capital spending and drilling programs across the industry. Any declines in oil and natural gas prices may result in many exploration and production companies substantially reducing drilling and completions programs and have required service providers to make pricing concessions.

Industry conditions and specifically the market price for crude oil and natural gas are influenced by numerous domestic and global factors, such as the war in Ukraine and other potential global conflicts over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions that are affected by several factors beyond our control, weather conditions, political instability in oil and natural gas producing countries, and perceived economic conditions. The volatility of the oil and natural gas industry, and the consequent impact on commodity prices as well as exploration and production activity, could adversely impact the level of drilling and activity by many of our customers. Where declining prices lead to reduced exploration and development activities in our market areas, the reduction in exploration and development activities over a sustained period will have a negative long-term impact on our business. Several month periods of low oil and natural gas prices typically result in increased pressure from our customers to make pricing concessions and impact our borrowing arrangements. There can be no assurance that the prices we charge to our customers will return to former levels experienced prior to 2020.

There also has been significant political pressure for the United States economy to reduce its dependence on crude oil and natural gas due to the impacts on climate change. Furthermore, there have been significant political and regulatory efforts to reduce or eliminate hydraulic fracturing operations in certain of our service areas. For example, the Colorado legislature enacted a bill that could significantly restrict oil and gas drilling in Colorado, thereby negatively affecting our revenues. These activities may make oil and gas investment and production less attractive.

Higher oil and gas prices do not necessarily result in increased drilling activity because our customers’ expectation of future prices and access to capital also drive demand for production maintenance and completion services. Oil and gas prices, as well as demand for our services, also depend upon other factors that are beyond our control, including, but not limited to, the following:

●	Supply and demand for crude oil and natural gas;
●	Political and societal pressures against crude oil and natural gas exploration and production;
●	Cost of exploring for, producing, and delivering oil and natural gas;
●	Expectations regarding future energy prices;
●	Advancements in exploration and development technology;
●	Adoption or repeal of laws regulating oil and gas production in the United States;
●	Imposition or lifting of economic sanctions against foreign companies;
●	Weather conditions, natural disasters and pandemics, including COVID-19;
●	Rate of discovery of new oil and natural gas reserves;
●	Tax policy regarding the oil and gas industry;
●	Oil and gas companies facing capital market pressure to reduce their debt levels may decrease resources otherwise utilized for drilling activity;
●	Development and use of alternative energy sources; and
●	The ability of oil and gas companies to generate funds or otherwise obtain external capital for projects and production operations.

Ongoing volatility and uncertainty in the domestic and global economic and political environments have caused the oilfield services industry to experience demand volatility. While our management is generally optimistic for the continuing development of the onshore North American oil and gas industry over the long term, there are several political and economic pressures negatively impacting the economics of production from existing wells, future drilling operations, and the willingness of banks and investors to provide capital to participants in the oil and gas industry. We believe that these cuts in spending will continue to curtail drilling programs as well as discretionary spending on well services and will continue to result in a reduction in the demand for our services, the rates we can charge, and equipment utilization. In addition, certain of our customers could become unable to pay their suppliers, including us. Any of these conditions or events would adversely affect our operating results.

Our success depends on key members of our management, and the loss of any executive or key personnel could disrupt our business operations.

We depend, to a large extent, on the services of certain of our key operational and financial managers and executive officers, including our Chief Executive Officer and Chief Financial Officer. The departure or loss of one or more of the Company's key managers or executive officers could materially disrupt our operations. Similarly, the inability to attract and retain new managers or executives to complement and enhance our management team could negatively impact our Company.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

Our top five customers accounted for approximately 57% of our total revenues for the years ended December 31, 2022. The loss of any one of these customers, or a sustained decrease in demand by any of such customers, could result in a substantial loss of revenues and could have a material adverse effect on our results of operations.

While we believe our equipment could be redeployed in the current market environment if we lost any material customers, such loss could have an adverse effect on our business until the equipment is redeployed. We believe that the market for our services is sufficiently diversified such that it is not dependent on any single customer or a few major customers.

Our business and operations may continue to be, adversely affected by the ongoing COVID-19 pandemic and other similar outbreaks.

Our business and operations have been, and are likely to continue to be, adversely affected by the global coronavirus (COVID-19) pandemic. While there has been improvement, new variants of COVID-19 could cause states and cities to impose future travel restrictions and bans, quarantines, social distancing guidelines, shelter-in-place or lock-down orders and other similar limitations in order to control the spread of such new variants. These measures have, among other matters, negatively impacted consumer and business spending and, as a result, have negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility, impacted the prices received for oil and natural gas and materially and adversely affected the demand for and marketability of our services. Our subcontractors, customers and suppliers, have also and may continue to experience delays or disruptions and temporary suspensions of operations. The pandemic, in addition to other global factors such as the war in Ukraine, may continue to negatively impact oil and gas prices, create economic uncertainty and financial market volatility, reduce economic activity, increase unemployment and cause a decline in consumer and business confidence, and could in the future further negatively impact the demand for our products and services. Ultimately, the extent of the impact of the COVID-19 pandemic on our future operational and financial performance will depend on, among other matters, the duration and intensity of the pandemic caused by new variants, the level of success of global vaccination efforts, governmental and private sector responses to the pandemic and the impact of such responses on us, and the impact of the pandemic on oil and gas prices and on our employees, customers, suppliers, operations and sales, all which are uncertain and cannot be predicted. These factors may remain prevalent for a significant period of time even after the pandemic subsides, including due to a continued or prolonged recession in the United States or other major economies, and as with any adverse public health developments, could have a material adverse effect on our business, results of operations, liquidity or financial condition and heighten or exacerbate risks described in this prospectus.

Declining general economic, business or industry conditions may have a material adverse effect on our results of operations, liquidity and financial condition.

Concerns over global economic conditions, global conflicts, the threat of pandemic diseases and the results thereof, energy costs, geopolitical issues, inflation, the availability and cost of credit, including increases in interest rates, the United States mortgage market have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of oil and natural gas, and declining business and consumer confidence, have precipitated an economic slowdown and a recession. Concerns about global economic growth and global conflicts have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad continues to deteriorate, demand for petroleum products could diminish, which could impact the price at which we can sell our oil, natural gas and natural gas liquids, affect the ability of our vendors, suppliers and customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection and the importation and use of hazardous materials, including laws and regulations governing air emissions, water discharges and waste management. Government authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

We use hazardous substances and transport hazardous wastes in our operations. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination, or the imposition of new or increased requirements could require us to incur costs and penalties or become the basis of new or increased liabilities that could reduce the Company's earnings and cash available for operations. We believe we are currently in compliance with environmental laws and regulations.

Intense competition within the well services industry may adversely affect our ability to market our services.

The well services industry is intensely competitive. It includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than us. Our larger competitors have greater resources that allow those competitors to compete more effectively than us. Our small competitors may be able to react to market conditions more quickly. Significant consolidation our customers in the DJ Basin market (our primary Colorado market), could result in a more competitive market and increase our customer concentration. Further, the amount of equipment available may exceed demand at some point in time, which could result in active price competition.

We may become involved in intellectual property litigation either due to claims by others that we are infringing their intellectual property rights or due to our own assertions that others are infringing upon our intellectual property rights.

As is the situation with other companies in the frac water heating service business, we rely on certain procedures and practices in performing our services. In 2016, we were issued our first patent relating to an aspect of the frac water heating process and in 2017, a second patent was issued. We have other patent applications pending regarding other procedures used in our process of heating frac water. We are aware that one unrelated company has been awarded four patents related, in part, to a process for heating of frac water.

Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. We cannot be certain that we will successfully defend against allegations of infringement of patents and intellectual property rights of others. If the owner of intellectual property establishes that we are infringing its intellectual property rights, we may be forced to change our services, and such changes may be expensive or impractical, or we may need to seek royalty or license agreements from the owner of such rights. If we are unable to agree on acceptable terms, we may be required to discontinue the sale of key services or halt other aspects of our operations. We may also be liable for financial damages for a violation of intellectual property rights. Any adverse result related to violation of third-party intellectual property rights could materially and adversely harm our business, results of operations and financial condition. Even if intellectual property claims brought against us are without merit, they may result in costly and time-consuming litigation and may require significant attention from our management and key personnel.

Similarly, third parties may misappropriate our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly. While we actively seek to protect our intellectual property and proprietary rights, the steps we have taken may not prevent unauthorized use by third parties. Misappropriation of our intellectual property or potential litigation concerning such matters could have a material adverse effect on our business, results of operations and financial condition.

We identified a material weakness in our internal control over financial reporting as of December 31, 2021 and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our consolidated financial statements. If we fail to remedy our material weaknesses, or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles.

In connection with the preparation of our consolidated financial statements as of and for the year ended December 31, 2021, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Management identified deficiencies related to the following: (i) our application of the accounting for a warrant issued to a related party in connection with a conversion of subordinated debt to equity during the first quarter of 2021; (ii) our eligibility to receive certain Employee Retention Credits through the CARES Act of 2020; and (iii) our accounting for income taxes in connection with a change in control that occurred during the first quarter of 2021. In light of these deficiencies, we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our accounting for complex financial instruments and accounting for income taxes, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting and tax applications.

While we are implementing measures to remediate the material weakness, we cannot make assurances that such measures will be sufficient to remediate the control deficiencies that led to the material weakness in our internal control over financial reporting or to avoid potential future material weaknesses. If we are unable to successfully remediate our existing or any future material weakness in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timeliness of our financial reporting may be adversely affected. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, if we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured or may not be fully covered under our insurance policies, but to the extent not covered, are self-insured by us.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

●	Personal injury or loss of life;
●	Damage to or destruction of property, equipment and the environment; and
●	Suspension of operations by our customers.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

In September 2022, the Company and its insurance carriers settled a personal injury matter in Texas for $9.3 million. While the insurance claim payment to the plaintiff was covered by the Company’s insurance policies, no assurance can be given that any future claims will be similarly covered.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. In addition, in June 2015, we became self-insured under our Employee Group Medical Plan for the first $50,000 per individual participant. This self-insured plan terminated on December 31, 2020, and our remaining liability for any for all claims under the Employee Group Medical Plan that arose prior to that date expired on December 31, 2021. Additionally, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses to us. In addition, we may not be able to maintain adequate insurance in the future at reasonable rates. Insurance may not be available to cover any or all the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

We are involved in securities litigation, and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations and cash flows.

In May 2022 we became the subject of a lawsuit alleging that the Company and certain of its officers violated securities laws in relation to certain of its Quarterly Reports on Form 10-Q filed in 2021 which required amendments and restatements to such filings. While we believe the claims are without merit, there can be no assurances that a favorable final outcome will be obtained, and defending any lawsuit can be costly and can impose a significant burden on management and employees. An unfavorable outcome with respect to this lawsuit could have a material adverse effect on our business, financial condition, results of operations or cash flows. Furthermore, there can be no assurances that our insurance coverage will be available in sufficient amounts to cover such claim, or at all.

Compliance with climate change legislation or initiatives could negatively impact our business.

The United States Congress has considered legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or may be in the process of implementing, similar legislation. Additionally, the United States Supreme Court has held in its decisions that carbon dioxide can be regulated as an "air pollutant" under the Clean Air Act, which could result in future regulations even if the United States Congress does not adopt new legislation regarding emissions. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial condition, results of operations, or cash flows.

Anti-fracking initiatives and revisions of applicable state regulations could adversely impact our business.

Some states (including Colorado) and certain municipalities have regulated, or are considering regulating fracking which, if accomplished, could impact certain of our operations. There can be no assurance that these actions, if taken on a wider scale, may not adversely impact our business operations and revenues.

Our ability to use our net operating loss carryforwards is subject to limitation and may result in increased future tax liability.

The Company has United States federal and state net operating loss carryforwards ("NOLs"), each of which were approximately $35.5 million as of December 31, 2021 and estimates that NOLs as of September 30, 2022 will be $40.7 million. During the first quarter of 2021, we experienced a "change in control" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result the realizability of the Company's deferred tax assets became limited. The Company understands that Cross River will convert an aggregate of $2.4 million of convertible promissory notes issued to it into Company common stock contemporaneously with the closing of this offering. This conversion combined with the issuance of shares in this offering will likely cause a change of control within the Code which would negatively impact our ability to utilize the NOLs going forward to offset future taxable income. Sections 382 and 383 of the Code contain rules that limit the ability of a corporation that undergoes a change in control to utilize its NOLs and certain built-in losses recognized in years after the change in control. A change in control is generally defined as any change in ownership of more than 50% of a corporation’s stock over a rolling three-year period by stockholders that own (directly or indirectly) 5% or more of the stock of the corporation or arising from a new issuance of stock by the corporation. If a change in control occurs, Section 382 generally imposes an annual limitation on the use of pre-change in control NOLs, credits and certain other tax attributes to offset taxable income earned after the change in control. The annual limitation is equal to the product of the applicable long-term tax-exempt rate and the value of the corporation’s stock immediately before the change in control. This annual limitation may be adjusted to reflect any unused annual limitation for prior years and certain recognized built-in gains for the year. In addition, Section 383 generally limits the amount of tax liability in any post-change in control year that can be reduced by pre-change in control tax credit carryforwards. Limitations on the use of NOLs and other tax attributes could also increase our state tax liabilities. The use of our tax attributes will also be limited to the extent that we do not generate positive taxable income in future tax periods. As a result of these limitations, we may be unable to offset future taxable income, if any, with NOLs before such NOLs expire. Accordingly, these limitations may increase our federal and state income tax liabilities.

Improvements in, or new discoveries of, alternative energy technologies could have a material adverse effect on our financial condition and results of operations.

Because our operations depend on the demand for oil and used oil, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil, gas and oil and gas related products could have a material adverse impact on our business, financial condition and results of operations.

Competition due to advances in renewable fuels may lessen the demand for our products and negatively impact our profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns which, if successful, could lower the demand for oil and gas. If these non-petroleum-based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for oil and gas is decreased, it could have an adverse effect on our operations and the value of our assets.

Risks Related to Our Common Stock

We have no plans to pay dividends on our common stock for the foreseeable future. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to pay down debt and finance the expansion of our business. Our future dividend policy is within the discretion of our Board of Directors ("Board") and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. Accordingly, realization of a gain on a shareholder’s investment will depend on the appreciation of the price of our common stock.

Our Board of Directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect holders of our common stock.

Under our certificate of incorporation, our Board is authorized to issue up to 10,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our Board, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If our Board causes shares of preferred stock to be issued, the rights of the holders of our common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. Our Board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock. Preferred shares issued by our Board could include voting rights or super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of our common stock at a discount to the market price of our common stock, which could negatively affect the market for our common stock. In addition, preferred stock would have preference in the event of liquidation of the corporation, which means that the holders of preferred stock would be entitled to receive the net assets of the corporation distributed in liquidation before the holders of our common stock receive any distribution of the liquidated assets.

The price of our common stock may be volatile regardless of our operating performance and you may not be able to resell shares of our common stock at or above the price you paid, or at all.

The trading price of our common stock may be volatile, and you may not be able to resell your shares at or above the price at which you paid for such shares. Our stock price volatility can be in response to a number of factors, including those listed in this section and elsewhere in this prospectus. As a company in the oil services sector, there can be significant trading volume and volatility in our common stock that may be unrelated to our operating performance and more related to fluctuations and trading in oil-related public companies as a whole. Many of these volatility factors are beyond our control. Other factors that may affect the market price of our common stock include:

●	Actual or anticipated fluctuations in our quarterly results of operations;
●	Liquidity;
●	Sales of our common stock by our stockholders;
●	Fluctuations and higher trading volume related to being in the oil services sector;
●	Changes in oil and natural gas prices;
●	Changes in our cash flow from operations or earnings estimates;
●	Publication of research reports about us or the oil and natural gas exploration, production and service industry, generally;
●	Competition from other oil and gas service companies and for, among other things, capital and skilled personnel;
●	Increases in market interest rates which may increase our cost of capital;
●	Changes in applicable laws or regulations, court rulings, and enforcement and legal actions;
●	Changes in market valuations of similar companies;
●	Adverse market reaction to any indebtedness we may incur in the future;
●	Additions or departures of key management personnel;
●	Actions by our stockholders;
●	Commencement of or involvement in litigation;
●	News reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;
●	Speculation in the press or investment community regarding our business;
●	Political conditions in oil and natural gas producing regions;
●	General market and economic conditions; and
●	Domestic and international economic, legal, and regulatory factors unrelated to our performance.

In addition, the United States securities markets have experienced significant price and volume fluctuations over the past several years. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may need to raise additional funds for working capital and other purposes, including to finance acquisitions or develop strategic relationships, by issuing equity or convertible debt securities, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

Our executive chairman and CEO beneficially owns a significant amount of our outstanding common stock and has substantial control over us.

As of February 8, 2023, Richard Murphy, our Executive Chairman and CEO, and his affiliated entity Cross River, beneficially own in the aggregate approximately 15.77% of our outstanding common stock or 20.84% including warrants exercisable within 60 days. As a result, if acting together, they will be able to exercise significant influence over all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions, such as a merger or other sale of our company or assets. They may also have interests that differ from yours and may vote in a way with which you disagree, which may be adverse to your interests. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change in control of our company. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

The liquidity and market price of our common stock may decline significantly if we are unable to maintain our NYSE American listing.

Our common stock is currently listed on the NYSE American. The NYSE American will consider suspending dealings in, or delisting, securities of an issuer that does not meet its continued listing standards. If we cannot meet the NYSE American continued listing requirements, the NYSE American may delist our common stock, which could have an adverse impact on us and the liquidity and market price of our common stock.

In December 2022, the Company received an official notice of noncompliance from the NYSE American stating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 was not in compliance with the NYSE American’s continued listing standards which requires that a listed company’s stockholders’ equity be at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. On January 10, 2023, the Company submitted a plan (the “Plan”) advising of actions it will take to regain compliance with the continued listing standards by June 9, 2024. If NYSE accepts the Plan, the Company will have an eighteen (18) month cure period to comply with the Plan and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

On January 3, 2023, we received an official notice of noncompliance from the NYSE stating that the Company is noncompliant with Section 704 of the NYSE American Company Guide for failure to hold an annual meeting for the fiscal year ended December 31, 2021 by December 31, 2022. The Company expects to hold its Annual Meeting in 2023, at which time the Company will regain compliance with NYSE American LLC’s (“NYSE American’s”) continued listing standards. To the extent the Company does not hold its Annual Meeting in 2023, the Company may well be out of compliance with the NYSE American listing standards and may be delisted from such exchange.

If we are unable to retain compliance with the NYSE American criteria for continued listing, including holding an Annual Meeting, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; limiting our ability to issue additional securities or obtain additional financing in the future; decreasing the amount of news and analyst coverage of us; and causing us reputational harm with investors, our employees, and parties conducting business with us.

If our common stock is delisted, our common stock may be subject to the so-called "penny stock" rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements and burdens on broker-dealers (subject to certain exceptions) and could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares, and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market.

These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our common stock.

Provisions in our charter documents could prevent or delay a change in control or a takeover.

Provisions in our bylaws provide certain requirements for the nomination of directors which preclude a stockholder from nominating a candidate to stand for election at any annual meeting. As described in Section 2.12 of the Company’s bylaws, nominations must be presented to the Company well in advance of a scheduled annual meeting and the notification must include specific information as set forth in that section. The Company believes that such a provision provides reasonable notice of the nominees to the Board, but it may preclude stockholder nomination at a meeting where the stockholder is not familiar with nomination procedures and, therefore, may prevent or delay a change of control or takeover.

Although the Delaware General Corporation Law includes §112 which provides that bylaws of Delaware corporations may require the corporation to include in its proxy materials one or more nominees submitted by stockholders in addition to individuals nominated by the Board, the bylaws of the Company do not so provide. As a result, if any stockholder desires to nominate persons for election to the Board, the proponent will have to incur all the costs normally associated with a proxy contest.

Risks Related to this Offering and Our Securities

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to repay part of our outstanding debt obligations, repayment of accounts payable, for working capital and potentially for future acquisitions. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock offered hereby or issuable upon exercise of the pre-funded warrants and common warrants offered hereby will be, freely tradable without restriction or further registration under the Securities Act.

This offering is being conducted on a “best efforts” basis.

The Placement Agent is offering the shares on a “best efforts” basis, and the Placement Agent is under no obligation to purchase any shares for its own account. The Placement Agent is not required to sell any specific number or dollar amount of shares of Common Stock in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock and warrants in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $[•] per share, based on the public offering price of $[•] per share. The foregoing dilution figures assume no sale of pre-funded warrants or warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants and warrants issued in this offering. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we may offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Holders of our pre-funded warrants and common warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your pre-funded warrants or common warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your pre-funded warrants or common warrants. Upon exercise of your pre-funded warrants or common warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the pre-funded warrants and common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants and common warrants will be extremely limited.

The warrants offered by this prospectus may not have any value.

The common warrants have an exercise price of $[•] per share and will have a five year term. In the event our common stock price does not exceed the exercise price of the common warrants during the period when the warrants are exercisable, the common warrants may not have any value.

General Corporate Risks

Indemnification of officers and directors may result in unanticipated expenses.

The Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and bylaws, and indemnification agreements between the Company and certain individuals provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities on our behalf. We also will bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay them if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup and could direct funds away from our business and products (if any).

We have significant obligations under the 1934 Act and the NYSE American.

Because we are a public company filing reports under the Securities Exchange Act of 1934, we are subject to increased regulatory scrutiny and extensive and complex regulation. The SEC has the right to review the accuracy and completeness of our reports, press releases, and other public documents. In addition, we are subject to extensive requirements to institute and maintain financial accounting controls and for the accuracy and completeness of our books and records. In addition to regulation by the SEC, we are subject to the NYSE American rules. The NYSE American rules contain requirements with respect to corporate governance, communications with shareholders, and various other matters. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous adverse consequences, including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot make assurances that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage as compared with privately held and larger public competitors.

Our operations are subject to cybersecurity attacks that could have a material adverse effect on our business, results of operations and financial condition.

Our operations are increasingly dependent on digital technologies and services. We use these technologies for internal purposes, including data storage, processing and transmissions, as well as in our interactions with customers and suppliers. Digital technologies are subject to the risk of cybersecurity attacks. If our systems for protecting against cybersecurity risks prove not to be sufficient, we could be adversely affected by, among other things: loss of or damage to intellectual property, proprietary or confidential information, or customer, supplier, or employee data; interruption of our business operations; and increased costs required to prevent, respond to, or mitigate cybersecurity attacks. These risks could harm our reputation and our relationships with customers, suppliers, employees and other third parties, and may result in claims against us. These risks could have a material adverse impact on our business, results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to, risks and uncertainties described under “Risk Factors” in this prospectus.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●    Our ability to obtain working capital on a timely basis under our 2022 Financing Facilities in order to accommodate our business demands during our busiest periods during the winter heating season;

●    Our capital requirements and uncertainty of obtaining additional funding, whether equity or debt, on terms acceptable to us, especially during our slowest periods during the late spring through early fall;

●    Constraints on us as a result of our indebtedness, including restrictions imposed on us under the terms of our Utica Equipment Financing agreement and our ability to generate sufficient cash flows to repay our debt obligations;

●   Excessive fluctuations in the prices for crude oil and natural gas and uncertainties in global crude markets caused in part by the war in Ukraine which could likely result in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn would result in significantly reduced demand for our drilling completion services, thereby negatively affecting our revenues and results of operations;

●    Competition for the services we provide in our areas of operations, which has increased significantly due to the recent increases in prices for crude oil and natural gas;

●    Weather and environmental conditions, including the potential of abnormally warm winters in our areas of operations that adversely impact demand for our completion services;

●    The impact of general economic conditions and supply chain shortages on the demand for oil and natural gas and the availability of capital which may impact our ability to perform services for our customers;

●    The geographical diversity of our operations which adds significantly to our costs of doing business;

●    Our history of losses and working capital deficits which, at times, have been significant;

●    Our ability to retain key members of our senior management and key technical employees;

●    Our ability to attract and retain employees, especially in our critical heating season, given tight labor markets;

●    The impact of environmental, health and safety and other governmental regulations, and of current or pending legislation or regulations, including pandemic related mandates, with which we and our customers must comply;

●    Reductions of leased federally owned property for oil exploration and production in addition to increased state and local regulations on drilling activity;

●    Developments in the global economy as well as any further pandemic risks and resulting demand and supply for oil and natural gas;

●    Risks relating to any unforeseen liabilities;

●    Federal and state initiatives relating to the regulation of hydraulic fracturing;

●    The price and volume volatility of our common stock; and

●    Litigation, including the current class action lawsuit, which could lead us to incur significant liabilities and costs or harm our reputation.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $5.890 million based upon an assumed combined public offering price of $1.12 per share and accompanying warrant as reported by the NYSE American on February 8, 2023, after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

We intend to use the net proceeds for (i) general corporate purposes and (ii) potential future acquisitions. General corporate purposes may include working capital, general and administrative expenses, and repayment of outstanding indebtedness.

Pursuant to the 2022 Financing Facilities, we borrowed an aggregate of $6.225 million pursuant to the Equipment Financing and entered into the Receivables Financing. As of December 31, 2022, the amount owed under each of the Equipment Financing and Receivables Financing was approximately $5.4 million and $2.9 million, respectively.

We may use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DIVIDEND POLICY

We have not paid cash dividends on our common stock , and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. To the extent the Company has any earnings, it will likely retain earnings to pay down debt, or expand corporate operations and not use such earnings to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total long-term liabilities and capitalization as of September 30, 2022 on:

●	an actual basis; and
●

on an as adjusted basis, to give further effect to this sale by us of 5,803,571 shares of common stock and common warrants to purchase up to 5,803,571 shares of common stock in this offering at an assumed public offering price of $1.12 per share, after deducting the Placement Agent fee and other estimated offering expenses payable by us, and assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and no exercise of any common warrants issued in this offering.

The unaudited as adjusted information below is prepared for illustrative purposes only and our capitalization following completion of this offering will be adjusted based upon the actual public offering price and other terms of this offering determined at pricing. You should read this capitalization table together with the section entitled “Use of Proceeds” in this prospectus, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	As of September 30, 2022
	Actual	As Adjusted
	(unaudited) (In thousands except share and per share amounts)
Cash and cash equivalents	$211	$6,101

Long-term debt:
Utica Facility, including current portion	$5,562	$5,562
March 2022 Convertible Note, including current portion	1,200	1,200
July 2022 Convertible Note, including current portion	1,200	1,200
Other long-term debt, including current portion	69	69
Total long-term debt	$8,031	$8,031

Stockholders’ equity:
Preferred stock, $0.005 par value: 10,000,000 authorized, no shares issued or outstanding	$–	$–
Common stock, $0.005 par value: 100,000,000 shares authorized, actual and pro forma; 11,835,753 shares issued, actual and 17,639,324 shares issued, pro forma; 6,907 shares of treasury stock, actual and pro forma; and 11,828,846 shares outstanding, actual and 17,632,417 shares outstanding, pro forma	57	86
Additional paid-in capital	41,693	47,554
Accumulated deficit	(39,452)	(39,452)
Total stockholders’ equity	$2,298	$8,188

Total capitalization	$10,329	$16,219

Each $0.25 increase or decrease in the assumed public offering price of $1.12 per share would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.4 million, assuming the number of shares of common stock and common warrants offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and estimated offering expenses. Similarly, each increase or decrease of 100,000 shares in the number of shares of common stock and common warrants offered would increase or decrease cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $105,000, assuming the assumed public offering price remains the same, and after deducting estimated placement agent fees and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 11,828,846 shares outstanding as of September 30, 2022, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants and excludes:

●	1,760,805 shares of common stock underlying warrants outstanding as of February 8, 2023, having a weighted average exercise price of $3.10 per share;
●	484,777 shares available as of February 8, 2023 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan
●

shares of common stock issuable upon conversion of the $1.2 million March 2022 Convertible Note issued to Cross River, $1.2 million July 2022 Convertible Note, and $1.2 million November 2022 Convertible Note, because in each case the conversion price is not currently known or determinable. Richard Murphy, our Executive Chairman and CEO and the Managing Partner of Cross River, has indicated that Cross River intends to convert the entire principal amount of the March 2022 Convertible Note and July 2022 Convertible Note into common stock on or about the closing of this offering. We currently intend to pay in cash the accrued unpaid interest on the March 2022 Convertible Note and the July 2022 Convertible Note, which in the aggregate was approximately $104,000 as of December 31, 2022, after the closing of the offering.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of September 30, 2022, our net tangible book value was $(121,000), or $(0.01) per share. Net tangible book value per share represents the value of our total tangible assets, less the amount of our total liabilities, divided by the number of issued and outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of 5,803,571 shares of common stock in this offering at an assumed public offering price of $1.12 per share, and after deducting the Placement Agent fee and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to September 30, 2022, our pro forma net tangible book value would have been $0.33 per share. This represents an immediate increase in net tangible book value of $0.34 per share to our existing stockholders and immediate dilution of $0.79 per share to new investors purchasing shares at the public offering price. The dilution figures assume no sale of pre-funded warrants or warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants or issued in this offering. The following table illustrates this dilution on a per share:

Assumed public offering price per share		$1.12
Net tangible book value per share as of September 30, 2022	$(0.01)
Pro forma increase in net tangible book value per share attributable to investors purchasing our common stock in this offering	$0.34
Pro forma net tangible book value per share as of September 30, 2022, after giving effect to this offering		$0.33
Dilution in net tangible book value per share to investors purchasing our common stock in this offering		$0.79

Each $0.25 increase or decrease in the assumed public offering price of $1.12 per share would increase or decrease the dilution per share to new investors in the offering by approximately $0.08 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses. Similarly, each increase or decrease of 100,000 shares in the number of shares of common stock offered would increase or decrease the dilution per share to new investors in the offering by approximately $0.01 per share, assuming the assumed public offering price remains the same, and after deducting estimated placement agent fees and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering is based on 11,828,846 shares outstanding as of September 30, 2022, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, and does not give effect to:

●	1,760,805 shares of common stock underlying warrants outstanding as of February 8, 2023, having a weighted average exercise price of $3.10 per share;
●	484,777 shares available as of February 8, 2023 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan;
●

shares of common stock issuable upon conversion of the $1.2 million March 2022 Convertible Note issued to Cross River, $1.2 million July 2022 Convertible Note, and $1.2 million November 2022 Convertible Note, because in each case the conversion price is not currently known or determinable. Richard Murphy, our Executive Chairman and CEO and the Managing Partner of Cross River, has indicated that Cross River intends to convert the entire principal amount of the March 2022 Convertible Note and July 2022 Convertible Note into common stock on or about the closing of this offering. We currently intend to pay in cash the accrued unpaid interest on the March 2022 Convertible Note and the July 2022 Convertible Note, which in the aggregate was approximately $104,000 as of December 31, 2022, after the closing of the offering.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”), and to the applicable provisions of Delaware law. Our authorized capital stock consists of 110,000,000 shares of capital stock, $0.005 par value per share, of which 100,000,000 shares are designated as common stock; and 10,000,000 shares are designated as preferred stock. No shares of preferred stock are presently designated or outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Each successor elected to replace a director whose term of office expires at an annual meeting will serve for a term of one year ending on the date of the next annual meeting of stockholders and until his or her respective successor has been duly elected and qualified. The directors are subject to election by a majority of the votes cast at each annual meeting of stockholders. In the event that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of common stock are fully paid and non-assessable and the shares offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might adversely affect the market price of common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock. We have no shares of preferred stock issued or outstanding.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board of Directors Vacancies. Our Certificate of Incorporation and our Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board of Directors will be permitted to be set only as provided in, or in the manner provided by the Bylaws. The Certificate of Incorporation provides that the number of directors will be no fewer than three and no more than nine, as determined by resolution of our Board of Directors from time to time. These provisions would prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board of Directors and will promote continuity of management.

Special Meeting of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called by our Board of Directors, our President or by our President or upon request to do so by holders of at least 10% of our outstanding shares entitled to vote at the meeting. Shareholders requesting such action must also provide all of the information that would be required to be included in a proxy statement under Section 14(a) of the Exchange Act.

Advance Notice Requirements for Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice of such nominations. These provisions might preclude our stockholders from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Amendment of Certificate of Incorporation Provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least a majority of the voting power of our then outstanding capital stock except for Article VII governing director liability and indemnification which requires the affirmative vote of two-thirds of our outstanding stock entitled to vote thereon.

Issuance of Undesignated Preferred Stock. Our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its telephone number is (303) 262-0600.

Listing

Our common stock is listed on the NYSE American under the symbol “ENSV.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the section titled “Description of Capital Stock” on page [ ].

Pre-Funded Warrants

The following summary of certain terms and conditions of the pre-funded warrants is not complete and is subject to, and qualified in its entirety by, the provisions of pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

General. The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.005. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.005 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the pre-funded warrants and we do not plan on applying to list the pre-funded warrants on the NYSE American any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Common Warrants

The following summary of certain terms and provisions of the common warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Form. The warrants will be issued as individual warrant agreements to the investors. You should review the form of warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The warrants are exercisable upon issuance. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the warrants is $[] per share of common stock. The warrants have a five year term. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If the holder exercises its warrants and a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the warrants and we do not plan on applying to list the warrants on any national securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive, upon exercise of the warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated [ ], 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we will enter into a securities purchase agreement directly with certain investors in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus supplement.

We will deliver the securities being issued to the investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus supplement. We expect to deliver the securities being offered pursuant to this prospectus supplement on or about [ ], 2023.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged A.G.P. as our exclusive placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share of Common Stock and Accompanying	Per Pre- Funded Warrant and Accompanying
	Warrant	Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to 6% of the aggregate proceeds from the sale of the Shares of common stock and Pre-Funded Warrants sold in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Pre-Funded Warrants or Common Warrants being issued in this offering.

We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $80,000, and (ii) non-accountable expenses payable to the Placement Agent of up to $15,000. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $125,000.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our Common Stock is listed on the NYSE American under the trading symbol “ENSV.” We do not plan to list the Pre-Funded Warrants or the Common Warrants on the NYSE American or any other securities exchange or trading market.

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 90 days after the date of this prospectus supplement, without first obtaining the written consent of the investor. Specifically, these individuals have agreed, in part, not to:

●

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended;

●

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of Common Stock, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities;
●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;
●	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, (i) we will not conduct any issuances of our Common Stock for a period of 90 days following closing of this offering and that (ii) we will not enter into a variable rate transaction for a period of 12 months following the closing of this offering, provided, however that this restriction shall only apply from the date hereof until six (6) months following the closing date of the offering with respect to an at-the-market offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, A.G.P. was the sales agent under an At Market Issuance Sales Agreement dated September 28, 2020, by and between us and A.G.P., pursuant to which we offered and sold, from time to time, shares of our common stock through A.G.P. through an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, and for which A.G.P. received customary commissions.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion provides information regarding the results of operations for the three and nine months ended September 30, 2022 and 2021, as well as our financial condition, liquidity and capital resources as of September 30, 2022 and December 31, 2021. The condensed consolidated financial statements and notes thereto contain detailed information that should be referred to in conjunction with this discussion.

Recent Developments

On September 22, 2022, the Company entered into a revolving credit facility with Cross River pursuant to which the Company issued a $750,000 revolving promissory note to Cross River (the “Cross River Revolver Note”). The Cross River Revolver Note is structured as a revolving credit facility to the Company with advances to be made on an ad hoc basis by Cross River to the Company. The Cross River Revolver Note has a one-year term and accrues interest at 8.00% per annum. Prior to the September 22, 2023 maturity date, the Company is required to make principal payments to Cross River upon demand with thirty (30) days’ notice. The Cross River Revolver Note is not convertible into the Company’s equity and is secured by certain of the Company’s owned real property located in North Dakota. As of September 30, 2022, $225,000 was outstanding under this Cross River Revolver Note.

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River loaned an additional $450,000 to the Company, exchanged the $750,000 Cross River Revolver Note for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”) and received a five-year warrant to acquire 568,720 shares of Company common stock at $2.11 per share. The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s common stock. Subject to any shareholder approval required by any exchange upon which the Company’s common stock is then listed, the principal and accrued interest of the November 2022 Convertible Note is convertible into the Company’s common stock at a conversion price of $2.11 per share. The November 2022 Convertible Note is secured by two Company-owned parcels of real property located in North Dakota. On December 13, 2022, the Company sold one of these two parcels for a combination of cash and a promissory note/mortgage totaling $550,000. As consideration for Cross River releasing its security interest on such parcel, the Company has agreed that it will enter into a collateral assignment of the security on such parcel back to Cross River in the event the buyer defaults on their promissory note/mortgage to the Company.

On December 9, 2022, the Company received an official notice of noncompliance from the NYSE stating that the Company’s stockholders’ equity as reported in its Q2 2022 Form 10-Q was not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) which requires that a listed company’s stockholders’ equity be at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As reported in its Q2 2022 Form 10-Q, the Company’s stockholders’ equity was approximately $5.2 million. On January 10, 2023, the Company has submitted a Plan (the "Plan") with the NYSE advising of actions it has taken or will take to regain compliance with the continued listing standards by June 9, 2024.  If NYSE accepts the Plan, the Company will have an eighteen (18) month cure period to comply with the Plan and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. The NYSE notice has no immediate effect on the listing or trading of the Company’s common stock on the NYSE American. The Company intends to consider available options to regain compliance with the stockholders’ equity requirement, but no decisions have been made at this time. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

On December 13, 2022, the Company closed upon a sale agreement for its physical property located in Tioga, North Dakota. The sales price was $550,000, with $250,000 of proceeds (net of fees and commissions) being delivered upon closing by the purchaser along with a forty-eight-month finance agreement for the balance of $300,000, payable in equal monthly principal installments together with interest on the outstanding balance calculated at the rate of 7.00% per annum. A security interest in the real estate secures the Cross River Revolver Note. In order to facilitate the transaction, Cross River released its previously recorded security interest in this real property to the benefit of the Company. The Cross River security interest had been previously granted by the Company as an inducement for Cross River establishing the $750,000 Cross River Revolver Note in September 2022, as discussed above.

Recent Market Conditions

The recovery of the economy from the impact of COVID-19, coupled with global demand for energy products due to international conflicts, has had a positive impact on oil prices and hence our business for the nine months ended September 30, 2022. For the nine months ended September 30, 2022, WTI crude oil price averaged approximately $98 per barrel, versus an average of approximately $60 per barrel in the comparable period last year, which resulted in an increase in rig count within the markets we serve. However, we continue to feel the impact of the pandemic, domestic political actions and international activities (including the war in Ukraine) which have continued to impact domestic oil and gas industries. While there has been a slow rebound in active USA domestic rig count beginning in the fourth quarter of 2020, rig count as of September 30, 2022 and December 31, 2022 still remains below pre-pandemic active rigs. During this same period, the Company has experienced increased demand and micro and macro-economic conditions have continued to improve, allowing the Company to expect further improvement compared to the prior year.

The Company's expectations for improved activity are somewhat offset by the change in political environment and its uncertain impact on oil exploration and production, as well as increased inflation and rising interest costs. Reductions or limitations in leasing federal property for oil exploration in addition to other measures impacting oil and gas supply and demand have had an impact on the oil exploration and production industry. Finally, to the extent that state and local governments increase regulations, there can be a negative impact to the oil exploration and production industry.

The full extent of the impact of the COVID-19 pandemic, OPEC+ actions, USA governmental actions and oil price changes on our operations and financial performance depends on future developments that are uncertain and unpredictable, including any potential resurgence restrictions related to the pandemic, its impact on capital and financial markets, any new information that may emerge concerning the severity of other strains of the virus, its spread to other regions as well as the actions taken to contain it, production response of domestic oil producers to lower oil prices, and the adherence to any actions by OPEC+.

OVERVIEW

Enservco Corporation ("Enservco") through its wholly owned subsidiaries (collectively referred to as the "Company", "we" or "us") provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

We and our wholly owned subsidiaries provide well enhancement and fluid management services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing and frac water heating. We own and operate a fleet of specialized trucks, trailers, frac tanks and other well-site related equipment and serve customers in several major domestic oil and gas areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the Bakken area in North Dakota, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, and the Eagle Ford Shale and East Texas Oilfield in Texas.

The Company’s corporate offices are located at 14133 County Road 9 1/2, Longmont, CO 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

Executive Summary

Our business is highly seasonal, with most of our revenues being generated in the colder seasons of each year (winter and spring). Accordingly, the second and third quarters of each year are traditionally the slow season for our services, as water heating activities are mostly unnecessary for our customers during the warmer months of each year.

Revenues for the three months ended September 30, 2022 increased by approximately $82,000, or 3%, as compared to the same period in 2021. Revenues for the nine months ended September 30, 2022 increased by approximately $3.9 million, or 35%, as compared to the same period in 2021, due to significant increases in completions activity in Colorado and production services in Texas. Average USA domestic rig count increased by 58% from 448 average rigs in operation during the first three quarters of 2021 to 702 average rigs in operation during the first three quarters of 2022.

Segment loss for the three months ended September 30, 2022 decreased by approximately $271,000, or 42%, as compared to the same period in 2021. Segment profit for the nine months ended September 30, 2022 increased by approximately $1.7 million, or 136%, as compared to the segment loss incurred for the same period in 2021. These increases to segment profit were primarily due to the factors noted above for revenues for their respective periods, combined with stricter control over variable costs during our historically slower third quarter.

Sales, general, and administrative expenses for the three months ended September 30, 2022 increased by approximately $187,000, or 21%, as compared to the same period in 2021. Sales, general, and administrative expenses for the nine months ended September 30, 2022 increased by approximately $866,000, or 30%, as compared to the same period in 2021. These increases were primarily due to increases in professional fees associated with the Company's restatement of its Form 10-Qs for all three quarters of 2021 as well as additional work relating to the 2021 year end audit and Form 10-K, coupled with a significant period-over-period increase in stock-based compensation expense resulting from the severance agreement with the Company's former President and Chief Financial Officer and equity awards issued to our current Chief Financial Officer.

Other expense for the three months ended September 30, 2022 was approximately $438,000 compared to Other income of approximately $2.7 million for the same period in 2021. This decrease was primarily due to the non-recurrence of Employee Retention Credits recognized by the Company during the third quarter of 2021, as well as a $2.0 million gain on forgiveness of PPP loan for the three months ended September 30, 2021. Other income for the nine months ended September 30, 2022 was approximately $3.3 million compared to Other income of approximately $3.6 million for the same period in 2021. This decrease was primarily due to the non-recurrence of Employee Retention Credits recognized by the Company during the first three quarters of 2021, as well as a $2.0 million gain on forgiveness of PPP loan for the nine months ended September 30, 2021, partially offset by the gain on debt extinguishment related to the Refinancing as discussed in Note 5 - Debt to the condensed consolidated financial statements.

Net loss for the three months ended September 30, 2022 was approximately $3.1 million, or a loss of $0.27 per basic and diluted share, compared to net income of approximately $369,000, or $0.03 per basic and diluted share, for the same period in 2021. This increase to net loss was primarily due to the reasons mentioned above for Other income, a period-over-period increase of $442,000 of interest expense resulting from the Refinancing as discussed in Note 5 - Debt to the condensed consolidated financial statements, and the non-recurrence of a deferred income tax benefit recognized during the prior period.

Net loss for the nine months ended September 30, 2022 was approximately $3.9 million, or a loss of $0.34 per basic and diluted share, compared to a net loss of approximately $5.0 million, or a loss of $0.46 per basic and diluted share, for the same period in 2021. This decrease to net loss was primarily due to a $1.0 million improvement to our loss from operations and a $4.3 million gain on debt extinguishment recognized during the first quarter of 2022, partially offset by a $1.0 million period-over-period increase to interest expense resulting from the Refinancing as discussed in Note 5 - Debt to the condensed consolidated financial statements, as well as the reasons mentioned above for Other income.

Adjusted EBITDA for the three months ended September 30, 2022 was a loss of approximately $1.3 million, compared to a loss of approximately $1.5 million for the same period in 2021. Adjusted EBITDA for the nine months ended September 30, 2022 was a loss of approximately $2.7 million compared to a loss of approximately $4.1 million for the same period in 2021. The approximately $1.4 million period-over-period improvement in Adjusted EBITDA for the nine month period was primarily due to a $1.7 million improvement to our segment profit, partially offset by an $281,000 increase to our sales, general, and administrative expenses (net of stock-based compensation expense). See the section below titled "Adjusted EBITDA*" within this Item 2 for our definition of Adjusted EBITDA.

Industry Overview

For the nine months ended September 30, 2022, WTI crude oil price averaged approximately $98 per barrel, versus an average of approximately $60 per barrel in the comparable period last year. The USA domestic rig count increased to 763 rigs in operation as of September 30, 2022, compared to 521 rigs at the same time a year ago. Given the increased activity levels and a significant jump in rig count in the first three quarters of 2022 compared to 2021, we have been able to continue to grow our customer base and allocate resources to the most active basins. We are focused on increasing utilization levels and optimizing the deployment of our equipment and workforce while maintaining high standards for service quality and safe operations. We compete on the basis of the quality and breadth of our service offerings, as well as price. As much of our completion services segment of our business is seasonal, some of the aforementioned utilization and allocation activities are limited during the warmer months of each year.

Segment Overview

Segment Results

Enservco’s reportable operating segments are Production Services and Completion and Other Services. These segments have been selected based on management’s resource allocation and performance assessment in making decisions regarding the Company. The following is a description of the segments.

Production Services

This segment utilizes a fleet of hot oiling trucks and acidizing units to provide maintenance services to the domestic oil and gas industry. These services include hot oiling services and acidizing services.

Completion and Other Services

This segment utilizes a fleet of frac water heating units to provide frac water heating services and related support services to the domestic oil and gas industry. These services also include other services for other industries, which consist primarily of hauling and transport of materials and heat treating for customers.

Unallocated

This segment includes general overhead expenses and assets associated with managing all reportable operating segments which have not been allocated to a specific segment.

The following tables set forth revenues from operations and segment profits (losses) for our business segments for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
REVENUES:
Production services	$2,788	$2,483	$8,645	$6,556
Completion and other services	321	544	6,497	4,701
Total revenues	$3,109	$3,027	$15,142	$11,257

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
SEGMENT PROFIT (LOSS):
Production services	$189	$(6)	$669	$(246)
Completion and other services	(569)	(645)	(227)	(979)
Total segment (loss) profit	$(380)	$(651)	$442	$(1,225)

Production Services

Production Services revenues, which accounted for 90% of total revenues for the three months ended September 30, 2022, increased by approximately $305,000, or 12%, to $2.8 million compared to $2.5 million for the same period in 2021. Production Services revenues, which accounted for 57% of total revenues for the nine months ended September 30, 2022, increased by approximately $2.1 million, or 32%, to $8.6 million compared to $6.6 million for the same period in 2021. These increases were primarily due to significant increases in hot oiling activity in our Central USA Region, partially offset by slight decreases in hot oiling activity in our Rocky Mountain Region.

Hot oiling revenues for the three months ended September 30, 2022 increased by approximately $295,000, or 13%, as compared to the same period in 2021, from approximately $2.3 million to approximately $2.6 million. Hot oiling revenues for the nine months ended September 30, 2022 increased by approximately $1.8 million, or 29%, as compared to the same period in 2021, from approximately $6.2 million to approximately $8.0 million. These increases were primarily due to increased domestic oil and gas activity combined with elevated price levels thus far in 2022. As a result of the higher crude oil prices during the first nine months of 2022, we have worked with our customers and have been successful in implementing price increases for our hot oiling services that are reflected in our near term operating results.

Acidizing revenues for the three months ended September 30, 2022 increased by approximately $10,000, or 5%, to approximately $219,000 from approximately $209,000. Acidizing revenues for the nine months ended September 30, 2022 increased by approximately $274,000, or 79%, to approximately $620,000 from approximately $345,000. These increases were due to increased activity levels and demand for this service line as well as our continued efforts to pursue new customers and partner with chemical suppliers to develop the most cost-effective acid programs available.

Segment profit for Production Services for the three months ended September 30, 2022 increased by $195,000, to a profit of $189,000, as compared to a segment loss of $6,000 for the same period in 2021. Segment profit for Production Services for the nine months ended September 30, 2022 increased by $915,000, or 372%, to a profit of $669,000, as compared to a segment loss of $246,000 for the same period in 2021. These increases were primarily the result of cost saving measures that were implemented to offset the adverse industry conditions that existed throughout 2021, coupled with the uptick in industry activity in 2022 and price levels discussed above.

Completion and Other Services

Completion and Other Services revenues, which accounted for 10% of total revenues for the three months ended September 30, 2022, decreased by approximately $223,000, or 41%, to $321,000 compared to $544,000 for the same period in 2021. This decrease was primarily due to changes in the product mix of our "other services" offerings, whereby period-over-period we experienced a significant decrease in construction and roustabout services, which was partially offset by an uptick in water hauling services. Completion activity revenues period-over-period were comparable. This segment's revenues, which accounted for 43% of total revenues for the nine months ended September 30, 2022, increased by approximately $1.8 million, or 38%, to $6.5 million compared to $4.7 million for the same period in 2021. This increase was primarily due to strong completion activity volume realized during the first quarter of 2022 resulting from the continued increase in domestic oil and gas activity, especially in our Rocky Mountain Region, partially offset by warmer than usual weather early in the second quarter of 2022 coupled with the aforementioned net decline in "other services" revenues.

Segment loss for Completion and Other Services for the three months ended September 30, 2022 was approximately $569,000, as compared to a segment loss of approximately $645,000 for the same period in 2021. This quarter-over-quarter decrease in segment loss was primarily related to stricter control over variable costs during our historically slower third quarter. Segment loss for Completion and Other Services for the nine months ended September 30, 2022 was approximately $227,000, as compared to a segment loss of approximately $979,000 for the same period in 2021. This year-over-year decrease in segment loss was primarily related to the reasons discussed above for nine month segment revenues, coupled with stricter control over variable costs during our historically slower third quarter.

Geographic Areas

The Company only conducts business in the USA, in what it believes are three geographically diverse regions. The following table sets forth revenues from operations for the Company’s three geographic regions (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
BY GEOGRAPHY

Production Services:
Rocky Mountain Region(1)	$325	$676	$1,494	$1,708
Central USA Region(2)	2,249	1,651	6,587	4,304
Eastern USA Region(3)	214	156	564	544
Total Production Services	2,788	2,483	8,645	6,556

Completion and Other Services:
Rocky Mountain Region(1)	52	435	4,932	3,142
Central USA Region(2)	233	38	481	38
Eastern USA Region(3)	36	71	1,084	1,521
Total Completion and Other Services	321	544	6,497	4,701

Total Revenues	$3,109	$3,027	$15,142	$11,257

Notes to tables:

(1)

Includes the DJ Basin/Niobrara field (northeastern Colorado and southeastern Wyoming), the San Juan Basin (southeastern Colorado and northeastern New Mexico), the Powder River and Green River Basins (northeastern and southwestern Wyoming), the Bakken area (western North Dakota and eastern Montana).

(2)	Includes the Eagle Ford Shale in Southern Texas and the East Texas Oil Field beginning during the second quarter of 2021.
(3)	Consists of the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation (eastern Ohio).

Production Services segment revenues in the Rocky Mountain Region for the three months ended September 30, 2022 decreased by approximately $351,000, or 52%, as compared to the same period in 2021. Production Services segment revenues in the Rocky Mountain Region for the nine months ended September 30, 2022 decreased by approximately $214,000, or 13%, as compared to the same period in 2021. These decreases were primarily due to decreases in hot oiling activity in both the Powder River and Green River Basins as well as the Bakken area.

Production Services segment revenues in the Central USA Region for the three months ended September 30, 2022 increased by approximately $598,000, or 36%, as compared to the same period in 2021. Production Services segment revenues in the Central USA Region for the nine months ended September 30, 2022 increased by approximately $2.3 million, or 53%, as compared to the same period in 2021. This quarter-over-quarter increase was primarily due to increases in hot oiling activity, which were largely the result of increases in oil prices, and acidizing services in the Eagle Ford Shale, while the year-over-year increase included the addition of and continued improvement of results in the East Texas Oilfield.

Production Services segment revenues in the Eastern USA Region for the three months ended September 30, 2022 increased by approximately $58,000, or 37%, as compared to the same period in 2021. Production Services segment revenues in the Eastern USA Region for the nine months ended September 30, 2022 increased by approximately $20,000, or 4%, as compared to the same period in 2021. These increases were due to increases in hot oiling activity in the Marcellus and Utica Shale formations.

Completion and Other Services segment revenues in the Rocky Mountain Region for the three months ended September 30, 2022 decreased by approximately $383,000, or 88%, as compared to the same period in 2021 primarily due to decreases in completion activity in both the DJ Basin and Bakken area as a result of unseasonably warmer weather late in the third quarter of 2022, coupled with changes in the product mix of our "other services" offerings, whereby period-over-period we experienced a significant decrease in construction and roustabout services, which was partially offset by an uptick in water hauling services. Completion and Other Services segment revenues in the Rocky Mountain Region for the nine months ended September 30, 2022 increased by approximately $1.8 million, or 57%, as compared to the same period in 2021 primarily due to increases in completions activity, which were largely the result of increases in oil prices, during the first quarter of 2022 in the same areas mentioned above.

Completion and Other Services segment revenues in the Central USA Region for the three months ended September 30, 2022 increased by approximately $195,000, or 513%, as compared to the same period in 2021. Completion and Other Services segment revenues in the Central USA Region for the nine months ended September 30, 2022 increased by approximately $443,000, as compared to the same period in 2021. These increases were due to significant increases in water hauling activities in the region during the first three quarters of 2022 compared to the same period in 2021.

Completion and Other Services segment revenues in the Eastern USA Region for the three months ended September 30, 2022 decreased by approximately $35,000, or 49%, as compared to the same period in 2021. Completion and Other Services segment revenues in the Eastern USA Region for the nine months ended September 30, 2022 decreased by approximately $437,000, or 29%, as compared to the same period in 2021. These decreases were due to decreases in completion activities in the Marcellus Shale formation during the first three quarters of 2022 compared to the same period in 2021.

Historical Seasonality of Revenues

Because of the seasonality of our frac water heating business and, to a lesser extent, our hot oiling business, revenues generated during the cooler first and fourth quarters of our fiscal year, which constitute our "heating season," and are typically significantly higher than revenues during the second and third quarters of our fiscal year. In addition, the revenues mix of our service offerings changes outside our heating season as our Completion and Other Services (which includes frac water heating) typically decrease as a percentage of total revenues and our Production Services increase as a percentage of total revenues. Thus, the revenues recognized in our quarterly financial statements in any given period are not indicative of the annual or quarterly revenues through the remainder of that fiscal year.

As an illustration of this quarter-to-quarter revenue seasonality, the Company generated 60% of its 2021 revenues (75% of 2020 revenues) during the first and fourth quarters compared to 40% of its 2021 revenues (25% of 2020 revenues) during the second and third quarters.

Direct Operating Expenses

Direct operating expenses, which include labor costs, propane, fuel, chemicals, truck repairs and maintenance, supplies, insurance, and site overhead costs for our operating segments, decreased by approximately $189,000, or 5%, for the three months ended September 30, 2022, as compared to the same period in 2021. The decrease in direct operating expenses in the third quarter of 2022 compared to 2021 was primarily due to decreases in Completion Services activities performed in the third quarter of 2022, partially offset by a period-over-period increase in Production Services direct operating expenses which were the result of higher activity levels for this service offering in the current quarter. Direct operating expenses for the nine months ended September 30, 2022 increased by approximately $2.2 million, or 18%, as compared to the same period in 2021. This increase was primarily due to the increased activity levels across both service offerings that the Company experienced primarily during the first quarter of 2022, as compared to the first quarter in 2021.

Sales, General, and Administrative Expenses

Sales, general, and administrative expenses for the three months ended September 30, 2022 increased by approximately $187,000, or 21%, to $1.1 million, as compared to the same period in 2021. Sales, general, and administrative expenses for the nine months ended September 30, 2022 increased by approximately $866,000, or 30%, to $3.8 million, as compared to the same period in 2021. These increases were primarily due to increases in professional fees associated with the Company's restatement of its Form 10-Qs for all three quarters of 2021, as well as additional work relating to the 2021 year end audit and Form 10-K filing, coupled with a significant period-over-period increase in stock-based compensation expense resulting from the severance agreement with the Company's former President and Chief Financial Officer and equity awards issued to our current Chief Financial Officer.

Depreciation and Amortization

Depreciation and amortization expense for the three months ended September 30, 2022 decreased by approximately $233,000, or 18%, to $1.1 million, as compared to the same period in 2021. Depreciation and amortization expense for the nine months ended September 30, 2022 decreased by $658,000, or 17%, to $3.3 million, as compared to the same period in 2021. These decreases were primarily due to the selling and disposing of certain idle trucks and vehicles within our property and equipment during the first three quarters of 2022, creating a smaller depreciable base on which our depreciation expense is calculated.

Loss from Operations

For the three months ended September 30, 2022, the Company recognized a loss from operations of $2.6 million compared to a loss from operations of $2.9 million for the same period in 2021. This decreased loss of approximately $222,000 was due primarily to a period-over-period decrease in segment losses. For the nine months ended September 30, 2022, the Company recognized a loss from operations of $7.2 million compared to a loss from operations of $8.2 million for the same period in 2021. This decreased loss of approximately $977,000 was primarily due to the $1.7 million increase in segment profits for the first three quarters of 2022, as compared to 2021, partially offset by a period-over-period increase in our sales, general, and administrative expenses.

Interest Expense

Interest expense for the three months ended September 30, 2022 increased by approximately $442,000 as compared to the same period in 2021. Interest expense for the nine months ended September 30, 2022 increased by approximately $1.0 million as compared to the same period in 2021. These increases were due to increased interest associated with the 2022 Financing Facilities. There was no interest expense on our pre-existing primary debt obligation (2017 Amended Credit Facility) recorded during 2021 in the first three quarters due to the accounting for it as a troubled debt restructuring during the third quarter of 2020.

Other Income

Other income for the three months ended September 30, 2022 was approximately $10,000, as compared to approximately $2.7 million for the same period in 2021. Other income for the nine months ended September 30, 2022 was approximately $102,000, as compared to approximately $3.7 million for the same period in 2021. These decreases were primarily due to the non-recurrence of Employee Retention Credits recognized by the Company during the first three quarters of 2021, as well as a $2.0 million gain on forgiveness of PPP loan for the three and nine months ended September 30, 2021.

Income Taxes

During the first quarter of 2021, the Company experienced a change in control pursuant to the issuance of 4,199,998 shares of common stock. As a result of this change in control, and in accordance with Internal Revenue Service Code Section 382, the realizability of the Company's deferred tax assets became limited. Based on management's judgment, the Company estimated that as of September 30, 2021, $0.4 million of deferred tax liabilities could reverse without an offsetting deferred tax asset. Due to this, the Company recognized $0.4 million of deferred income tax expense for the nine months ended September 30, 2021. For the nine months ended September 30, 2022, the Company's income tax benefit of $0.9 million was adjusted by the valuation allowance which resulted in a net tax provision of zero.

The effective tax expense for the three and nine months ended September 30, 2022 and 2021 differs from the amount that would be provided by applying the statutory USA federal income tax rate of 21% to pre-tax income primarily because of state income taxes, estimated permanent differences and the recorded valuation allowance.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA*

Management believes that, for the reasons set forth below, Adjusted EBITDA (a non-GAAP measure) is a valuable measurement of the Company's liquidity and performance and is consistent with the measurements offered by other companies in Enservco's industry.

The following tables present a reconciliation of our net income (loss) to our Adjusted EBITDA for each of the periods indicated (in thousands):

	For the Three Months Ended September 30,
	2022	2021
Reconciliation from Net (Loss) Income to Adjusted EBITDA*
Net (loss) income	$(3,076)	$369
Add back:
Interest expense	448	6
Deferred income tax benefit	-	(546)
Depreciation and amortization (including discontinued operations)	1,069	1,302
EBITDA* (non-GAAP)	(1,559)	1,131
Add back (deduct):
Stock-based compensation	159	21
Severance and transition costs	2	-
Loss on disposal of assets (including discontinued operations)	93	-
Other income	(10)	(2,689)
Adjusted EBITDA* (non-GAAP)	$(1,315)	$(1,537)

	For the Nine Months Ended September 30,
	2022	2021
Reconciliation from Net Loss to Adjusted EBITDA*
Net loss	$(3,871)	$(4,966)
Add back:
Interest expense	1,053	51
Deferred income tax expense	-	402
Depreciation and amortization (including discontinued operations)	3,317	3,981
EBITDA* (non-GAAP)	499	(532)
Add back (deduct):
Stock-based compensation	655	70
Severance and transition costs	301	7
Loss on disposal of assets (including discontinued operations)	258	70
Gain on debt extinguishment(1)	(4,277)	-
Other income	(102)	(3,668)
EBITDA related to discontinued operations	-	1
Adjusted EBITDA* (non-GAAP)	$(2,666)	$(4,052)

(1) Relates to the Refinancing, as defined and described in Note 5 - Debt in the condensed consolidated financial statements.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on GAAP. The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income (loss), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income (loss) as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income (loss) to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation expense, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gain or losses on sale of assets, severance and transition costs, other expense (income), EBITDA related to discontinued operations, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Changes in Adjusted EBITDA

Adjusted EBITDA for the three months ended September 30, 2022 increased by approximately $222,000, or 14%, as compared to the same period in 2021. Adjusted EBITDA for the nine months ended September 30, 2022 increased by approximately $1.4 million, or 34%, as compared to the same period in 2021. These increases were primarily attributable to period-over-period improvements in our segment profits as noted above in our Segment Profit (Loss) table, partially offset by increases to our sales, general, and administrative expenses (net of stock-based compensation expense).

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2021 AND 2020

Industry Overview

During 2021, West Texas Intermediate ("WTI") crude oil prices averaged approximately $68.17 per barrel, versus an average of approximately $39.68 per barrel in 2020. The United States rig count increased to 586 rigs in operation as of December 31, 2021, compared to 351 rigs in operation at the same time a year ago. Throughout 2021, we have continued to grow our customer base and allocate resources to the most active basins to further capitalize on the recovering industry environment. We are focused on increasing utilization levels and optimizing the deployment of our equipment and workforce while maintaining high standards for service quality and safe operations. We compete on the basis of the quality, breadth of our service offerings, and price.

The United States operational rig count declined precipitously in the second quarter of 2020 and bottomed out at 244 in the fall of 2020, then increased to 351 as of December 31, 2020 and continued to show slow signs of recovery before ramping up to 586 as of December 31, 2021. This translated into increased industry drilling and completion activity for the year ended December 31, 2021 compared to 2020. Average North American rig count increased by 10% from 433 rigs in operation during the year ended December 31, 2020 to 478 average rigs in operation during the year ended December 31, 2021. The decline in industry activity also put severe downward pressure on service pricing during 2020 and 2021; however, the recent uplift in activity is beginning to allow increases in service pricing and improved margins.

Beginning in early March of 2020, the market experienced a precipitous decline in oil prices in response to oil demand concerns due to the economic impacts of the COVID-19 virus and anticipated increases in supply from Russia and OPEC+, particularly Saudi Arabia. While many of these concerns for 2020 materialized and, as a result, our customers reduced activity during this period of commodity price weakness and oil supply surplus, much of this weakness and downturn has alleviated throughout the course of 2021. While demand for our services has not yet returned to pre-pandemic levels, we expect demand to continue to increase gradually as our customers continue to ramp up production with their wells and the impacts of the pandemic continue to lessen.

Segment Overview

Enservco’s reportable operating segments are Production Services and Completion and Other Services. These segments have been selected based on management’s resource allocation and performance assessment in making decisions regarding the Company. The following is a description of the segments.

Production Services

This segment utilizes a fleet of hot oiling trucks and acidizing units to provide maintenance services to the domestic oil and gas industry. These services include hot oiling services and acidizing services. Hot oiling is utilized by customers to remove paraffins from wellbores, pipes and vessels. Acidizing services are utilized by customers to clean reservoir surfaces and increase flow rates.

Completion and Other Services

This segment utilizes a fleet of frac water heating units to provide frac water heating services and related support services to the domestic oil and gas industry. These services also include other services for other industries, which consist primarily of hauling and transport of materials and heat treating for customers. Frac water heating is utilized by customers during the completion of oil and gas wells.

Unallocated

This segment includes general overhead expenses and assets associated with managing all reportable operating segments which have not been allocated to a specific segment.

Segment Results

The following tables set forth revenues from operations and segment losses for our operating segments for the years ended December 31, 2021 and 2020 (in thousands):

	For the Year Ended December 31,
	2021	2020
REVENUES:
Production services	$9,012	$7,714
Completion and other services	6,325	7,969
Total revenues	$15,337	$15,683

	For the Year Ended December 31,
	2021	2020
SEGMENT LOSS:
Production services	$(722)	$(696)
Completion and other services	(1,280)	(832)
Total segment loss	$(2,002)	$(1,528)

Production Services

Production Services segment revenues, which accounted for 59% of total revenues for the year ended December 31, 2021, increased by approximately $1.3 million, or 17%, to $9.0 million for the year ended December 31, 2021. This increase was primarily attributable to increased hot oiling activity in our Central USA Region, led by the Company's expansion of operations into East Texas late in the second quarter of 2021. This was partially offset by decreased hot oiling activity in our Rocky Mountain Region due to decreased demand.

Hot oiling revenues increased by approximately $1.2 million, or 16%, to $8.4 million for the year ended December 31, 2021. This increase was attributable to the reasons discussed above for Production Services segment revenues.

Acidizing revenues increased by $123,000, or 28%, to $567,000 for the year ended December 31, 2021. This increase was primarily attributable to increased activity levels and continued efforts to pursue customers and partner with chemical suppliers to develop new cost-effective acid programs in seeking to expand our acidizing services across our service areas.

Production Services segment loss increased by $26,000, or 4%, to a segment loss of $722,000 for the year ended December 31, 2021.

Completion and Other Services

Completion and Other Services segment revenues, which accounted for 41% of total revenues for the year ended December 31, 2021, decreased by approximately $1.6 million, or 21%, to $6.3 million for the year ended December 31, 2021. This decrease was primarily attributable to the significant decrease in segment revenues for the first quarter of 2021 compared to the first quarter of 2020, partially offset by the period-over-period increases we realized in each of the second, third and fourth quarters of this year due to increases in both crude oil prices and active rig counts during each of those quarters in 2021 compared to the same quarters in 2020.

Completion and Other Services segment loss increased by $448,000, or 54%, for the year ended December 31, 2021. This increased loss was attributable to the reasons discussed above for Completion and Other Services segment revenues.

Geographic Areas

The Company operates in three geographically diverse regions of the United States. The following table sets forth revenues from operations for the Company’s three geographic regions during the years ended December 31, 2021 and 2020 (in thousands):

	For the Year Ended December 31,
	2021	2020
BY GEOGRAPHY:

Production Services:
Rocky Mountain Region(1)	$2,213	$2,689
Central USA Region(2)	6,158	4,552
Eastern USA Region(3)	641	473
Total Production Services	9,012	7,714

Completion and Other Services:
Rocky Mountain Region(1)	4,521	6,601
Central USA Region(2)	128	108
Eastern USA Region(3)	1,676	1,260
Total Completion and Other Services	6,325	7,969

Total Revenues	$15,337	$15,683

Notes to tables:

(1)

Includes the DJ Basin/Niobrara field (northeastern Colorado and southeastern Wyoming), the San Juan Basin (southeastern Colorado and northeastern New Mexico), the Powder River and Green River Basins (northeastern and southwestern Wyoming), the Bakken area (western North Dakota and eastern Montana).

(2)	Includes the Eagle Ford Shale in southern Texas and the East Texas Oilfield beginning during the second quarter of 2021.
(3)	Consists of the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation (eastern Ohio).

Production Services segment revenues in the Rocky Mountain Region decreased by $476,000, or 18%, for the year ended December 31, 2021 when compared to 2020, primarily due to less acidizing and hot oiling activity in the DJ and Bakken Basins during the first quarter of 2021. Completion and Other Services segment revenues in the Rocky Mountain Region decreased by approximately $2.1 million, or 32%, for the year ended December 31, 2021 when compared to 2020, primarily due to less completion activity in the DJ and Bakken Basins in the first quarter of 2021.

Production Services segment revenues in the Central USA Region increased by approximately $1.6 million, or 35%, for the year ended December 31, 2021 when compared to 2020, primarily due to increased hot oiling activity in the Eagle Ford Shale in the second, third and fourth quarters of 2021 as well as the expansion into East Texas in the second quarter of 2021. Completion and Other Services segment revenues in the Central USA Region increased by $20,000, or 19%, for the year ended December 31, 2021 when compared to 2020, primarily due to increased completion activity in the Eagle Ford Shale in the fourth quarter of 2021, partially offset by less completion activity in the Anadarko Basin due to the closure of our facility there.

Production Services segment revenues in the Eastern USA Region increased by $168,000, or 36%, for the year ended December 31, 2021 when compared to 2020, primarily due to increased hot oiling activity in the Marcellus and Utica Basins. Completion and Other Services segment revenues in the Eastern USA Region increased by $416,000, or 33%, for the year ended December 31, 2021 when compared to 2020, primarily resulting from increased completion activity in the Marcellus and Utica Basins.

Historical Seasonality of Revenues

Due to the seasonality of our frac water heating business and, to a lesser extent, our hot oiling business, revenues generated during the cooler first and fourth quarters of our fiscal year constitute our "heating season" and are typically significantly higher than revenues during the second and third quarters of our fiscal year. In addition, the revenue mix of our service offerings change outside our heating season as our Completion and Other Services (which includes frac water heating) typically decrease as a percentage of total revenues and our Production Services increase as a percentage of total revenues. Thus, the revenues recognized in our quarterly financial statements in any given period are not indicative of the annual or quarterly revenues that should be expected throughout the remainder of that fiscal year.

As an indication of this quarter-to-quarter seasonality, the Company generated revenues of approximately $9.2 million, or 60% of its 2021 revenues, during the first and fourth quarters of 2021 compared to approximately $6.1 million, or 40% of 2021 revenues, during the second and third quarters of 2021. Due to above average temperatures in the fourth quarter of 2021 in many of the regions the Company operates in, there was a delayed start to the heating season for 2021. As a result, this seasonality was not as exacerbated in 2021 as it has been in previous years, but full year financial results were adversely impacted without the inclusion of traditional early winter activity. For example, in 2020, the Company generated revenues of approximately $11.8 million, or 75% of its 2020 revenues, during the first and fourth quarters of 2020 compared to approximately $3.9 million, or 25% of 2020 revenues, during the second and third quarters of 2020.

Direct Operating Expenses

Direct operating expenses for our operating segments, which include labor costs, propane, fuel, chemicals, truck repairs and maintenance, supplies, insurance, short-term rental costs and site overhead costs, were comparable for the years ended December 31, 2021 and 2020.

Sales, General and Administrative Expenses

Sales, general and administrative expenses decreased by $817,000, or 16%, from the comparable period last year due primarily to a decrease in our professional services, personnel costs, and stock-based compensation from the severance awarded to our former CEO in the second quarter of 2020, partially offset by an increase in our bad debt expense.

Depreciation and Amortization

Depreciation and amortization expense were comparable for the years ended December 31, 2021 and 2020.

Severance and Transition Costs

During the year ended December 31, 2021, the Company recognized $7,000 in severance and transitions costs. During the year ended December 31, 2020, the Company recognized severance and transition costs of $145,000, primarily related to the departure of personnel including its former Chief Executive Officer. The Company also recorded $301,000 in stock compensation expense during the second quarter of 2020 in connection with the separation agreement with our former Chief Executive Officer, which is included in sales, general and administrative expenses.

Loss from Operations

For the year ended December 31, 2021, the Company recognized a loss from operations of approximately $11.4 million compared to a loss from operations of approximately $12.7 million for the year ended December 31, 2020. The decreased loss of approximately $1.3 million was primarily due to year-over-year reductions in our sales, general and administrative expenses and impairment loss.

Interest Expense

Interest expense decreased by approximately $1.6 million, or 97%, year-over-year. This decrease was due to the cessation of recording interest expense after the troubled debt restructuring of our Credit Facility during the third quarter of 2020.

Discontinued Operations

Loss from discontinued operations for the year ended December 31, 2021 was $8,000, compared to a loss from discontinued operations for the year ended December 31, 2020 of $107,000, which represents a 93% year-over-year improvement. Loss from discontinued operations for the year ended December 31, 2020 includes a gain on disposal of equipment of $71,000.

Income Taxes

During the first quarter of 2021 the Company experienced a change in control pursuant to the issuance of 4,199,998 shares of Company Common Stock. As a result of this change in control, and in accordance with Internal Revenue Code Section 382, the realizability of the Company's deferred tax assets became limited. Based on management's judgment, the Company estimates that as of December 31, 2021, $273,000 of deferred tax liabilities could no longer be used as a source of income to recognize the benefits of deferred tax assets and, as such, required the recording of additional valuation allowance of $273,000 through deferred income tax expense for the year ended December 31, 2021. The Company recorded approximately $12,000 of income tax expense for the year ended December 31, 2020.

Adjusted EBITDA*

Management believes that, for the reasons set forth below, Adjusted EBITDA (a non-GAAP measure) is a valuable measurement of the Company's liquidity and performance and is consistent with the measurements offered by other companies in Enservco's industry. The following table presents a reconciliation of our net loss to Adjusted EBITDA for years ended December 31, 2021 and 2020 (in thousands):

	For the Year Ended December 31,
	2021	2020
Reconciliation from Net (Loss) to Adjusted EBITDA*
Net loss	$(8,052)	$(2,509)
Add back:
Interest expense (including discontinued operations)	57	1,698
Income tax expense	273	12
Depreciation and amortization (including discontinued operations)	5,222	5,308
EBITDA* (non-GAAP)	(2,500)	4,509
Add back (deduct):
Stock-based compensation	130	392
Severance and transition costs	7	145
Impairment loss	128	733
(Gain) loss on sale and disposal of equipment (including discontinued operations)	(124)	115
Gain on debt restructuring	-	(11,916)
Adler consolidation	-	55
Other (income) expense	(3,699)	246
EBITDA related to discontinued operations	1	11
Adjusted EBITDA* (non-GAAP)	$(6,057)	$(5,710)

*   See below for discussion of the use of non-GAAP financial measurements.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on accounting principles generally accepted in the United States ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income (loss) as an indicator of operating performance or any other GAAP measure.

All the items included in the reconciliation from net income (loss) to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation expense, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gains or losses on sales of assets, acquisition-related expenses, patent litigation and defense costs, severance and transition costs, impairment loss, one-time software expenses, the expenses to consolidate former Adler facilities, other expense (income), EBITDA related to discontinued operations, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Changes in Adjusted EBITDA

Adjusted EBITDA loss increased by $346,000, or 6%, to a loss of approximately $6.1 million for the year ended December 31, 2021 compared to an Adjusted EBITDA loss of approximately $5.7 million for the year ended December 31, 2020. This increased loss was primarily due to a year-over-year decrease in our gross margin. The large increase in other (income) expense of $3.9 million is primarily attributable to the $2.0 million gain on forgiveness of the PPP Loan and $1.8 million in Employee Retention Credits recorded during the year ended December 31, 2021.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2022, we had outstanding principal loan balances on our outstanding indebtedness of approximately $9.3 million with a weighted average interest rate of 12.42% per year.

The following table summarizes our statements of cash flows for the nine months ended September 30, 2022 and 2021 (in thousands):

	For the Nine Months Ended September 30,
	2022	2021
Net cash provided by (used in) operating activities	$150	$(3,883)
Net cash provided by (used in) investing activities	141	(283)
Net cash (used in) provided by financing activities	(229)	4,372
Net increase in cash and cash equivalents	62	206

Cash and cash equivalents, beginning of period	149	1,467

Cash and cash equivalents, end of period	$211	$1,673

Cash Flows from Operating Activities

Cash provided by operating activities for the nine months ended September 30, 2022 was approximately $150,000 compared to cash used in operating activities of approximately $3.9 million for the same period in 2021. This increase in cash provided by operating activities of approximately $4.1 million was primarily due to a $5.8 million period-over-period improvement in net working capital, partially offset by period-over-period increases in sales, general, and administrative expenses and severance and transition costs.

Cash Flows from Investing Activities

Cash provided by investing activities for the nine months ended September 30, 2022 was approximately $141,000 compared to cash used in investing activities of approximately $283,000 for the same period in 2021. This increase in cash provided by investing activities of approximately $424,000 was primarily due to current year proceeds from disposals of property and equipment exceeding that of the prior year, as well as period-over-period reductions in purchases of property and equipment.

Cash Flows from Financing Activities

Cash used in financing activities for the nine months ended September 30, 2022 was approximately $229,000 compared to cash provided by financing activities of approximately $4.4 million for the same period in 2021. This decrease in cash provided by financing activities of approximately $4.6 million was primarily due to the non-recurrence of approximately $8.8 million of net cash generated through the February 2021 Public Offering from the prior year, as well as approximately $2.0 million of current year principal payments on the 2022 Financing Facilities that did not occur on these debt instruments in the prior year. This was partially offset by net proceeds from the current year March 2022 Convertible Note in the amount of $963,000, proceeds from the current year July 2022 Convertible Note in the amount of $1.2 million, proceeds from the current year Cross River Revolver Note in the amount of $225,000, as well as a $3.4 million period-over-period reduction in term loan and line of credit repayments.

The following table sets forth a summary of certain aspects of our condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Current assets	$3,638	$5,593
Total assets	18,583	25,148
Current liabilities	7,914	12,532
Total liabilities	16,285	19,806
Working capital deficit (current assets net of current liabilities)	(4,276)	(6,939)
Stockholders’ equity	2,298	5,342

Overview

On March 24, 2022, the Company completed a refinancing transaction (the “Refinancing”) in which it terminated its pre-existing 2017 Amended Credit Facility with East West Bank. Pursuant to the pay-off letter dated as of March 18, 2022 by the Company, certain wholly owned subsidiaries of the Company and East West Bank, in full satisfaction of the Company’s obligations under the East West Bank 2017 Amended Credit Facility, the Company paid East West Bank $8.4 million in cash and agreed to pay East West Bank 5.00% of the net proceeds that the Company receives under the Receivables Financing (as defined below), up to a maximum of $1.0 million.

As part of the Refinancing, Heat Waves entered into a Master Lease Agreement (the “Utica Facility”) with Utica Leaseco, LLC (“Utica”), pursuant to which Utica provided an equipment-collateralized loan to the Company in the amount of $6.225 million. Under the Utica Facility, the Company is required to make 51 monthly payments with initial payments beginning at $168,075 each and a surcharge of 1.00% of the monthly payment amount per month for every 0.25% that the prime rate of Comerica Bank exceeds 3.25%. The aforementioned surcharge is discretionary on the part of Utica and will be calculated on July 1, 2022 and January 1, 2023, and on each July 1 and January 1 thereafter.  This surcharge will be added to the monthly Basic Rent (as such term is defined in the Master Lease Agreement) due under the Utica Facility, and be due and payable with the next regularly scheduled Basic Rent payment under such schedule and on each payment date thereafter. At the end of the fifty-one month term, the Company is required to make a residual payment to Utica between 1% and 10% of the initial principal amount, or between $62,250 and $622,500 depending upon the Company’s ratio of EBITDA to the sum of interest payments, cash paid for taxes and current debt and capital lease payments during the period. The Company also has the option, after twelve months, to prepay $1.0 million of the Utica Facility in exchange for a reduced payment schedule.

Further, as part of the Refinancing, Heat Waves entered into an Invoice Purchase Agreement (the “Receivables Financing” or “LSQ Facility,” and together with the Utica Facility, the “2022 Financing Facilities”) with LSQ Funding Group, LLC (“LSQ”) pursuant to which LSQ provides receivables factoring to Heat Waves. Under the Receivables Financing, LSQ advances up to 85% on accounts receivable factored by Heat Waves, up to a maximum of $10.0 million. The Receivables Financing initially has an 18-month term that can be terminated upon payment of certain fees.

Additionally, as part of the Refinancing, the Company issued a $1.2 million convertible subordinated note (the “March 2022 Convertible Note”) to Cross River Partners, LP (“Cross River”). The March 2022 Convertible Note has a six-year term and accrues interest at 7% per annum. The Company is required to make quarterly interest only payments under the March 2022 Convertible Note for the first year starting June 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. Subject to any required stockholder approval, outstanding principal and accrued but unpaid interest under the March 2022 Convertible Note is convertible at the option of Cross River into common stock of the Company at a conversion price equal to the average closing price of the Company’s common stock on the five days prior to the date of any such conversion.

On July 15, 2022, the Company entered into a convertible subordinated promissory note (the “July 2022 Convertible Note”) with Cross River whereby the Company received $1.2 million of capital for general working capital purposes. The July 2022 Convertible Note matures six years from the date of issuance and carries interest at the rate of 7.75% per annum. The Company is required to make quarterly interest-only payments for the first year starting September 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The July 2022 Convertible Note is unsecured and junior and subordinate to indebtedness which the Company may now or at any time hereafter owe to any lender. Subject to any required stockholder approval, all or some of the outstanding principal and accrued but unpaid interest under the July 2022 Convertible Note is convertible at the option of Cross River into (i) common stock of the Company at a conversion price of $1.69 per share; or (ii) equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering.

On September 22, 2022, the Company entered into a revolving credit facility with Cross River pursuant to which the Company issued a $750,000 revolving promissory note to Cross River (the “Cross River Revolver Note”). The Cross River Revolver Note is structured as a revolving credit facility to the Company with advances to be made on an ad hoc basis by Cross River to the Company. The Cross River Revolver Note has a one-year term and accrues interest at 8.00% per annum. Prior to the September 22, 2023 maturity date, the Company is required to make principal payments to Cross River upon demand with thirty (30) days’ notice. The Cross River Revolver Note is not convertible into the Company’s equity and is secured by certain of the Company’s owned real property located in North Dakota. As of September 30, 2022, $225,000 was outstanding under this Cross River Revolver Note.

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River loaned an additional $450,000 to the Company, exchanged the $750,000 Cross River Revolver Note for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”) and received a five-year warrant to acquire 568,720 shares of Company common stock at $2.11 per share. The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s common stock. Subject to any shareholder approval required by any exchange upon which the Company’s common stock is then listed, the principal and accrued interest of the November 2022 Convertible Note is convertible into the Company’s common stock at a conversion price of $2.11 per share. The November 2022 Convertible Note is secured by two Company-owned parcels of real property located in North Dakota. On December 13, 2022, the Company sold one of these two parcels for a combination of cash and a promissory note/mortgage totaling $550,000. As consideration for Cross River releasing its security interest on such parcel, the Company has agreed that it will enter into a collateral assignment of the security on such parcel back to Cross River in the event the buyer defaults on their promissory note/mortgage to the Company.

Prior to the 2022 Financing Facilities and the recent Cross River convertible note financings and revolver, we have relied on cash flow from operations as well as borrowings under the $1.0 million line of credit under our pre-existing 2017 Amended Credit Facility to satisfy our liquidity needs. As of September 30, 2022, the Company had cash and cash equivalents totaling $211,000 as well as $525,000 of unused availability through the Cross River Revolver Note.

Our capital requirements for the remainder of 2022 are anticipated to include, but are not limited to, operating expenses, debt servicing, and capital expenditures, including maintenance of our existing fleet of assets.

Liquidity

As of September 30, 2022, our available liquidity was $736,000, which represented our cash and cash equivalents balance of $211,000 as well as $525,000 of unused availability through the Cross River Revolver Note. Although the Company believes the Refinancing, recent convertible note financings and revolver from Cross River, and cash from operations will provide sufficient liquidity for at least the next twelve months, the Company may need to raise additional capital for its growth and ongoing operations. If the Company seeks additional sources of financing, there can be no assurance that such financing would be available to the Company on favorable terms, or at all, including further financing from Cross River. The Company’s ability to obtain additional financing in the debt and equity capital markets, whether public or private, is subject to several factors including market and economic conditions, the Company’s performance, and investor sentiment with respect to the Company and its industry.

Working Capital

As of September 30, 2022, we had a working capital deficit of approximately $4.3 million, compared to a working capital deficit of approximately $6.9 million as of December 31, 2021. This $2.6 million decrease in working capital deficit was primarily attributable to the Refinancing, as described in Note 5 - Debt of the condensed consolidated financial statements, partially offset by the $1.6 million increase in our accounts payable and accrued liabilities, the period-over-period increase to our Other current liabilities, and the period-over-period reductions in our accounts receivable and prepaid expenses.

Outlook

Our revenues are primarily derived from the performance of services within the domestic oil and natural gas industry, most specifically hot oiling and acidizing services as well as frac water heating. Supplemental to these services, we also perform hauling and labor services for our client base which typically occur during the slower revenues generating seasons of late spring, summer and early fall. As a service provider within the energy sector, we are subject to geopolitical influences, demand variances and the drilling activities of the industry. In addition, our frac water heating services are further impacted by the extent of cold weather during winter months. The price of crude oil and natural gas greatly impacts the levels of activities of our clients, which in turn impacts our business. Unforeseen disruptions such as the worldwide COVID-19 pandemic also influence demand, thereby impacting our business. The change in the federal government administration and the governmental shift, both at the federal and state level, to move away from fossil fuels and towards cleaner energy alternatives has weakened demand for our services over the past few years; whereas, the invasion of Ukraine and the resulting impact of the war on worldwide energy prices has led to a rebound in the number of domestic oil rigs in operation and has positively impacted demand for some of our services. We believe the swings in the demand for our services will continue to be cyclical, in addition to the annual seasonal swings our Company has historically experienced.

As alluded to above, over the past three years we have witnessed significant variances in demand for our services. The price of crude oil decreased from $52 per barrel in December 2019 to $24 per barrel in March 2020, subsequently rebounding to $55 per barrel in March 2021 and continued its upward trajectory to $98 per barrel as of September 30, 2022. The number of rigs in operation in the domestic USA also followed this trend. In December 2019, the USA domestic rig count was at 805 rigs in operation. This number fell to 728 in March 2020, 417 in March 2021, and has since rebounded to 779 as of December 31, 2022. As previously indicated, we believe there historically has been a significant correlation between rig count and the demand for our services. While the increases to rig counts and to energy demand in turn increases demand for some of our services, much of our revenues, specifically completion services revenues, are seasonal and there is no measurable way to anticipate the activity levels for these services or the impact of current warmer month demand on the upcoming winter months and heating season.

Our team has worked diligently to better position the Company to navigate some of the seasonal and demand swings within our industry. We have strengthened our balance sheet through the Refinancing. Our new LSQ Facility has given us access to a significant portion of the revenues generated on each completed job through cash advances that are generally received within a few days of job completion. Our team has been strengthened by the addition of some key executives and elevation of top performers into roles that better leverage their skills for the benefit of the organization. While we are still navigating some legacy obligations, events of the past few years of decline, and delays related to our financial restatements and resultant staff changes, we believe we are better positioning our Company to enjoy success within the markets we serve and control our costs during our slower revenues generating seasons than in the recent past. While there may be a long-term trend away from fossil fuels, we believe that there is also a realization that with supply chain shortages, fluctuations in semi-conductor and battery availability, and the process of infrastructure development, that there will be a continued demand for fossil fuels and our services which improve operating efficiencies of oil wells. Barring a sudden and unexpected decline in the price per barrel of crude oil or a substantial reduction in the number of domestic rigs in operation within the USA, we believe our Company is positioning itself to enjoy improved operational results in the near future.

Capital Commitments and Obligations

Our capital obligations as of September 30, 2022 consist primarily of our 2022 Financing Facilities which mature through 2027, $2.4 million aggregate principal amount of convertible notes issued to Cross River, as well as our Cross River Revolver Note (which increased to $1.2 million in aggregate principal amount as of November 3, 2022). In addition, we also have scheduled principal payments under our finance and operating leases. General terms and conditions for amounts due under these commitments and obligations are summarized in the notes to the condensed consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

As of September 30, 2022, we had no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

There have been no changes in our critical accounting policies since we filed our Annual Report on Form 10-K for the year ended December 31, 2021.

BUSINESS

Overview

Enservco Corporation ("Enservco") through its wholly owned subsidiaries (collectively referred to as the "Company," "we" or "us") provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

We and our wholly owned subsidiaries provide well enhancement and fluid management services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing and frac water heating. As of December 31, 2022, we own and operate a fleet of approximately 307 specialized trucks, trailers, frac tanks and other well-site related equipment and serve customers in several major domestic oil and gas areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the Bakken area in North Dakota, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, and the Eagle Ford Shale and East Texas Oilfield in Texas.

The Company’s corporate offices are located at 14133 County Road 9 1/2, Longmont, CO 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com.

Recent Developments

On December 9, 2022, the Company received an official notice of noncompliance from the NYSE Regulation (“NYSE”) stating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (“Q2 2022 Form 10-Q”) was not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) which requires that a listed company’s stockholders’ equity be at least $6.0 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As reported in its Q2 2022 Form 10-Q, the Company’s stockholders’ equity was approximately $5.2 million. On January 10, 2023, the Company has submitted a plan (the “Plan”) with the NYSE advising of actions it has taken or will take to regain compliance with the continued listing standards by June 9, 2024. If NYSE accepts the Plan, the Company will have an eighteen (18) month cure period to comply with the Plan and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. The NYSE notice has no immediate effect on the listing or trading of the Company’s common stock on the NYSE American. The Company intends to consider available options to regain compliance with the stockholders’ equity requirement, but no decisions have been made at this time. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

On January 3, 2023, we received an official notice of noncompliance from the NYSE stating that the Company is noncompliant with Section 704 of the NYSE American Company Guide for failure to hold an annual meeting for the fiscal year ended December 31, 2021 by December 31, 2022. The Company expects to hold its Annual Meeting in 2023, at which time the Company will regain compliance with NYSE American LLC’s (“NYSE American’s”) continued listing standards. To the extent that the Company does not hold its annual meeting in 2023, the Company will be out of compliance with the NYSE American listing standards and may be delisted from such exchange.

Corporate Structure

Our business operations are conducted through our wholly owned subsidiary, Heat Waves Hot Oil Service LLC ("Heat Waves"), a Colorado limited liability company.

Overview of Business Operations

We conduct our business operations through our wholly owned operating subsidiary, Heat Waves, which provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services"). We currently operate in the following geographic regions:

●         Eastern USA Region, including the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation in eastern Ohio. The Eastern USA Region operations are deployed from Heat Waves’ operations center in Carmichaels, Pennsylvania.

●         Rocky Mountain Region, including western Colorado and southern Wyoming (DJ Basin and Niobrara formations), central Wyoming (Powder River and Green River Basins) and western North Dakota and eastern Montana (Bakken formation). The Rocky Mountain Region operations are deployed from Heat Waves’ operations centers in Killdeer, North Dakota, and Longmont, Colorado.

●         Central USA Region, including the Eagle Ford Shale and East Texas Oilfield in Texas. The Central USA Region operations are deployed from operations centers in Jourdanton, Texas, Carrizo Springs, Texas and Longview, Texas.

Historically, the Company focused its growth strategy on strategic acquisitions of operating companies and expansion of services through capital investment consisting of the acquisition and fabrication of property and equipment. That strategy also included expanding into new geographical territories as well as expanding the services it provides. These strategies are exemplified by these activities:

(1)

From 2014 through 2016, the Company spent approximately $33.7 million for the acquisition and fabrication of additional frac water heating, hot oiling, and acidizing equipment; and during 2018, acquired Adler Hot Oil Services, LLC, a provider of frac water heating and hot oiling services, for a gross aggregate purchase price of approximately $12.5 million in order to expand our market share in the Bakken formation, DJ Basin, and Marcellus/Utica Shale formations.

(2)

To expand its footprint, in early 2010 Heat Waves began providing services in the Marcellus Shale natural gas field in southwestern Pennsylvania and West Virginia, and in September of 2011 Heat Waves extended its services into the DJ Basin/Niobrara formation and the Bakken formation through opening new operations centers in southern Wyoming and western North Dakota, respectively. In late 2012 the Company expanded its operations, through its Pennsylvania operations center, into the Utica Shale formation in eastern Ohio. In early 2015 the Company expanded its operations into the Eagle Ford formation through opening a new operations center in southern Texas. In early 2019 the Company expanded operations in the Powder River Basin by opening a new operations center in Douglas, Wyoming. The lease for this operations center in Douglas, Wyoming expired as of December 31, 2021 and was not renewed. In the second quarter of 2021 the Company again expanded into hot oiling services for the East Texas Oilfield in Texas from our new operations center in Longview, Texas.

(3)

In January 2016, Enservco acquired various water transfer assets for approximately $4.3 million in order to provide water transfer services to its customers in all its operating areas. This segment was discontinued in 2019.

Operating Entities

As noted above, Enservco conducts its business operations and holds assets through its wholly owned subsidiary entity. This entity, Heat Waves, provides a range of well stimulation/maintenance services to a diverse group of independent and major oil and natural gas companies. The primary services provided are intended to:

(1)	Help maintain and enhance the production of existing wells throughout their productive life; and
(2)	Assist in the fracturing of formations for newly drilled oil and natural gas wells.

These services consist of hot oiling and acidizing and frac water heating. Heat Waves also provides water hauling and well site construction services, primarily during the warmer seasons. Heat Waves’ operations are currently in the major oil and natural gas areas in Colorado, Montana, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia, and Wyoming.

Areas of Operations

We serve customers in several major domestic oil and gas areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the Bakken area in North Dakota, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, and the Eagle Ford Shale and East Texas Oilfield in Texas.

Operating Segments

Enservco, through its operating subsidiary, provides a range of services to owners and operators of oil and natural gas wells in two primary operating segments; production services ("Production Services") and completion and other services ("Completion and Other Services").

Production Services

The Company's Production Services segment consists of hot oiling services, acidizing, and pressure testing. Production Services operations are currently in Colorado, Wyoming, North Dakota, Montana, Pennsylvania, West Virginia, Ohio and Texas. Production Services accounted for approximately 51% of the Company’s total revenues for the year ended December 31, 2021, and the Company anticipates that such percentage will be similar for the year ended December 31, 2022.

Hot Oiling Services – Hot oiling services involve the circulation of a heated fluid, typically oil, to dissolve, melt, or dislodge paraffin or other hydrocarbon deposits from the tubing of a producing well. Paraffin deposits build up over time from normal production operations, although the rate at which this paraffin builds up depends on the chemical character of the crude oil or natural gas being produced. These services are performed by circulating and heating oil from a well through a hot oiling truck and then pumping it down the casing and back up the tubing to remove the deposits. As of December 31, 2021, Heat Waves owned and operated a fleet of 54 hot oiling trucks and such fleet remains at similar levels as of September 30, 2022. Based on customer needs and seasonal conditions, these vehicles are deployed among the service regions as necessary in seeking to maximize their productive time.

Hot oiling services also includes the heating of oil storage tanks. The heating of storage tanks is performed (i) to eliminate frozen water and other soluble waste in the tanks; and (ii) because oil that has been heated flows more efficiently from the tanks to transports hauling oil to the refineries in colder weather.

Acidizing – Acidizing entails pumping large volumes of specially formulated acids and/or chemicals into a well to dissolve materials blocking the flow of the crude oil or natural gas. The acid is pumped into the well under pressure. Acidizing is most often used to increase permeability throughout the formation, clean up formation damage near the wellbore caused by drilling, and to remove buildup of materials restricting the flow of crude oil and gas through perforations in the well casing. For most customers, Heat Waves supplies the acid solution and also pumps that solution into a given well. As of December 31, 2021, Heat Waves owned and operated a fleet of 6 acidizing units, each of which consists of a specially designed acid pump truck and an acid transport trailer and such fleet remains at similar levels as of September 30, 2022.

Pressure Testing – Pressure testing consists of pumping fluids into new or existing wells or other components of the well system such as flow lines to detect leaks. Hot oiling trucks and pressure trucks are used to perform this service.

Completion and Other Services

The Company's Completion and Other Services segment consists of frac water heating and other services. Completion and Other Services operations are currently in Colorado, Wyoming, New Mexico, North Dakota, Montana, Pennsylvania, West Virginia, and Ohio. Completion and Other Services accounted for approximately 41% of the Company’s total revenues for the year ended December 31, 2021, and the Company anticipates that such percentage will be similar for the year ended December 31, 2022.

Frac Water Heating – Frac water heating is the process of heating water used in connection with the fracturing process of completing a well. Fracturing services are intended to enhance the production from crude oil and natural gas wells through the creation of conductive flowpaths to enable the hydrocarbons to reach the wellbore where the natural flow has been restricted by underground formations. The fracturing process consists of pumping a fluid slurry, which largely consists of fresh water and a proppant into a well at sufficient pressure to fracture (i.e. create conductive flowpaths) the formation. To ensure these solutions are properly mixed and can flow freely, during certain parts of the year the water frequently needs to be heated to a sufficient temperature as determined by the well owner/operator. As of December 31, 2021, Heat Waves owned and operated a fleet of 67 frac heaters designed to heat large amounts of water and such fleet remains at similar levels through September 30, 2022.

Other Services – The Company's other services consist primarily of hauling services where the Company utilizes its operating assets that are not deployed to transport both liquid and dry materials for customers.

Ownership of Company Assets

The Company owns various equipment and other assets to provide its services and products. Substantially all the equipment and personal property assets owned by these entities were pledged as security under the Company's 2022 Financing Facilities.

Historically, as supply and demand require, the Company has leased additional trucks and equipment from time to time. These leases are generally for periods of less than one year, and therefore are treated as operating leases for accounting purposes, and the rent expense associated with these leases is reported in accordance with Accounting Standards Codification ("ASC") Topic 842, Leases.

Competitive Business Conditions

We face intense competition in our operations. Competition is influenced by factors such as price, capacity, the quality/safety record/availability of equipment and work crews, and the reputation and experience of the service provider. The Company believes that an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled, and well-trained workforce that is responsive to our customers’ needs. Although we believe customers consider all these factors, price most often remains the primary factor in determining which service provider is awarded work.

The demand for our services fluctuates primarily in relation to the domestic commodity price (or anticipated price) of crude oil and natural gas which, in turn, is largely driven by the domestic and worldwide supply of, and demand for, oil and natural gas, political events, as well as speculation within the financial markets. Demand and prices are often volatile and difficult to predict and depend on events that are not within our control. Generally, as supply of oil and natural gas decreases and demand increases, service and maintenance requirements increase as oil and natural gas producers drill new wells and attempt to maximize the productivity of their existing wells to take advantage of the higher priced environment. Conversely, as the supply of commodities increase and demand and crude oil and natural gas prices fall, oil and gas producers drill fewer wells and scale back or suspend service and maintenance work and put significant pressure on well services providers such as us to reduce prices for our services. Throughout 2022, due to increases in the global demand for oil resulting from the rebound of the Covid 19 pandemic and geopolitical events, including the war in Ukraine, our customers continued to ramp their production which increased demand for our services. We continue to remain optimistic that domestic oil production services will continue to ramp with new wells brought on line, throughout much of 2023, barring increased geopolitical pressures governmental regulatory actions or a global slowing of demand due to economic conditions, such as a global recession.

The Company’s competition primarily consists of small and large regional or local contractors. The Company attempts to differentiate itself from its competition in large part through its range, availability, and quality of services it has the capability to provide. The Company has invested a significant amount of capital into purchasing, developing, and maintaining a fleet of trucks and other equipment that are critical to the services it provides. Further, the Company concentrates on providing services to a diverse group of major and independent oil and natural gas companies in a number of geographical areas.

Dependence on One or a Few Major Customers

The Company serves numerous major and independent oil and natural gas companies that are active in our core areas of operations.

As of December 31, 2021, two customers represented more than 10% of the Company's accounts receivable balance at 31% and 14%, respectively. Revenues from one customer represented approximately 13% of total revenues for the year ended December 31, 2021 and the Company anticipates that such percentages will be similar for the year ended December 31, 2022. Customer concentrations continue to be enhanced by the mergers among our clients within the industry.

The loss of our significant customers could have a material adverse effect on the Company’s business until the equipment is redeployed. Further, the Company believes that if its customers shift production from any of the geographies in which it operates the Company could effectively redeploy its equipment into other domestic geographic areas, but it may require us to incur relocation expenses which would reduce operating margins.

Seasonality

A significant portion of the Company’s operations is impacted by seasonal factors, particularly with regard to its frac water heating and hot oiling services. The majority of our revenues were earned during the first and fourth fiscal quarters. In regard to frac water heating, because customers rely on Heat Waves to heat large amounts of water for use in fracturing formations, demand for this service is much greater in the colder months. Similarly, hot oiling services are in higher demand during the colder months when they are needed for maintenance of existing wells and to heat oil storage tanks.

Acidizing and pressure testing are performed throughout the year with revenues generally not impacted by weather to a significant degree.

Raw Materials

The Company purchases a wide variety of raw materials, parts, and components that are made by other manufacturers and suppliers for our use. The Company is not dependent on any single source of supply for those parts, supplies or materials. However, there are a limited number of vendors for propane and certain acids and chemicals, and propane prices have been volatile. The Company uses a limited number of suppliers and service providers available to fabricate and/or construct the trucks and equipment used in its hot oiling, frac water heating, and acidizing related services.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

As is the situation with all companies in the frac water heating service business, we rely on certain procedures and practices in performing our services. In 2016, we were issued our first patent relating to an aspect of the frac water heating process. Heat Waves has since been issued three United States patents and one Canadian patent and has two United States patents pending related to aspects of the frac water heating process. We have other patent applications pending regarding other procedures used in our process of heating frac water. We are aware that one unrelated company has been awarded four patents related, in part, to a process for heating of frac water.

Government Regulation

The Company and its subsidiaries are subject to a variety of government regulations ranging from environmental to Occupational Safety and Health Act ("OSHA") to the Department of Transportation. Our operations are also subject to stringent federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to health and safety or the protection of the environment. These federal, state, and local laws and regulations relating to protection of the environment, wildlife protection, historic preservation, and health and safety are extensive and changing. The trend in environmental legislation and regulation is generally toward stricter standards, and we expect that this trend will continue as governmental agencies issue and amend existing regulations. Failure to comply with these laws and regulations as they currently exist or may be amended in the future may result in the assessment of substantial administrative, civil and criminal penalties, as well as the issuance of injunctions limiting or prohibiting activities. Adherence with these regulatory requirements increases our cost of doing business and consequently affects our profitability. The Company does not believe that it is in material violation of any regulations that would have a significant negative impact on the Company’s operations.

Through the routine course of providing services, the Company handles and stores bulk quantities of hazardous materials. If leaks or spills of hazardous materials handled, transported or stored by us occur, the Company may be responsible under applicable environmental laws for costs of remediating any damage to the surface or subsurface (including aquifers).

The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for non-compliance, as well as requirements for corrective actions. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oilfield wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on drilling and production sites long after operations on such sites have been completed. Other statutes relating to the storage and handling of pollutants include the Oil Pollution Act of 1990 ("OPA") which requires certain owners and operators of facilities that store or otherwise handle oil to prepare and implement spill response plans relating to the potential discharge of oil into surface waters. The OPA contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. State laws mandate oil cleanup programs with respect to contaminated soil. A failure to comply with OPA’s requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions.

In the course of the Company’s operations, it does not typically generate materials that are considered "hazardous substances." One exception, however, would be spills that occur prior to well treatment materials being circulated downhole. For example, if the Company spills acid on a roadway as a result of a vehicle accident in the course of providing production/stimulation services, or if a tank with acid leaks prior to downhole circulation, the spilled material may be considered a "hazardous substance." In this respect, the Company may occasionally be considered to "generate" materials that are regulated as hazardous substances and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

The Clean Water Act ("CWA") and comparable state statutes impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency ("EPA") or an analogous state agency. The CWA regulates storm water runoff from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water runoff from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act ("SDWA") and the Underground Injection Control ("UIC") program promulgated thereunder regulate the drilling and operation of subsurface injection wells, such as the disposal wells owned and operated by the Company. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal well. Violation of these regulations and/or contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

The Federal Energy Policy Act of 2005 amended the SDWA to exclude hydraulic fracturing from the definition of "underground injection" under certain circumstances. However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public. The EPA, at the request of Congress, conducted a national study examining the potential impacts of hydraulic fracturing on drinking water resources and issued a final assessment report in December 2016, which concluded that hydraulic fracturing activities can impact drinking water resources under some circumstances and identifies factors that influence these impacts.

We incur, and expect to continue to incur, capital and operating costs to comply with the environmental laws and regulations described herein. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement.

If new federal or state laws or regulations that significantly restrict hydraulic fracturing are adopted, such legal requirements could result in delays, eliminate certain drilling and injection activities, make it more difficult or costly for our customers to perform fracturing, and/or increase their and our costs of compliance and doing business. It is also possible that drilling and injection operations utilizing our services could adversely affect the environment, which could result in a requirement to perform investigations or clean ups or the incurrence of other unexpected material costs or liabilities.

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. Many state governments have enacted legislation directed at controlling greenhouse gas emissions, and future state and federal legislation and regulation could impose additional restrictions or requirements in connection with our operations and favor use of alternative energy sources, which could increase operating costs and decrease demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

We are also subject to a number of federal and state laws and regulations, including OSHA and comparable state laws, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

Due to the fact that our trucks travel over public highways to get to customers’ wells, the Company is subject to the regulations of the Department of Transportation ("DOT"). These regulations are very comprehensive and cover a wide variety of subjects from the maintenance and operation of vehicles to driver qualifications to safety. Violations of these regulations can result in penalties ranging from monetary fines to a restriction on the use of the vehicles. Under regulations effective July 1, 2010, an uncured violation of regulations could result in a shutdown of all the vehicles of Heat Waves. The Company does not believe it is in violation of DOT regulations at this time that would result in a shutdown of vehicles.

Some states and certain municipalities have regulated, or are considering regulating, hydraulic fracturing ("fracking") which, if accomplished, could impact certain of our operations. While the Company does not believe that existing regulations and contemplated actions to limit or prohibit fracking have impacted its activities to date, there can be no assurance that these actions, if taken on a wider scale, may not adversely impact the Company’s business operations and revenues.

Human Capital

As of December 31, 2022, the Company employed 92 full-time employees. Of these employees, 79 are employed by Heat Waves and 13 are employed by Enservco. From time to time, the Company may hire contractors to perform work.

Available Information

We maintain a website at www.enservco.com. The information contained on, or accessible through, our website is not part of this Annual Report. Our Annual Report, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to the Exchange Act, are available on our website, free of charge, as soon as reasonably practicable after we electronically file such reports with, or furnish those reports to, the Securities and Exchange Commission ("SEC").

In addition, we maintain our corporate governance documents on our website, including the following.

●	Code of Business Conduct and Ethics for Directors, Officers and Employees which contains information regarding our whistleblower procedures;
●	Insider Trading Policy;
●	Audit Committee Charter;
●	Compensation Committee Charter;
●	Trading Blackout Policy; and
●	Related Party Transaction Policy.

DESCRIPTION OF PROPERTIES

The following table sets forth real property owned and leased by the Company and its subsidiaries as of December 31, 2022. Unless otherwise indicated, the properties are used in Heat Waves’ operations.

Owned Properties:

Location/Description	Approximate Size
Killdeer, ND(1) ● Shop ● Land – shop ● Housing ● Land – housing	10,000 sq. ft. 8 acres 5,000 sq. ft. 2 acres

(1)	Property is collateral for mortgage debt obligation.

Leased Properties:

Location/Description	Approximate Size	Base Rent	Lease Expiration
Longmont, CO ● Shop and offices ● Land	18,400 sq. ft. 5 acres	$27,600	June 2026
Longview, TX ● Shop ● Land	5,500 sq. ft. 1.8 acres	$5,000	April 2025
Carmichaels, PA ● Shop ● Land	5,000 sq. ft. 12.1 acres	$8,250	April 2024
Jourdanton, TX ● Shop ● Land	5,850 sq. ft. 2.3 acres	$8,250	June 2024
Carrizo Springs, TX ● Shop ● Land	3,220 sq. ft. 2.83 acres	$3,000	May 2025
Denver, CO(2) ● Corporate offices	4,021 sq. ft.	$8,628	April 2024

(2)	Company is receiving approximately $10,600 in monthly minimum rent under a sublease agreement for this leased property.
Note - All current leases have renewal clauses.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2022 and 2021 earned by or awarded to (i) the individual who served as the Company’s principal executive officer at any time during fiscal 2022, and (ii) the Company’s two most highly compensated executive officers who received compensation in excess of $100,000 during fiscal 2022. These individuals are referred to as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation(2)		Total
Richard A. Murphy CEO and President	2022 2021	$ $	175,000 160,577	$ $	- -	$ $	- -	$ $	- -	$ $	- -	$ $	18,004 16,035	$ $	193,004 176,612

Marjorie A. Hargrave(3) Former President and CFO	2022 2021	$ $	86,845 250,000	$ $	- -	$ $	112,000 187,000	$ $	- -	$ $	- -	$ $	170,842 9,643	$ $	369,687 446,303

Mark K. Patterson(4) CFO	2022 2021	$ $	127,884 -	$ $	- -	$ $	923,550 -	$ $	- -	$ $	- -	$ $	9,067 -	$ $	1,060,501 -

(1)

Stock awards reflect the grant date fair value of the stock awards and option awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions and methodologies used in the calculations of these amounts are set forth in the notes to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The SEC disclosure rules require that we present stock award amounts in the applicable row of the table above using the entire grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).

(2)

Represents health, life, dental and vision insurance premiums, as well as cell phone allowance, for all three named executive officers. For Marjorie Hargrave, this also includes cash separation payments of approximately $168,000 paid in 2022 as stipulated in her Separation Agreement and Release described below.

(3)	Marjorie A. Hargrave departed the Company effective April 22, 2022.
(4)	Mark K. Patterson joined the Company effective April 22, 2022.

Narrative Disclosure to Summary Compensation Table

The Compensation Committee reviews and approves the terms and structure of the compensation of the Company’s executive officers. The Compensation Committee considers various factors when evaluating and determining the terms and structure of the Company’s executive officer compensation, including the following:

1.	The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;
2.	The Company’s financial resources, results of operations, and financial projections;
3.	Performance compared to the financial, operational, and strategic goals established for the Company;
4.	The nature, scope, and level of the executive’s responsibilities;
5.	Competitive market compensation paid by other companies for similar positions, experience, and performance levels; and
6.	The executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

●	Base salary;
●	Annual short-term incentive plan compensation (cash bonus awards);
●	Long-term incentive compensation (equity awards); and
●	Other employment benefits.

Base Salary

Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies that are similar in size and complexity to the Company.

Mr. Murphy is the Company’s Executive Chair and CEO and Mr. Patterson is the Company’s CFO. Neither of these executive officers have written employment agreements with the Company, but they both have a base salary as well as standard benefits. Mr. Murphy and Mr. Patterson both receive annual salaries of $175,000 per year.

Cash Bonuses

Historically, discretionary cash bonuses were another element of our compensation plan. These discretionary cash bonuses provided executive officers and other employees with the potential to receive a portion of their annual cash compensation as a cash bonus in order to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint. We did not establish a set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The Board did not award any discretionary bonuses to the named executive officers during 2022.

Equity-Based Compensation

Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one active equity incentive plan for our management and employees, the 2016 Stock Incentive Plan (the “2016 Plan”), and one dormant equity incentive plan for our management and employees, the 2010 Stock Incentive Plan (the “2010 Plan”), pursuant to which there are still outstanding awards.

Historically, in determining whether to grant awards and the amount of any awards, the Company took into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. In 2018, the Company adopted the Long-Term Incentive Plan (“LTIP”), which is intended to balance the short-term orientation of other compensation elements, further align management and shareholder interests, focus named executive officers on achievement of long-term results, and retain executive talent. The Company’s named executive officers and senior managers have been eligible to receive awards under the LTIP. All awards granted under the LTIP have been made pursuant to the 2016 Plan.

The Company has granted equity-based compensation to named executive officers as described below and as reflected in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

In January 2021, Ms. Hargrave was granted 100,000 shares of restricted stock. 25% of these shares of restricted stock vested on January 1, 2022, 25% vested early on May 16, 2022 in accordance with the accelerated vesting stipulation in Ms. Hargrave's Separation Agreement and Release discussed below. The remaining 50% were set to vest based upon achievement of certain performance metrics. As a result of Ms. Hargrave's voluntary departure from the Company effective April 22, 2022, the remaining 50% of these performance based shares have been forfeited and will not vest. However, pursuant to Mrs. Hargrave’s Separation Agreement and Release, 50,000 shares of additional Company common stock were granted to Ms. Hargrave on April 22, 2022.

On April 15, 2022, Mark Patterson was granted a 300,000 share restricted stock award that will be subject to transfer and forfeiture restrictions that will lapse in three equal installments of 100,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024, subject to his continuous service through each vesting date. Additionally, the Company granted Mr. Patterson a 45,000 share restricted stock award on April 22, 2022, which will be subject to transfer and forfeiture restrictions that will lapse in three equal installments of 15,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024, subject to his continuous service through each vesting date. Mr. Patterson’s 45,000 share restricted stock award was issued pursuant to the 2016 Plan, whereas his 300,000 share restricted stock award was not.

Other Compensation/Benefits

Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers. In April 2020, the Company ceased all matching to all employees including officers of its 401(k) plan.

Marjorie Hargrave Employment Agreement and Separation Agreement and Release

The Company entered into an employment agreement with Ms. Hargrave effective July 24, 2019 (the “Hargrave Employment Agreement”) in connection with the appointment of Ms. Hargrave as Chief Financial Officer. The Hargrave Employment Agreement provided for an initial term of one year and was set to renew for additional one-year terms unless the Company provides Ms. Hargrave with a notice of non-renewal at least 60 days prior to the then-current term. Pursuant to the Hargrave Employment Agreement, Ms. Hargrave received an annual base salary of $230,000 through December 31, 2020. Effective January 1, 2021, Ms. Hargrave’s annual base salary was increased to $250,000. In addition, Ms. Hargrave was eligible each year to receive a discretionary bonus in addition to her base salary, which would be awarded in such amounts as the Board determined, and was eligible to receive long-term equity incentive awards. In connection with entering into the Hargrave Employment Agreement, on July 24, 2019, Ms. Hargrave was granted 22,000 restricted shares of common stock, half of which were time-vested and half of which were performance-vested. The time-vested portion of the restricted shares vested in one-third installments on each of January 23, 2020, January 23, 2021, and January 23, 2022, all of which have vested as of the date of this filing. The performance-vested portion of the restricted shares were subject to two performance metrics: (i) 6,600 restricted shares would vest upon the Company achieving a 90-day moving average stock price of at least $27.75 per common share, adjusted for stock splits, and (ii) 4,400 restricted shares would vest upon the Company achieving a ratio of Trailing Twelve-Month EBITDA to Consolidated Debt of 1.0 to 1.5, in each case subject to Ms. Hargrave’s continued employment with the Company.

Under the Hargrave Employment Agreement, if the Company terminated Ms. Hargrave’s employment without cause, or Ms. Hargrave’s employment was terminated as a result of her disability or death, Ms. Hargrave would be entitled to receive severance compensation in an amount equal to six months of her then-current base salary, plus bonus severance equal to the greater of her most recent discretionary bonus or three months of her then-current base salary, each to be paid in a lump sum with five business days following termination. In addition, Ms. Hargrave would be entitled to receive the same or similar health care benefits as provided to her at the time of termination for six months from the date of termination, all non-vested equity awards held by Ms. Hargrave would immediately vest, and any stock options which were the subject of such awards would be exercisable for a period of three months following such termination in accordance with the applicable Company equity incentive plan under which such options were granted.

Upon a change of control event, as defined in the Hargrave Employment Agreement, all non-vested equity awards held by Ms. Hargrave would immediately vest and any stock options which are the subject of such awards would be exercisable for the longer of: (i) three months following the change of control event, or (ii) the period set forth for the exercise of any such stock options held by any employee in the agreement accomplishing the change of control event. If, within twelve months following a change of control event, Ms. Hargrave’s employment was terminated by the Company or she resigned after receiving notice that the Hargrave Employment Agreement would not be renewed, Ms. Hargrave would be entitled to receive six months of her then-current base salary, plus 100% of the target amount of any discretionary bonus that she would have been eligible to earn in the year of termination, to be paid as a lump-sum within five days following the date of termination. She would also be entitled to six months of continued health care benefits.

On April 13, 2022, following notice of her intent to depart, the Company entered into a Separation Agreement and Release with Ms. Hargrave.  Under the Separation Agreement and Release, the Company and Ms. Hargrave mutually agreed that Ms. Hargrave’s employment would end on April 22, 2022. As a replacement for certain compensation and benefits provided in the Hargrave Employment Agreement, and in exchange for Ms. Hargrave’s waiver and release of claims, the Company agreed to provide Ms. Hargrave with the following separation benefits: (i) pay $187,000 (less applicable taxes) in monthly installments over a nine month period; b) pay the cost of medical insurance coverage through January 31, 2023 or until Ms. Hargrave becomes eligible through full-time employment with another employer to obtain comparable replacement coverage, whichever occurs first; (iii) accelerate the vesting of 25,000 time-vested restricted shares as of  May 16, 2022; and (iv) receive 50,000 shares of Company common stock on April 22, 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2022.

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard A. Murphy	-		$-		-	-
Marjorie A. Hargrave	-		$-		-	-
Mark K. Patterson	230,000	(1)	$374,900	(2)	-	-

(1)

Represents unvested shares related to the 300,000 share restricted stock award issued effective April 15, 2022, that will vest in 100,000 restricted share installments on January 1, 2023 and January 1, 2024, and the 45,000 share restricted stock award issued effective April 22, 2022, that will vest in 15,000 restricted share installments on January 1, 2023 and January 1, 2024. The April 2022 grants were recorded by the transfer agent on September 19, 2022.

(2)	Market value calculations based on the Company’s closing stock price of $1.63 on December 30, 2022, the last trading day during the year ended December 31, 2022.

Director Compensation

For Board service during 2022, each non-employee director earned a quarterly director fee of $5,000. In addition, the Chair of each Board committee received a $2,500 quarterly fee, and each director received a $1,000 attendance fee for each special board meeting and committee meeting attended. In addition, on January 1 of each year, the Company grants to each non-employee director a number of shares of restricted stock of the Company having a value equal to $30,000, calculated based on the closing price of the Company’s common stock on the business day prior to the grant date. The restricted stock will vest upon the earliest of the one-year anniversary of the grant date, or the date of the first annual meeting following the grant date, or the date on which a director resigns following a change in control of the Company. As Chair of the Board, Mr. Murphy did not earn any board fees due to his employment with the Company.

2022 Director Compensation Table

The table below reflects compensation paid to the non-employee members of the Board during the year ended December 31, 2022.

Director	Fees Paid in Cash	Stock Awards ($)(1)	All Other Compensation Awards	Total
Robert S. Herlin	$10,500	$30,000	$-	$40,500
William A. Jolly	$10,500	$30,000	$-	$40,500

(1)

Amounts represent the grant date fair value of the stock awards calculated in accordance with ASC 718-10, Stock Compensation, rather than the amounts paid to or realized by the named individual. For information regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model, see the notes to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of February 8, 2023 certain information regarding beneficial ownership of the Company’s common stock by: (i) each person known to us to beneficially own 5% or more of the Company’s common stock; (ii) each of the Company’s current named executive officers; (iii) each of our directors; and (iv) all of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table below has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 11,888,846 shares of Company’s common stock outstanding on February 8, 2023.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock
Named Executive Officers and Directors:
Richard A. Murphy	2,635,991	(3)	20.84%
Mark K. Patterson	230,000	(4)	1.93%
Robert S. Herlin	82,292		* %
William A. Jolly	82,625		* %

All current executive officers and nominees as a group (4 persons)	3,030,908		23.96%

* The percentage of common stock beneficially owned is less than 1%.

(1)	The address of the beneficial owners in each case is c/o Enservco Corporation, 14133 County Road 9 ½, Longmont, CO 80504 except as indicated below
(2)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(3)

Consists of the following: (i) 50,383 shares of common stock owned directly by Mr. Murphy; (ii) warrants to acquire 760,805 shares of common stock held by Cross River Partners, L.P. (“Cross River”), and (iii) 1,824,803 shares of common stock held by Cross River. Excludes shares of common stock issuable upon conversion of outstanding convertible notes held by Cross River whose conversion price is not currently known or determinable. Mr. Murphy is the managing partner of Cross River Partners, L.P. The address of Cross River Partners, L.P. is 31 Bailey Ave, Suite D, Ridgefield, CT 06877.

(4)	Consists of 230,000 shares of common stock owned by Mr. Patterson that are currently vested. Excludes 115,000 restricted shares that will vest on January 1, 2024.

Equity Compensation Plan Information

The following is provided with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance as of December 31, 2022:

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants, and Rights	Warrants, and Rights	Reflected in Column (a))
and Description	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	-	$-	484,777	(1)
Total	-	$-	484,777

(1)

The amount in this column is calculated as follows: 692,782 shares of common stock reserved under the 2016 Plan less (i) 61,784 options that were issued from the 2016 Plan; (ii) 96,221 shares of Restricted Stock Award shares issued and outstanding under the 2016 Plan; and (iii) 50,000 shares issued from the 2016 Plan to the Company’s former Chief Financial Officer as part of her Severance and Release Agreement.

Description of the 2016 Stock Incentive Plan

On July 18, 2016, the Board unanimously approved the adoption of the Enservco Corporation 2016 Stock Incentive Plan (the "2016 Plan"), which was approved by the stockholders on September 29, 2016. The 2016 Plan is administered by our Board, which may in turn delegate authority to administer the 2016 Plan to a committee. Our plan administrator may make grants of cash and equity awards under the 2016 Plan to facilitate compliance with Section 162(m) of the Code. Subject to the terms of the 2016 Plan, the plan administrator may determine the recipients, numbers and types of awards to be granted, and the terms and conditions of the awards, including the period of their exercisability and vesting. On November 29, 2017, the Board established a compensation committee that will administer the 2016 Plan.

There is no requirement to describe plans that have been approved by the Company’s shareholders.

The 2016 Plan permits the granting of stock options (including both incentive and non-qualified stock options); stock appreciation rights (“SARs”); restricted stock and restricted stock units; performance awards of cash, stock, other securities or property; other stock grants; and other stock-based awards.

Unless sooner discontinued or terminated by the Board, the 2016 Plan will expire on September 29, 2026. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2016 Plan prior to expiration extends beyond the expiration of the 2016 Plan through the award’s normal expiration date.

Without the approval of the Company’s stockholders, the Committee will not re-price, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related parties and/or their respective affiliated entities. We refer to this policy as our “Related Party Transactions Policy.” The Related Party Transactions Policy is available on our website at www.enservco.com.

Pursuant to this policy, “Related Parties” includes our executive officers and directors, any nominee for director, beneficial owners of 5% or greater of the Company’s voting securities, and the immediate family members of any of the foregoing persons. An “Immediate Family Member” of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person sharing a household with the Related Party, other than a tenant or employee.

A “Related Party Transaction” includes:

●	any transaction or relationship directly or indirectly involving a Related Party that would need to be disclosed under Item 404(a) of SEC Regulation S-K;
●	any material amendment or modification to an existing Related Party Transaction; and/or
●	any transaction deemed by the directors or the Company’s legal counsel to be a Related Party Transaction.

Under the Related Party Transactions Policy, Related Party Transactions are prohibited, unless approved or ratified by the disinterested directors of the Company. A Related Party Transaction entered into without pre-approval is not invalid, unenforceable, or in violation of the policy, provided that such transaction is brought to the disinterested directors as promptly as reasonably practical after it is entered into, and such transaction is ratified.

The Company’s executive officers, directors, and nominees for director are required to promptly notify the Board and the Company’s legal counsel of any proposed Related Party Transaction. The Company’s disinterested directors will review such transaction, considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Party’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Party. The disinterested directors may not approve or ratify a Related Party Transaction unless they have determined that upon consideration of all relevant information, the proposed Related Party Transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors, nominees, and more than 5% significant stockholders since January 1, 2021.

In December 2021, Cross River Partners, LP, an entity controlled by Richard A. Murphy, our CEO and Chairman (“Cross River”), wired $210,000 (approved by the Independent Board Members on December 22, 2021 as evidenced by minutes dated December 21, 2021) to Gordon Brothers in connection with a due diligence fee associated with Gordon Brothers potentially loaning funds to Enservco to repay East West Bank. Subsequent to the funding, it was determined that Gordon Brothers was not able to complete the loan and wired back to Cross River Partners $145,000 on January 20, 2022. Also, on February 16, 2022, Gordon Brothers wired to Cross River Partners, LP an amount equal to $17,078. As such, the outstanding loan as of the date of this filing is $47,922 between Cross River Partners (lender) and the Company (borrower).

The Company and Heat Waves Hot Oil Service LLC filed revised 941-Xs in connection with Employee Retention Credits under the CARES Act for the third and fourth quarters of 2020 and part of the first quarter of 2021. The total of these credits was in excess of $700,000. In order for East West Bank to loan the Company $700,000 in connection with pledging these credits to East West Bank, Cross River entered into a Commercial Guaranty dated January 25, 2022 signed by Richard A. Murphy wherein Cross River guaranteed repayment of a $700,000 advance in the event that the Employee Retention Credits were not received by the Company and deposited into their account at East West Bank. On February 14, 2022, three checks were posted to Heat Waves Hot Oil Service LLC’s account at East West Bank in the amount of $780,136.12 from the United States Treasury for the Heat Waves Hot Oil Service LLC Employee Retention Credits for the third and fourth quarters of 2020, as well as the first quarter of 2021. As such, the Commercial Guaranty from Cross River to East West Bank was satisfied in full and no further obligation in respect to this matter existed as of February 14, 2022.

On February 22, 2022, Cross River loaned to the Company $1,000,000. The amount wired to the Company’s account was $925,000 and the remaining $75,000 was funded by Cross River to Utica LeaseCo, LLC as a due diligence fee in the amount of $75,000. Utica Finance Company has lent on the equipment of Heat Waves Hot Oil Service LLC in order to retire the East West Bank loan effective March 24, 2022. This loan is secured by a receivable from Civitas Corporation.

On March 10, 2022, Cross River loaned $200,000 to the Company and, as such, the loan described above was increased to $1.2 million. On March 24, 2022, the Company repaid the $1.2 million loan plus all accrued interest.

On March 24, 2022, the Company issued a convertible subordinated note in the aggregate principal amount of $1.2 million to Cross River. The note has a term of six years and bears interest at a rate of 7% per annum. The Company is required to make quarterly interest-only payments for one year beginning June 30, 2022 and pay the remaining balance of the principal and accrued interest over the next five years based on a ten year amortization schedule. The note can be converted into shares of the Company’s Common Stock at a conversion price equal to the average closing price of the Company's Common Stock for the five days prior to the date of conversion.

On July 15, 2022, the Company entered into a convertible subordinated promissory note (the “July 2022 Convertible Note”) with Cross River whereby the Company received $1.2 million of capital for general working capital purposes. The July 2022 Convertible Note matures six years from the date of issuance and carries interest at the rate of 7.75% per annum. The Company is required to make quarterly interest-only payments for the first year starting September 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The July 2022 Convertible Note is unsecured and junior and subordinate to indebtedness which the Company may now or at any time hereafter owe to any lender. Subject to any required stockholder approval, all or some of the outstanding principal and accrued but unpaid interest under the July 2022 Convertible Note is convertible at the option of Cross River into (i) common stock of the Company at a conversion price of $1.69 per share; or (ii) equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering.

On September 22, 2022, the Company entered into a revolving credit facility with Cross River pursuant to which the Company issued a $750,000 revolving promissory note to Cross River (the “Cross River Revolver Note”). The Cross River Revolver Note is structured as a revolving credit facility to the Company with advances to be made on an ad hoc basis by Cross River to the Company. The Cross River Revolver Note has a one-year term and accrues interest at 8.00% per annum. Prior to the September 22, 2023 maturity date, the Company is required to make principal payments to Cross River upon demand with thirty (30) days’ notice. The Cross River Revolver Note is not convertible into the Company’s equity and is secured by certain of the Company’s owned real property located in North Dakota. As of September 30, 2022, $225,000 was outstanding under this Cross River Revolver Note.

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River loaned an additional $450,000 to the Company, exchanged the $750,000 Cross River Revolver Note for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”) and received a five-year warrant to acquire 568,720 shares of Company common stock at $2.11 per share. The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s common stock. Subject to any shareholder approval required by any exchange upon which the Company’s common stock is then listed, the principal and accrued interest of the November 2022 Convertible Note is convertible into the Company’s common stock at a conversion price of $2.11 per share. The November 2022 Convertible Note is secured by two Company-owned parcels of real property located in North Dakota. On December 13, 2022, the Company sold one of these two parcels for a combination of cash and a promissory note/mortgage totaling $550,000. As consideration for Cross River releasing its security interest on such parcel, the Company has agreed that it will enter into a collateral assignment of the security on such parcel back to Cross River in the event the buyer defaults on their promissory note/mortgage to the Company

LEGAL PROCEEDINGS

On November 8, 2021, a plaintiff who is a Texas resident, filed a complaint in Texas State Court in Atascosa County, against the Company, our wholly owned subsidiary, Heat Waves Hot Oil Service, LLC, and two individual former Company employees alleging negligence by our Company and subsidiary in connection with a traffic accident sustained by the plaintiff on November 19, 2019. On August 9, 2022, the Company, its insurance carriers and the plaintiff entered into a mediated settlement of all claims against all parties in the matter of the auto liability claim. The $9.3 million settlement agreement was executed by all parties in September 2022. The insurance claim payment to the plaintiff was covered by the Company’s insurance policies.

On May 22, 2022, Ali Safe, acting individually and on behalf of others, filed a class action complaint in United States District Court for the District of Colorado alleging that the Company and certain of its officers violated securities laws in relation to certain of its SEC Form 10-Q filings in 2021 which required amendments and restatements to such filings. On November 28, 2022, the plaintiff amended their complaint primarily to add Jan Lambert as lead plaintiff and to include Cross River Partners, L.P. and Cross River Capital Management, LLC as defendants.

We believe the claims are without merit and have engaged counsel to vigorously defend the Company against such claims. The Company has Director’s and Officer’s insurance coverage to defend against such claims and the Company's insurance carriers have been notified about the lawsuit. While we believe the claims are without merit, there can be no assurances that a favorable final outcome will be obtained, and defending any lawsuit can be costly and can impose a significant burden on management and employees. Any litigation to which we are a party may result in an unfavorable judgment that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or we may decide to settle such lawsuit on similarly unfavorable terms, either of which could materially adversely affect our business, financial condition, or results of operations. Furthermore, there can be no assurances that our insurance coverage will be available in sufficient amounts to cover such claim, or at all.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Maslon LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enservco Corporation as of December 31, 2021 and 2020 and for the two years then ended, included in this prospectus have been audited by Plante & Moran, PLLC, independent registered public accountants, as set forth in their report thereon. Such consolidated financial statements are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock, pre-funded warrants and warrants being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock, pre-funded warrants and warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

ENSERVCO – FORM S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Enservco Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Enservco Corporation (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Notes 2 and 5 to the consolidated financial statements, the Company entered into significant financing transactions subsequent to December 31, 2021. Our opinion is not modified with respect to this matter.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment Assessment over Long-lived Assets - Refer to Notes 2, 3 and 4 to the Consolidated Financial Statements

Critical Audit Matter Description

The Company's long-lived assets were $61.3 million and related accumulated depreciation and amortization was $44.7 million as of December 31, 2021. As discussed in the Company’s accounting policy in Note 2,  long-lived assets (asset groups) with finite lives are reviewed for impairment whenever indicators of impairment exist. Management determined that there were triggering events in the fourth quarter of 2021 after considering qualitative and quantitative aspects of the business. As such, the Company evaluated its various asset groups for recoverability as of December 31, 2021 using an undiscounted cashflow assessment and concluded that no impairment exists at that date.

We identified the Company's impairment assessment over long-lived assets as a critical audit matter. Auditing the Company’s impairment assessment involved a high degree of subjectivity in determining significant assumptions included in the Company’s undiscounted cash flows model, which include management’s estimates related to forecasted future growth rates, gross margin to cover costs, and demand for services. Performing audit procedures and evaluating audit evidence obtained related to these considerations required a high degree of auditor judgment and effort.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures performed to address this critical audit matter included the following, among others:

●

We gained an understanding of the design of the controls over management’s process to develop their estimates included in the impairment assessment of long-lived assets. We also gained an understanding of the design of the controls used by management to develop their estimates.

●

We evaluated the reasonableness of the Company’s undiscounted cash flow forecast used in the impairment assessment by evaluating the significant assumptions used to develop the projected future cash flows of the assets group, tested the completeness and accuracy of the underlying data used by the Company, performed comparisons of historical actuals to forecasted activity, and considered positive and negative evidence impacting management’s forecasts.

●

We tested the mechanical accuracy of the amounts and formulas included in the Company’s undiscounted cash flow assessment and agreed long-lived asset balances to the Company’s consolidated general ledger.

●

With the assistance of our fair value specialists, we performed sensitivity analyses of the assumptions to evaluate the changes in the future cash flows that could result from changes in the assumptions.

Management’s Assessment over Going Concern – Refer to Note 2 to the Consolidated Financial Statements

Critical Audit Matter Description

The Company's consolidated financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activities and the realization of assets and settlement of liabilities in the normal course of business. For the twelve months ended December 31, 2021 and 2020, the Company incurred net losses of $8.1 million and $2.5 million, respectively. As of December 31, 2021, the Company had current liabilities of $12.5 million, which exceeded total current assets of $5.6 million by $6.9 million. The Company’s substantial working capital deficit was the result of outstanding debt of $8.7 million that was set to mature within one year of the balance sheet date on October 15, 2022. Due to the recent developments and improvements to their financial position as discussed in Note 2 to the consolidated financial statements, including a refinance of the Company’s credit agreement previously with East West Bank, entry into the Master Lease Agreement, entry into the Invoice Purchase Agreement which provides advances up to a maximum of $10.0 million, and entry into the Convertible Subordinated Note, the Company believes that substantial doubt over their ability to continue as a going concern from one year after the date of issuance of the audited consolidated financial statements, or July 6, 2022, has been alleviated.

We identified the Company’s assessment over going concern as a critical audit matter. The principal considerations for our determination include the high degree of management subjectivity in determining significant assumptions included in the Company’s estimation of future cash flows, which include management’s estimates related to future operations. Performing audit procedures and evaluating audit evidence obtained related to these considerations required a high degree of auditor judgment and effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed to address this critical audit matter included the following, among others:

●

We obtained an understanding of management’s process to develop their estimates included in the future cash flows assessment. We also gained an understanding of the design of the controls used by management to develop their estimates.

●

We tested the reasonableness of the forecasted revenue, operating expenses, and uses and sources of cash flows in management’s assessment of whether the Company has sufficient liquidity to meet its obligations for at least one year from the consolidated financial statement issuance date. This testing included inquiries with management, performing sensitivity analyses to assess the impact of changes in the key assumptions included in management’s liquidity forecast models, assessing management’s liquidity forecast model in the context of other audit evidence obtained during the audit to determine whether it supported or contradicted the conclusions reached by management, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, and market and industry factors.

●

We reviewed subsequent events, which included analysis of the significant financing transactions discussed above, compliance with terms of the previous debt agreement as of December 31, 2021 and terms of the new agreements entered into in March 2022, read Board of Director meeting minutes, and performed inquiries with those charged with governance.

●

We also evaluated the adequacy of the Company’s disclosures in Note 2 in relation to the going concern uncertainty matter as well as considered the adequacy of management’s plans during our assessment of management’s evaluation of going concern.

Effect on Consolidated Financial Statements of Material Weakness in Internal Control over Financial Reporting

Critical Audit Matter Description

As disclosed in  Item 9A. Controls and Procedures, the Company  identified the following material weakness. The Company has not properly segregated duties as one or two individuals initiate, authorize, and complete certain transactions. This lack of segregation of duties and oversight is heightened when unique or complex transactions are executed.

We identified the material weakness as a critical audit matter. Given this material weakness and unique and complex  transactions consummated during the year, a significant change in our audit plan was required with an increased audit effort.

Our audit procedures performed to address this critical audit matter included the following, among others:

●

We performed a substantive audit approach over significant, unique transactions including recognition of the employee retention credit receivable, accounting for the subordinated debt conversion to equity with a related party, and accounting for the tax impacts related to the Internal Revenue Service Code Section 382 (“Section 382”) change in control transaction.

●

Our response to the critical audit matter identified above was to use more experienced engagement team members in conducting our audit procedures, increase the direction and supervision of engagement team members, increase the extent of testing, and modify the nature of audit procedures performed.

●	We performed additional procedures including:
o	We tested the employee retention credits that pertained to amended 941’s for the 2020 calendar year.
o

We tested the Company’s full time equivalent employee headcount and qualified wages in relation to the provisions in the Employee Retention Credit (ERC) introduced by the Coronavirus Aid, Relief and Economic Security (Cares) Act.

o

We reviewed terms of the subordinated debt conversion agreement noting that the debt and accrued interest were converted into shares of the Company common stock and a warrant to acquire additional shares of common stock.

o	With the assistance of our fair value specialists, we tested the fair value of the common stock and warrant issued in the debt conversion.
o	With the assistance of our tax specialists, we tested the Company’s Section 382 analysis and resulting deferred tax liability.

We have served as the Company’s auditor since 2010.

/s/ Plante & Moran, PLLC

Denver, CO

July 6, 2022

ENSERVCO CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$149	$1,467
Accounts receivable, net	2,845	1,733
Prepaid expenses and other current assets	2,185	858
Inventories	346	295
Assets held for sale	68	527
Total current assets	5,593	4,880

Property and equipment, net	16,173	20,317
Goodwill	546	546
Intangible assets, net	399	617
Right-of-use asset - finance, net	41	129
Right-of-use asset - operating, net	2,060	2,918
Other assets	336	423
Non-current assets of discontinued operations	-	353

TOTAL ASSETS	$25,148	$30,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,857	$1,931
Senior revolving credit facility, related party (including future interest payable of $38 and $892, respectively - see Note 2 and Note 5)	8,698	1,593
Subordinated debt, related party (Note 2 and Note 5)	211	-
Lease liability - finance, current	20	65
Lease liability - operating, current	688	854
Current portion of long-term debt	58	100
Current liabilities of discontinued operations	-	31
Total current liabilities	12,532	4,574

Non-Current Liabilities:
Senior revolving credit facility, related party (including future interest payable of $0 and $485, respectively - see Note 2 and Note 5)	5,404	17,485
Subordinated debt, related party (Note 2 and Note 5)	-	1,180
Long-term debt, less current portion	54	2,052
Lease liability - finance, less current portion	23	55
Lease liability - operating, less current portion	1,496	2,185
Deferred tax liabilities	273	-
Other liabilities	24	88
Long-term liabilities of discontinued operations	-	9
Total non-current liabilities	7,274	23,054

TOTAL LIABILITIES	19,806	27,628

Commitments and Contingencies (Note 9)

Stockholders’ Equity:
Preferred stock, $0.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.005 par value, 100,000,000 shares authorized; 11,439,191 and 6,307,868 shares issued as of December 31, 2021 and 2020, respectively; 6,907 shares of treasury stock as of December 31, 2021 and 2020; and 11,432,284 and 6,300,961 shares outstanding as of December 31, 2021 and 2020, respectively	57	32
Additional paid-in-capital	40,866	30,052
Accumulated deficit	(35,581)	(27,529)
Total stockholders’ equity	5,342	2,555

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,148	$30,183

See accompanying notes to consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands except per share amounts)

	For the Year Ended December 31,
	2021	2020
Revenues:
Production services	$9,012	$7,714
Completion and other services	6,325	7,969
Total revenues	15,337	15,683

Expenses:
Production services	9,734	8,410
Completion and other services	7,605	8,801
Sales, general and administrative expenses	4,185	5,002
Severance and transition costs	7	145
(Gain) loss on disposal of equipment	(124)	47
Impairment loss	128	733
Depreciation and amortization	5,215	5,282
Total operating expenses	26,750	28,420

Loss from operations	(11,413)	(12,737)

Other income (expense):
Interest expense	(57)	(1,695)
Gain on restructuring of senior revolving credit facility (Note 5)	-	11,916
Other income	3,699	126
Total other income	3,642	10,347

Loss from continuing operations before taxes	(7,771)	(2,390)
Income tax expense	(273)	(12)
Loss from continuing operations	(8,044)	(2,402)
Loss from discontinued operations	(8)	(107)
Net loss	$(8,052)	$(2,509)

Loss from continuing operations per common share – basic and diluted	$(0.74)	$(0.57)
Loss from discontinued operations per common share – basic and diluted	-	(0.03)
Net loss per share – basic and diluted	$(0.74)	$(0.60)

Weighted average number of common shares outstanding – basic and diluted	10,879	4,174

See accompanying notes to consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity (Deficit)

(In thousands)

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 1, 2020	3,703	$19	$22,325	$(25,020)	$(2,676)

Stock-based compensation, net of issuance costs	-	-	392	-	392
Shares issued in at the market offering, net of offering costs (Note 2)	1,694	8	3,293	-	3,301
Shares issued to Cross River Partners, L.P. in subordinated debt and accrued interest conversion (Note 2)	404	2	1,513	-	1,515
Shares and warrants issued to East West Bank in senior revolving credit facility debt restructuring (Note 2 and Note 5)	533	3	2,529	-	2,532
Unrestricted share issuance	6	-	-	-	-
Restricted share cancellations	(50)	-	-	-	-
Additional shares issued due to rounding up of fractional shares in connection with reverse stock split	11	-	-	-	-
Net loss	-	-	-	(2,509)	(2,509)
Balance as of December 31, 2020	6,301	$32	$30,052	$(27,529)	$2,555

Stock-based compensation	-	-	130	-	130
Shares issued in offering, net of issuance costs	4,200	21	8,824	-	8,845
Shares and warrant issued to Cross River Partners, L.P. in subordinated debt and accrued interest conversion, net of discount	602	3	1,550	-	1,553
Restricted share issuances	330	1	310	-	311
Restricted share cancellations	(1)	-	-	-	-
Net loss	-	-	-	(8,052)	(8,052)
Balance as of December 31, 2021	11,432	$57	$40,866	$(35,581)	$5,342

See accompanying notes to consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(8,052)	$(2,509)
Net loss from discontinued operations	(8)	(107)
Net loss from continuing operations	(8,044)	(2,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,215	5,282
(Gain) loss on disposal of property and equipment	(124)	47
Impairment loss	128	733
Board compensation issued in equity	311	-
Fair value of warrant issued upon conversion of subordinated debt to equity	304	-
Stock-based compensation	130	392
Amortization of debt issuance costs and discount	9	131
Income tax expense	273	-
Gain on restructuring of senior revolving credit facility	-	(11,916)
Gain on forgiveness of PPP loan (Note 5)	(1,964)	-
Gain on early termination of finance leases	-	(3)
Interest paid-in-kind on line of credit	-	326
Bad debt expense	268	140
Changes in operating assets and liabilities:
Accounts receivable	(1,380)	4,551
Inventories	(51)	103
Prepaid expenses and other current assets	(1,117)	157
Income taxes receivable	-	43
Amortization of operating lease assets	858	829
Other assets	320	1
Accounts payable and accrued liabilities	1,005	(2,272)
Operating lease liabilities	(855)	(771)
Other liabilities	(64)	54
Net cash used in operating activities - continuing operations	(4,778)	(4,575)
Net cash provided by operating activities - discontinued operations	4	132
Net cash used in operating activities	(4,774)	(4,443)

INVESTING ACTIVITIES:
Purchases of property and equipment	(593)	(361)
Proceeds from insurance claims	-	294
Proceeds from disposals of property and equipment	393	329
Net cash (used in) provided by investing activities - continuing operations	(200)	262
Net cash provided by investing activities - discontinued operations	-	765
Net cash (used in) provided by investing activities	(200)	1,027

FINANCING ACTIVITIES:
Gross proceeds from stock issuance	9,660	3,597
Stock issuance costs and registration fees	(815)	(296)
Term loan repayments	(3,505)	-
Net line of credit repayments	(701)	(795)
Proceeds from PPP loan (Note 5)	-	1,940
TDR accrued future interest payments	(770)	-
Repayment of long-term debt	(100)	(134)
Payments of finance leases	(111)	(159)
Proceeds from sale of finance lease assets	-	67
Net cash provided by financing activities - continuing operations	3,658	4,220
Net cash used in financing activities - discontinued operations	(2)	-
Net cash provided by financing activities	3,656	4,220

Net (Decrease) Increase in Cash and Cash Equivalents	(1,318)	804

Cash and Cash Equivalents, beginning of period	1,467	663

Cash and Cash Equivalents, end of period	$149	$1,467

ENSERVCO CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2021	2020
Supplemental Cash Flow Information:
Cash paid for interest	$822	$1,414
Cash paid for taxes	-	2
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash reduction of debt in connection with restructuring of senior revolving credit facility	$-	$16,000
Non-cash issuance of Company common stock and warrants in connection with restructuring of senior revolving credit facility	-	2,532
Non-cash conversion of subordinated debt and accrued interest to Company common stock	1,312	1,515
Non-cash conversion of accrued interest to senior revolving credit facility	-	326
Non-cash conversion of unamortized subordinated debt discount	61	-
Deferred loan costs paid directly by related party in lieu of subordinated note payable	210	-

See accompanying notes to consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 – Basis of Presentation

Enservco Corporation ("Enservco") through its wholly owned subsidiaries (collectively referred to as the "Company," "we" or "us") provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

The accompanying consolidated financial statements have been derived from the accounting records of Enservco Corporation, Heat Waves Hot Oil Service LLC ("Heat Waves"), Dillco Fluid Service, Inc. ("Dillco"), Heat Waves Water Management LLC ("HWWM"), and Adler Hot Oil Service, LLC ("Adler") (collectively, the "Company") as of December 31, 2021 and 2020 and the results of operations for the years then ended.

The below table provides an overview of the Company’s current ownership hierarchy:

Name	State of Formation	Ownership	Business
Heat Waves Hot Oil Service LLC	Colorado	100% by Enservco	Oil and natural gas well services, including logistics and stimulation.
Adler Hot Oil Service, LLC	Delaware	100% by Enservco	Operations integrated into Heat Waves during 2019. Adler Hot Oil Service, LLC was dissolved during the second quarter of 2021.
Heat Waves Water Management LLC	Colorado	100% by Enservco	Discontinued operations in 2019. Heat Waves Water Management LLC was dissolved during the second quarter of 2021.
Dillco Fluid Service, Inc.	Kansas	100% by Enservco	Discontinued operation in 2018. Dillco Fluid Service, Inc. was dissolved during the second quarter of 2021.
HE Services LLC	Nevada	100% by Heat Waves	No active business operations. Owned construction equipment used by Heat Waves. HE Services LLC was dissolved on December 23, 2020.

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Note 2 – Summary of Significant Accounting Policies and Recent Developments

Recent Developments and Going Concern

On March 24, 2022, we completed a refinancing transaction ("the Refinancing") which terminated our existing credit facility with East West Bank which had an outstanding principal balance of approximately $13.8 million. Pursuant to the pay-off letter dated as of March 18, 2022 by among the Company, certain wholly owned subsidiaries of the Company and East West Bank, in full satisfaction of the Company’s obligations under the East West Bank 2017 Credit Facility, the Company paid East West Bank $8.4 million in cash and agreed to pay East West Bank five percent of the net proceeds that the Company receives under the Receivables Financing (as defined above), up to a maximum of $1.0 million.

Our financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activities and the realization of assets and settlement of liabilities in the normal course of business. For the twelve months ended December 31, 2021 and 2020, we incurred net losses of approximately $8.1 million and $2.5 million, respectively. As of December 31, 2021, we had total current liabilities of approximately $12.5 million, which exceeded our total current assets of approximately $5.6 million, or a working capital deficit of approximately $6.9 million. As a result of the initial review of the accounting treatment for the Refinancing (as defined in Note 5 - Debt), and in accordance with ASC 470-10-45, the Company classified approximately $5.4 million of its outstanding Credit Facility with East West Bank as a long-term liability versus a current liability as of December 31, 2021. Current liability treatment was based on the maturity date being within one year of the balance sheet date of December 31, 2021, however, the provisions of ASC 470-10-45 allow for long-term classification as of such date when considering the factors surrounding the Refinancing. As of December 31, 2020, we had total current assets of approximately $4.9 million and total current liabilities of approximately $4.6 million, or working capital of $306,000. During 2020, Company management underwent a thorough analysis of costs incurred by the Company including payroll and related costs, capital expenditures and profitability of our segments. As such, hiring practices and headcount were significantly modified and reduced, and unprofitable locations were closed. Due to the recent developments and the improvements to our financial position noted above, especially as it relates to the Refinancing, the Company believes there is not substantial doubt over our ability to continue as a going concern from one-year after the date of issuance of this Annual Report. See Note 5 - Debt for a description of the Refinancing.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company maintains its excess cash in various financial institutions, where deposits may exceed federally insured amounts at times.

Accounts Receivable

Accounts receivable are stated at the amounts billed to customers, net of an allowance for uncollectible accounts. The Company provides an allowance for uncollectible accounts based on a review of outstanding receivables, historical collection information and existing economic conditions. The allowance for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical collection experience related to accounts receivable coupled with a review of the current status of existing receivables. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance. As of December 31, 2021 and 2020, the Company had an allowance for doubtful accounts of $482,000 and $322,000, respectively. For the years ended December 31, 2021 and 2020, the Company recorded $268,000 and $140,000, respectively, to bad debt expense.

Concentrations

As of December 31, 2021, two customers represented more than 10% of the Company's accounts receivable balance at 31% and 14%, respectively. Revenues from one customer represented approximately 13% of total revenues for the year ended December 31, 2021. These concentrations were enhanced by the merger of three customers we service during 2021. As of December 31, 2020, one customer represented more than 10% of the Company's accounts receivable balance at 26%. Revenues from one customer represented approximately 14% of total revenues for the year ended December 31, 2020.

Inventories

Inventory consists primarily of propane, diesel fuel and chemicals that are used in the servicing of oil wells and is carried at the lower of cost or net realizable value in accordance with the first in, first out method of accounting ("FIFO"). The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. During the years ended December 31, 2021 and 2020, the Company recognized write-offs of $0 and $18,000, respectively.

Property and Equipment

Property and equipment consists of (i) trucks, trailers and pickups; (ii) water transfer pumps, pipe, lay flat hose, trailers, and other support equipment; (iii) real property which includes land and buildings used for office and shop facilities and wells used for the disposal of water; (iv) other equipment such as tools used for maintaining and repairing vehicles; and (v) office furniture and fixtures and computer equipment. Property and equipment is stated at cost less accumulated depreciation. The Company capitalizes interest on certain qualifying assets that are undergoing activities to prepare them for their intended use.  Interest costs incurred during the fabrication period are capitalized and amortized over the life of the assets. The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the remaining useful life, expand the capacity or efficiency of the assets. Depreciation is recorded on a straight-line basis over estimated useful lives ranging from 5 to 30 years.

Any difference between net book value of the property and equipment and the proceeds of an assets’ sale, or settlement of an insurance claim, is recorded as a gain or loss in the Company’s consolidated statements of operations.

Leases

The Company assesses whether an arrangement is a lease at inception. Leases with an initial term of twelve months or less are not recorded on the balance sheet. We have elected the practical expedient to not separate lease and non-lease components for all assets. Operating lease assets and operating lease liabilities are calculated based on the present value of the future minimum lease payments over the lease term at the lease start date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease start date in determining the present value of future payments. The operating lease asset is increased by any lease payments made at or before the lease start date and reduced by lease incentives and initial direct costs incurred. The lease term includes options to renew or terminate the lease when it is reasonably certain that we will exercise that option. The exercise of lease renewal options is at our sole discretion. The depreciable life of lease assets and leasehold improvements are limited by the lease term. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The Company conducts a major part of its operations from leased facilities. Each of these leases is accounted for as an operating lease. Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets.

The Company amortizes leasehold improvements over the shorter of the life of the lease or the life of the improvements.

The Company leases trucks and equipment in the normal course of business, which may be recorded as operating or finance leases, depending on the term of the lease. The Company records rental expense on equipment under operating leases over the lease term as it becomes payable; there are no rent escalation terms associated with these equipment leases. The Company records amortization expense on equipment under finance leases on a straight-line basis as well as interest expense based on our implicit borrowing rate at the date of the lease inception. The equipment leases contain purchase options that allow the Company to purchase the leased equipment at the end of the lease term, based on the market price of the equipment at the time of the lease termination.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company reviews both qualitative and quantitative aspects of the business during the analysis of impairment. During the first quarter of 2020, the combination of the COVID-19 pandemic and actions taken by the OPEC+ countries caused oil and gas commodity demand to decrease significantly. The continuing impacts of the COVID-19 pandemic, the current regulatory environment, depressed oil and gas commodity price and demand and the resulting 30% decrease in average active United States oil rig count during the first quarter of 2021 as compared to the same period in 2020, which is historically our largest revenue quarter, led to a slight decrease in revenues for the year ended December 31, 2021 compared to the year ended December 31, 2020. In addition, the Company incurred a loss from operations of approximately $11.4 million for the year ended December 31, 2021. The Company determined that these were triggering events which could indicate impairment of its long-lived assets during the fourth quarter of 2021 as revenue didn't rebound as expediently as expected. The Company reviewed both qualitative and quantitative aspects of the business during the analysis of impairment. During the quantitative review, the Company reviewed its undiscounted future cash flows in its assessment of whether long-lived assets were impaired. The Company determined that there was no impairment of its long-lived assets held and used for the years ended December 31, 2021 and 2020. For a description of impairment losses recorded during the years ended December 31, 2021 and 2020 on Assets Held for Sale, see below.

Assets Held for Sale

The Company classifies long-lived assets to be sold as held for sale in the period in which all the following criteria are met: (i) management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; (ii) the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (iii) an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; (iv) the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset or disposal group beyond one year; (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (vi) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

We initially measure a long-lived asset or disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held-for-sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset or disposal group until the date of sale. We assess the fair value of a long-lived asset or disposal group (less any costs to sell) each reporting period that it remains classified as held for sale and report any subsequent changes as an adjustment to the carrying value of the asset or disposal group, as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale. During the years ended December 31, 2021 and 2020, the Company recorded an impairment loss of $128,000 and $733,000, respectively.

Upon determining that a long-lived asset or disposal group meets the criteria to be classified as held for sale, the Company ceases depreciation and reports long-lived assets and/or the assets and liabilities of the disposal group, if material, in the line item "Assets held for sale" in our consolidated balance sheets.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the fair value of identifiable assets received attributable to business acquisitions and combinations. Goodwill and other intangible assets are measured for impairment at least annually and/or whenever events and circumstances arise that indicate impairment may exist, such as a significant adverse change in the business climate. In assessing the value of goodwill, assets and liabilities are assigned to the reporting units and the appropriate valuation methodologies are used to determine fair value at the reporting unit level. Identified intangible assets are amortized using the straight-line method over their estimated useful lives.

The Company completed its annual goodwill impairment test as of December 31, 2021. The Company tests for impairment by comparing the fair value of our reporting units (which for the Company is our reporting segments) to the carrying value of the reporting units. If the carrying value of any reporting unit exceeds the fair value calculated, an impairment loss is recorded for the difference in fair value and carrying value, up to the amount of goodwill allocated to the reporting units. Our fair value is estimated using a combination of the income and market approaches.

As a result of performing the annual test of impairment, the Company recognized no impairment loss for its goodwill during the years ended December 31, 2021 and 2020.

Revenue Recognition

The Company evaluates revenue when we can identify the contract with the customer, the performance obligations in the contract, the transaction price, and we are certain that the performance obligations have been met. Revenue is recognized when the service has been provided to the customer. The vast majority of the Company's services and product offerings are short-term in nature. The time between invoicing and when payment is due under these arrangements is generally thirty to sixty days. Revenue is not generated from contractual arrangements that include multiple performance obligations.

The Company’s agreements with its customers are often referred to as "price sheets" and sometimes provide pricing for multiple services. However, these agreements generally do not authorize the performance of specific services or provide for guaranteed throughput amounts. As customers are free to choose which services, if any, to use based on the Company’s price sheet, the Company prices its separate services on the basis of their standalone selling prices. Customer agreements generally do not provide for performance, cancellation, termination, or refund type provisions. Services based on price sheets with customers are generally performed under separately issued "work orders" or "field tickets" as services are requested.

Revenue is recognized for certain projects that take more than one day as projects over time based on the number of days during the reporting period and the agreed upon price as work progresses on each project.

Disaggregation of Revenue

See Note 10 - Segment Reporting for disaggregation of revenue.

Earnings (Loss) Per Share

Earnings (Loss) per Common Share - Basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Earnings (Loss) per Common Share - Diluted is calculated by dividing net income (loss) by the diluted weighted average number of common shares outstanding for the period. The diluted weighted average number of common shares outstanding for the period is computed using the treasury stock method for common stock that may be issued for outstanding stock options, restricted stock and warrants.

As of December 31, 2021 and 2020, there were outstanding stock options, unvested restricted stock awards and warrants to acquire an aggregate of 1,374,640 and 1,079,629 shares of Company common stock, respectively, which have a potentially dilutive impact on earnings (loss) per share. As of December 31, 2021 and 2020, these outstanding stock options, unvested restricted stock awards and warrants had no aggregate intrinsic value (the difference between the estimated fair value of the Company’s common stock on December 31, 2021 and 2020, and the exercise price, multiplied by the number of in-the-money instruments). Dilution is not permitted if there are net losses during the period. As such, the Company does not show diluted earnings (loss) per share for the years ended December 31, 2021 and 2020.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin ("SAB") Topic 5A, Expenses of Offering. Offering costs consist principally of commissions and fees associated with the sale of the offered securities, as well as professional and other fees associated with the negotiation and filing of the Public Offering, that were incurred through the balance sheet date and were charged to stockholders' equity upon the completion and continuing sale of the Public Offering. As of December 31, 2021 and 2020, offering costs totaling $815,000 and $296,000, respectively, have been charged to stockholders' equity.

Employee Retention Tax Credits

The Employee Retention Credits program, a provision of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), was extended through December 31, 2021 through the American Rescue Plan Act. On November 15, 2021, the Infrastructure Investment and Jobs Act was signed into law and retroactively ended the Employee Retention Credits on September 30, 2021. For 2021, the Employee Retention Credits are up to $7,000 per employee per quarter on qualified wages for the first three quarters of 2021. For the year ended December 31, 2021, the Company recorded $1.8 million to other income in the consolidated statements of operations.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years (see Note 6 - Income Taxes). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in income in the period that includes the enactment date. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. The Company records a valuation allowance to reduce deferred tax assets to an amount that it believes is more likely than not expected to be realized.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if, in the Company's opinion, it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments which can materially affect amounts recognized in the consolidated balance sheets and consolidated statements of operations. The result of the reassessment of the Company’s tax positions did not have an impact on the consolidated financial statements.

Penalties and interest associated with tax positions are recorded in the period assessed within the line item "Other income" in the consolidated statements of operations. The Company files income tax returns in the United States and in the states in which it conducts its business operations. The Company’s United States federal income tax filings for tax years 2018 through 2021 remain open to examination. In general, the Company’s various state tax filings remain open for tax years 2017 through 2021.

Fair Value

The Company follows authoritative guidance that applies to all financial assets and liabilities required to be measured and reported on a fair value basis. The Company also applies the guidance to non-financial assets and liabilities measured at fair value on a nonrecurring basis, including non-competition agreements and goodwill. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability ("exit price") in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. Beginning in 2017, the Company valued its warrants using the Binomial Lattice model ("Lattice"). The Company did not have any transfers between hierarchy levels during the years ended December 31, 2021 or 2020. The financial and non-financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Stock-Based Compensation

Stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award as described below, and is recognized over the requisite service period, which is generally the vesting period of the equity grant.

The Company uses the Black-Scholes pricing model as a method for determining the estimated grant date fair value for all stock options awarded to employees, independent contractors, officers and directors. The expected term of the options is based upon evaluation of historical and expected exercise behavior. The risk-free interest rate is based upon United States Treasury rates at the date of grant with maturity dates approximately equal to the expected life of the grant. Volatility is determined upon historical volatility of our stock and adjusted if future volatility is expected to vary from historical experience. The dividend yield is assumed to be none as we have not paid dividends nor do we anticipate paying any dividends in the foreseeable future.

The Company uses a Lattice model to determine the fair value of certain warrants. The expected term used was the remaining contractual term. Expected volatility is based upon historical volatility over a term consistent with the remaining term. The risk-free interest rate is derived from the yield on zero-coupon United States government securities with a remaining term equal to the contractual term of the warrants. The dividend yield is assumed to be zero.

The Company used the market value of Company stock to determine the fair value of the performance-based restricted stock awarded in 2021. The fair value is updated quarterly based on actual forfeitures.

The Company used a Lattice model to determine the fair value of market-based restricted stock awarded in 2021 and 2020.

Management Estimates

The preparation of the Company’s consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realization of accounts receivable, evaluation of impairment of long-lived assets, stock-based compensation expense, provision for income taxes, and the valuation of warrant liabilities and deferred taxes. Actual results could differ from those estimates.

Contingent Liabilities

From time-to-time, the Company will have contingent liabilities that arise in the course of business, usually as it pertains to certain lawsuits in which the Company is involved. When a future contingent liability becomes both probable and estimable, the Company will record a liability for the estimated amount, as well as any offsetting receivables in the event the claim is probable to be covered by an insurance policy. In the event there is a range of outcomes and no amount is determined to be most probable, the Company will record a liability and, if applicable due to likelihood of insurance coverage, a receivable for the low end of the range. In the event the Company makes a firm offer in order to settle a lawsuit, the Company will record a liability for the amount of the offer at that time.

Classification and Valuation of Warrants

The Company analyzes warrant instruments under ASC 480-10, Distinguishing Liabilities from Equity, to determine the classification of the warrants. More specifically, the Company determines if the warrant contains any special redemption features subject to derivative accounting rules. None of the Company's issued warrants meet any of these criteria and are all classified as permanent equity.

The Company uses a Lattice model to determine the fair value of certain warrants. The expected term used was the remaining contractual term. Expected volatility is based upon historical volatility over a term consistent with the remaining term. The risk-free interest rate is derived from the yield on zero-coupon United States government securities with a remaining term equal to the contractual term of the warrants. The dividend yield is assumed to be zero.

Going Concern

The Company utilizes a cash forecast model to evaluate the ability of future cash flows to fund continuing operations. The Company analyzes projected cash flows to determine if they are sufficient to fund the operations and obligations of the Company for a period of time that extends twelve months or more from the date of the applicable filing.

Reclassifications

Certain prior period amounts have been reclassified for comparative purposes to conform to the current presentation. These reclassifications have no effect on the Company’s consolidated statement of operations.

Accounting Pronouncements

Recently Adopted

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment (ASU 2017-04). The standard simplifies the subsequent measurement of goodwill by removing the requirement to perform a hypothetical purchase price allocation to compute the implied fair value of goodwill to measure impairment. Instead, goodwill impairment is measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The standard also clarifies the treatment of the income tax effect of tax-deductible goodwill when measuring goodwill impairment loss. This standard is effective for annual or any interim goodwill impairment test in fiscal years beginning after December 15, 2019. The Company adopted ASU 2017-04 on January 1, 2020 and performed its annual goodwill impairment test pursuant to the requirements of ASU 2017-04.

Recently Issued

In June 2016, the FASB issued ASU 2016-13, Financial Statements - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to ascertain credit loss estimates. The standard is effective for fiscal years beginning after December 15, 2022. The Company does not expect the adoption of ASU 2016-13 to have a material impact on its consolidated financial statements.

Note 3 – Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2021	2020
Trucks and vehicles	$54,670	$57,224
Other equipment	2,059	1,319
Buildings and improvements	3,140	3,176
Land	378	378
Total property and equipment	60,247	62,097
Accumulated depreciation	(44,074)	(41,780)
Property and equipment, net	$16,173	$20,317

For the years ended December 31, 2021 and 2020, the Company recorded approximately $4.9 million in depreciation expense.

Note 4 – Intangible Assets

The components of our intangible assets as of December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020
Customer relationships	$626	$626
Patents and trademarks	441	441
Total intangible assets	1,067	1,067
Accumulated amortization	(668)	(450)
Net carrying value	$399	$617

The useful lives of our intangible assets are estimated to be five years. Amortization expense for intangible assets for the years ended December 31, 2021 and 2020 was $218,000 and $211,000, respectively.

The following table represents the amortization expense for the next five years (in thousands):

	2022	2023	2024	2025	2026
Customer relationships	$125	$104	$-	$-	$-
Patents and trademarks	93	77	-	-	-
Total intangible asset amortization expense	$218	$181	$-	$-	$-

Note 5 – Debt

East West Bank Revolving Credit Facility

The 2017 Credit Agreement (as defined in Note 2 - Summary of Significant Accounting Policies and Recent Developments) originally allowed us to borrow up to 85% of our eligible receivables and up to 85% of the appraised value of our eligible equipment. The Fifth Amendment restructured the loan and provided for a loan forgiveness of approximately $16.0 million and converts the remaining principal balance to a $17.0 million equipment term loan and a revolver to provide the Company with a maximum $1.0 million line of credit. The Sixth Amendment further extended the maturity date and modified the financial covenants effective January 1, 2021. The Seventh Amendment to the Credit Facility dated April 26, 2021 (the "Seventh Amendment") provided for amortization of the loan on a 10-year straight-line basis commencing on November 15, 2021 and continuing until maturity on October 15, 2022. Interest on the Credit Facility is fixed at 8.25%. Interest on the first 5.25% is calculated monthly and paid in arrears, while the remaining 3.00% is accrued to the loan balance through October 15, 2022, and due with all remaining outstanding principal on the maturity date. Additionally, the Credit Facility is subject to an unused credit line fee of 0.5% per annum multiplied by the amount by which total availability exceeds the average monthly balance of the Credit Facility, payable monthly in arrears. The Credit Facility is collateralized by substantially all our assets and subject to financial covenants.

Under the amended 2017 Credit Agreement, we are subject to the following financial covenants:

(1)      On December 31, 2021, we were required to maintain liquidity of not less than $1.5 million; and

(2)      For each trailing three-month period, commencing with the three-month period ending March 31, 2021, we are required to achieve gross revenue of at least seventy percent (70%) of our projected gross revenue; and

(3)      We are limited to a capital expenditures cap of approximately $1.2 million for any fiscal year that the loan remains outstanding.

On February 11, 2021, the Company made a $3.0 million payment of principal on the equipment term loan. As of December 31, 2021, we had an outstanding principal loan balance under the Credit Facility of approximately $13.5 million with a weighted average interest rate of 8.25% per year. As of December 31, 2021, our availability under the amended 2017 Credit Agreement was $1.0 million. The Credit Facility balance of approximately $14.1 million as of December 31, 2021 includes $38,000 of future interest payable due over the remaining term of the Credit Facility in accordance with ASC 470-60, Troubled Debt Restructuring by Debtors.

During the fourth quarter of 2021, the Company determined that it would be in non-compliance of its trailing three-month revenue covenant under the Credit Facility for the month ended October 31, 2021, and would likely also be in non-compliance for the trailing three-month period ending November 30, 2021. This covenant requires the Company to achieve actual revenues in an amount not less than 70% of the revenue projections previously delivered by the Company (and accepted by East West Bank) for each trailing three-month period. The Company’s non-compliance with the covenant resulted from October’s revenues being $172,000 lower than what was required to meet the requirements of the covenant. The Company determined that October’s lower revenues were the result of warmer than usual temperatures that have existed in the areas that the Company operates which caused the Company's frac water heating season to begin later than anticipated.

On November 12, 2021, we entered into the Eighth Amendment to Loan and Security Agreement with East West Bank ("Eighth Amendment") which, among other things, provided for a waiver of default of the revenue covenant based upon our October trailing three-month period gross revenues and a reforecasting of our November and December 2021 revenues from what was previously provided to East West Bank. Per the Eighth Amendment, the revenue covenant utilizing October’s revenues was waived and would not be used in any future three-month period gross revenue covenant calculation. For the month ended November 30, 2021, covenant compliance was measured at 80% of reforecast November revenues. Covenant compliance for the month ended December 31, 2021 was measured at 80% of the reforecast November and December 2021 revenues. The Company was in compliance with all covenants as of December 31, 2021. Beginning for the month ended January 31, 2022 and continuing until March 31, 2022, revenue covenant compliance will be measured at 80% of the trailing three months forecasted gross revenues. Beginning the month ended April 30, 2022 and continuing through September 30, 2022, covenant compliance will be measured at 70% of the trailing three months forecasted gross revenues, except for the months ended April 30, 2022 and May 31, 2022, as those will include an 80% requirement for the months of February and March 2022. In connection with the execution of the Eighth Amendment, the Company paid East West Bank a fee of $70,000 for the October revenue waiver and the Eight Amendment.

In connection with amending the 2017 Credit Agreement on September 23, 2020, the Company issued to East West Bank 533,334 shares of Company common stock, and a five-year warrant to purchase up to 1,000,000 additional shares of Company common stock at an exercise price of $3.75 per share. The 533,334 shares of Company common stock were valued at a price of $2.0775 per share, or a total value of approximately $1.1 million. The 533,334 common shares issued to East West Bank cannot be sold or transferred prior to March 23, 2021. The warrant for 1,000,000 shares is exercisable beginning September 23, 2021 until September 23, 2025. The fair value of the warrant was determined to be $1.4 million and were recorded in additional paid-in capital. The Company recorded a total gain on the debt restructuring of approximately $11.9 million for the year ended December 31, 2020, which was calculated by subtracting from the $16.0 million loan forgiveness, a) the future interest payable on the Credit Facility; b) the value of the Company common stock issued; and c) the fair value of the warrant. The per share effect of the gain on both basic and diluted earnings per common share was $2.85 for the year ended December 31, 2020.

In December 2021, the Company sent several assets that were no longer being utilized to a live auction. The assets were sold at the auction for net proceeds of $272,000, which was applied to the equipment term loan as a payment of principal upon receipt on December 23, 2021.

The Refinancing

On March 24, 2022, the Company completed a refinancing transaction (the “Refinancing”) in which it terminated its existing credit facility with the East West Bank, which had an outstanding principal balance of $13.8 million. Pursuant to the pay-off letter dated as of March 18, 2022 by the Company, certain wholly owned subsidiaries of the Company and East West Bank, in full satisfaction of the Company’s obligations under the East West Bank credit facility, the Company paid East West Bank $8.4 million in cash and agreed to pay East West Bank 5% of the net proceeds that the Company receives under the Receivables Financing (as defined below), up to a maximum of $1.0 million.

As part of the Refinancing, on March 24, 2022, Heat Waves entered into a Master Lease Agreement (the “Utica Facility”) with Utica Leaseco, LLC (“Utica”), pursuant to which Utica provided an equipment-collateralized loan to the Company in the amount of $6,225,000. Under the Utica Facility, the Company is required to make 51 monthly payments of $168,075 each. At the end of the fifty-one month term, the Company is required to make a residual payment to Utica between 1% and 10% of the initial principal amount, or between $62,250 and $622,500, The Utica Facility is secured by all the Company’s equipment and proceeds from such equipment. The Company also has the option, after 12 months, to prepay $1.0 million of the Utica Facility in exchange for a reduced payment schedule. The Company has agreed to guarantee the obligations of Heat Waves under the Utica Facility pursuant to an unsecured Master Lease Guaranty with Utica.

Additionally, as part of the Refinancing and in accordance with ASC 470-10-45, the Company classified approximately $5.4 million of its outstanding $14.1 million Credit Facility with East West Bank as a long-term liability versus a current liability on its consolidated balance sheet as of December 31, 2021. This $5.4 million represents the amount of indebtedness under the Company's Utica Facility that is due and payable more than twelve months from the balance sheet date of December 31, 2021. The other facilities consummated as part of the Refinancing were considered for long-term liability treatment versus current liability treatment, however management felt that the Utica Facility was the only resulting component of the Refinancing that should be treated in accordance with ASC 470-10-45.

In addition, as part of the Refinancing, on March 24, 2022, Heat Waves entered into an Invoice Purchase Agreement (the “Receivables Financing” and together with the Utica Facility, the “2022 Financing Facilities”) with LSQ Funding Group, LLC (“LSQ”) pursuant to which LSQ will provide receivables factoring to Heat Waves. Under the Receivables Financing, LSQ will advance up to 85% on accounts receivable factored by Heat Waves, up to a maximum of $10.0 million. LSQ will receive fees equal to 0.1% of the receivables purchased in addition to a funds usage daily fee of 0.021% of the outstanding balance purchased. The Receivables Financing initially has an 18-month term that can be terminated upon payment of certain fees. The Receivables Financing is secured by a security interest in Heat Wave’s accounts receivables and proceeds from such accounts receivable. Heat Wave’s obligations under the Receivables Financing are guaranteed by the Company pursuant to an unsecured Entity Guaranty.

The Utica Facility and the Receivables Financing are subject to an Intercreditor Agreement dated on or about March 24, 2022 by and among Utica, LSQ, Heat Waves, and the Company (the “Intercreditor Agreement”).

Also, as part of the Refinancing, on March 22, 2022, the Company issued a $1.2 million Convertible Subordinated Note (the “Note”) to Cross River Partners, LP (“Cross River”), which is an entity controlled by Richard Murphy, our Chief Executive Officer and Chairman. The Note has a six-year term and accrues interest at 7% per annum. The Company is required to make quarterly interest only payments under the Note for the first year starting June 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The Note is unsecured and subordinated to any secured debt obligations, including the Utica Facility and the Receivable Financing. Subject to any required stockholder approval, outstanding principal and accrued but unpaid interest under the Note is convertible at the option of Cross River into common stock of the Company at a conversion price equal to the average closing price of the Company’s common stock on the five days prior to the date of any such conversion.

Subordinated Debt with Related Party

On December 21, 2021, the Company issued a subordinated non-convertible promissory note to Cross River, a related party, for $220,000 required for a $210,000 due diligence deposit made to a third-party potential lender who showed interest in refinancing the East West Bank Revolving Credit Facility. The subordinated debt is due upon the earlier of June 21, 2022, or completion of the refinancing of the East West Bank Revolving Credit Facility. Cross River will also be paid a loan fee of $10,000 upon repayment of the subordinated debt, which is in substance interest. Accordingly, the Company recorded a debt discount of $10,000 which is being amortized to interest expense over the term of the debt. During the year ended December 31, 2021, the Company amortized approximately $1,000 to Interest expense in the consolidated statements of operations.

Subsequent to December 31, 2021, the Company and the potential lender agreed that they could not reach amenable terms, and the deal was canceled. Upon cancellation, total payments of approximately $162,000 were returned to Cross River from the third-party potential lender, and the subordinated debt was reduced by the same amount at that time.

Paycheck Protection Program

On April 10, 2020, the Company, entered into a promissory note (the "PPP Loan") with East West Bank in the aggregate amount of approximately $1.9 million, pursuant to the Paycheck Protection Program (the "PPP") under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), which was enacted March 27, 2020, and is administered by the United States Small Business Administration ("SBA").

On November 9, 2020, the Company submitted the initial loan forgiveness application to East West Bank for review and approval. On July 8, 2021, the SBA approved our loan forgiveness application in full, which includes forgiveness of the total principal balance of approximately $1.9 million, as well as $24,000 in accrued interest. Though this loan forgiveness application was approved in full, the SBA has the right to review the Company's loan forgiveness application through an audit even subsequent to such approval. The total amount forgiven was approximately $2.0 million and was recorded in Other income in the consolidated statements of operations for the year ended December 31, 2021.

Notes Payable

Long-term debt consists of the following (in thousands):

	December 31,
	2021	2020
Senior Revolving Credit Facility with related party. All future interest through October 15, 2021 accrued to loan pursuant to the Fifth Amendment. Interest at 8.25%, 5.25% is paid monthly while 3% is accrued and paid upon maturity. Amortization of the loan on a 10-year straight-line basis commenced on November 15, 2021. Matures October 15, 2022. Refinanced March 24, 2022.	$14,102	$19,078
Subordinated Promissory Note with related party. Non-interest bearing. $10,000 flat fee paid to consummate loan. Matures June 21, 2022.	220	-
Paycheck Protection Loan. Interest is at 1% with payments deferred until October 10, 2020. Matures April 10, 2022. Loan and accrued interest forgiven in full on July 8, 2021.	-	1,940
Subordinated Promissory Note with related party. Interest at 10% and paid quarterly. Balance converted to equity in February 2021.	-	1,250
Real Estate Loan for a facility in North Dakota. Interest at 5.75% and monthly principal and interest payment of $5,255 until October 3, 2023. Collateralized by land and property purchased with the loan.	112	167
Vehicle loans for three pickups. Interest at 8.59%, monthly principal and interest payments of $3,966. Loans paid in full in June 2021.	-	31
Note payable to the seller of Heat Waves. The note was garnished by the Internal Revenue Service ("IRS") in 2009 and is due on demand; paid in annual installments of $36,000 per agreement with the IRS. Loan paid in full in June 2021.	-	14
Total long-term debt	14,434	22,480
Less debt discount	(9)	(70)
Less current portion	(8,967)	(1,693)
Long-term debt, net of debt discount and current portion	$5,458	$20,717

Aggregate contractual principal maturities of debt are as follows (in thousands):

For the year ended December 31,
2022	$8,976
2023	1,310
2024	1,468
2025	1,716
2026	964
Total	$14,434

Note 6 – Income Taxes

Income tax expense consists of the following (in thousands):

	December 31,
	2021	2020
Current:
Federal	$-	$-
State	-	12
Total current	-	12
Deferred:
Federal	234	-
State	39	-
Total deferred	273	-
Total income tax expense	$273	$12

A reconciliation of computed income taxes by applying the statutory federal income tax rate of 21% to loss from continuing operations before taxes to income tax expense as presented in our consolidated statements of operations for the years ended December 31, 2021 and 2020 is as follows (in thousands):

	December 31,
	2021	2020
Computed income taxes at 21% for 2021 and 2020, respectively	$(1,634)	$(502)

(Decrease) increase in income taxes resulting from:
State and local income taxes, net of federal impact	(272)	(72)
Change in valuation allowance	2,892	571
True-up adjustment	(238)	-
Stock-based compensation	-	1
Paycheck Protection Plan loan forgiveness	(481)	-
Other	6	14

Income tax expense	$273	$12

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

During the first quarter of 2021, the Company experienced a change in control pursuant to the issuance of 4,199,998 shares of Company Common Stock. As a result of this change in control, and in accordance with Internal Revenue Code Section 382, the realizability of the Company's deferred tax assets became limited. Based on management's judgment, the Company estimates that as of December 31, 2021, $273,000 of deferred tax liabilities could no longer be used as a source of income to recognize the benefits of deferred tax assets and, as such, required the recording of additional valuation allowance of $273,000 through deferred income tax expense for the year ended December 31, 2021. The Company recorded approximately $12,000 of income tax expense for the year ended December 31, 2020.

We have a requirement of reporting of taxes based on tax positions which meet a "more likely than not" standard and which are measured at the amount that is more likely than not to be realized. Differences between financial and tax reporting which do not meet this threshold are required to be recorded as unrecognized tax benefits. This standard also provides guidance on the presentation of tax matters and the recognition of potential IRS penalties and interest. As of December 31, 2021 and 2020, the Company does not have an unrecognized tax liability.

The Company has United States federal and state net operating loss carryforwards ("NOLs"), each of which were approximately $35.5 million as of December 31, 2021, that will partially expire in the years 2035 through 2037. The Company estimates that $18.6 million of federal and $7.4 million of state NOLs will expire unused due to IRC Section 382 limitations. Of the $35.5 million of federal NOLs, $15.3 million of these will not expire.

The components of deferred income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Reserves and accruals	$603	$183
Amortization	60	53
Capital losses and other	12	13
Non-qualified stock option expense	2	194
Loss carryforwards	8,700	7,066
Total deferred tax assets	9,377	7,509
Valuation allowance	(7,649)	(4,757)
Net deferred tax assets	1,728	2,752

Deferred tax liabilities:
Depreciation	(2,001)	(2,752)
Total deferred tax liabilities	(2,001)	(2,752)

Net deferred tax liabilities	$(273)	$-

The Company uses significant judgment in forming conclusions regarding the recoverability of its deferred tax assets and evaluates all available positive and negative evidence to determine if it is more likely than not that the deferred tax assets will be realized. To the extent recovery does not appear likely, a valuation allowance must be recorded. The Company has a valuation allowance of approximately $7.6 million and $4.8 million as of December 31, 2021 and 2020, respectively.

It is possible that the relative weight of positive and negative evidence regarding the realization of deferred tax assets may change, which could result in a material increase or decrease in the Company’s valuation allowance. Such a change could result in a material increase or decrease to income tax expense in the period the assessment was made.

The Company classifies penalty and interest expense related to income tax liabilities as other expense, which is presented in the line item "Other income" on the consolidated statements of operations. The Company did not incur any penalty and interest expense for the years ended December 31, 2021 and 2020, respectively.

The Company files tax returns in various states in the United States, including but not limited to Colorado, Kansas, New Mexico, North Dakota, Oklahoma, Pennsylvania and Texas. The Company’s United States federal income tax filings for tax years 2018 through 2021 remain open to examination. In general, the Company’s various state tax filings remain open for tax years 2017 to 2021.

Note 7 – Stockholders' Equity

Conversion of Subordinated Debt to Equity

On August 13, 2020, the Company's Board of Directors approved a transaction to exchange 50%, or $1.25 million, of our subordinated debt with Cross River, a related party, as well as $265,000 in accrued interest, for 403,602 shares of Company common stock. The total Company common stock fair value consideration was $963,000 and the Company recognized a gain of $552,000 in the consolidated statements of stockholders’ equity.

In a separate transaction on February 11, 2021, the Company exchanged the remaining 50%, or $1.25 million, of our subordinated debt with Cross River, as well as $62,000 in accrued interest, for 601,674 shares of Company common stock, which was based on the price of Company common stock at market close on the date of the conversion. In addition, the Company awarded a warrant to Cross River to purchase up to 150,418 shares of the Company's common stock at an exercise price of $2.507 per share. The warrants had a grant date fair value of $2.02 per share and are exercisable beginning one year from the issuance date on February 11, 2022 until February 11, 2026. The total fair value of the warrant and loss on extinguishment of the subordinated debt with this related party was $304,000, which was recorded to Other income (expense) in the first quarter 2021.

Warrants

On November 11, 2019, in connection with a subordinated loan agreement, the Company granted Cross River one five-year warrant to buy an aggregate total of 41,667 shares of the Company's common stock at an exercise price of $3.00 per share. The warrants had a grant date fair value of $2.40, were fully vested upon issuance and remain outstanding and exercisable until November 11, 2024.

On September 23, 2020, in connection with the Fifth Amendment, the Company granted East West Bank one five-year warrant to buy an aggregate total of 1,000,000 shares of the Company's common stock at an exercise price of $3.75 per share. The warrants had a grant date fair value of $1.42, were fully vested upon issuance and remain outstanding and are exercisable beginning one year from the issuance date on September 23, 2021 and until September 23, 2025.

On February 11, 2021, in connection with the conversion of the subordinated loan agreement to Company common stock, the Company granted Cross River one five-year warrant to buy an aggregate total of 150,418 shares of the Company's common stock at an exercise price of $2.507 per share. The warrants had a grant date fair value $2.02 and are exercisable beginning one year from the issuance date on February 11, 2022 until February 11, 2026.

Each grant of warrants granted to Cross River was reviewed and approved by the independent directors of the Company.

On April 12, 2021, the Securities and Exchange Commission ("SEC") issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies ("SPACs") (the "Staff Statement"). The SEC highlighted accounting considerations which could, in certain circumstances, indicate that warrants should be accounted for as liabilities rather than equity instruments, in which case the warrants would be subject to fair value adjustments during each reporting period. Although the Staff Statement focused on SPACs, the same accounting considerations may apply to warrants issued by non-SPAC entities. Upon issuance of the Staff Statement, the Company performed further analysis on its population of warrants, which are listed above, giving consideration to the areas of concern noted in the Staff Statement. Upon this further review of its warrant agreements, the Company determined that it has correctly accounted for its warrants as equity instruments.

A summary of warrant activity for the years ended December 31, 2021 and 2020 is as follows (in thousands):

			Weighted Average
		Weighted Average	Remaining
Warrants	Shares	Exercise Price	Contractual Life (Years)
Outstanding as of January 1, 2020	43,667	$3.34	4.72
Issued	1,000,000	3.75	4.73
Outstanding as of December 31, 2020	1,043,667	$3.73	4.69
Issued	150,418	2.51	4.12
Expired	(2,000)	10.50	-
Outstanding as of December 31, 2021	1,192,085	$3.57	3.75

Exercisable as of December 31, 2021	1,041,667	$3.72	3.70

Note 8 – Stock Options and Restricted Stock

Stock Options

On July 27, 2010, the Company’s Board adopted the 2010 Stock Incentive Plan (the "2010 Plan"). The aggregate number of shares of Company common stock that could be granted under the 2010 Plan was reset at the beginning of each year based on 15% of the number of shares of Company common stock then outstanding. As such, on January 1, 2016, the number of shares of Company common stock available under the 2010 Plan was reset to 381,272 shares based upon 2,541,809 shares outstanding on that date. Options were typically granted with an exercise price equal to the estimated fair value of the Company's common stock at the date of grant with a vesting schedule of one to three years and a contractual term of five years. As discussed below, the 2010 Plan has been replaced by a new stock option plan and no additional stock option grants will be granted under the 2010 Plan. As of December 31, 2021, there were no options available for issuance under the 2010 Plan.

On July 18, 2016, the Board unanimously approved the adoption of the Enservco Corporation 2016 Stock Incentive Plan (the "2016 Plan"), which was approved by the stockholders on September 29, 2016. The aggregate number of shares of Company common stock that may be granted under the 2016 Plan is 533,334 shares, plus authorized and unissued shares from the 2010 Plan totaling 159,448, for a total reserve of 692,782 shares. As of December 31, 2021, there were outstanding options to purchase 1,334 shares and we had granted restricted stock shares of 181,221 that remained outstanding under the 2016 Plan.

During the years ended December 31, 2021 and 2020, no options were granted or exercised.

The following is a summary of stock options activity for all equity plans for the years ended December 31, 2021 and 2020:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding as of January 1, 2020	129,689	$8.45	1.95
Forfeited or expired	(118,120)	8.54	-
Outstanding as of December 31, 2020	11,569	$5.87	0.53
Forfeited or expired	(10,235)	5.91	-
Outstanding as of December 31, 2021	1,334	$5.55	0.42

Vested as of December 31, 2021	1,334	$5.55	0.42

Exercisable as of December 31, 2021	1,334	$5.55	0.42

There was no aggregate intrinsic value (the difference between the estimated fair value of the Company’s common stock on December 31, 2021 and the exercise price, multiplied by the number of in-the-money options) of our outstanding options.

During the years ended December 31, 2021 and 2020, the Company recognized stock-based compensation costs for stock options of $0 and $3,000, respectively, in the line item "Sales, general and administrative expenses" in the consolidated statements of operations.

A summary of the status of non-vested shares underlying the options are presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested as of January 1, 2020	3,533	$3.30
Vested	(1,755)	3.36
Forfeited	(1,778)	19.29
Non-vested as of December 31, 2020	-	$-
Vested	-	-
Forfeited	-	-
Non-vested as of December 31, 2021	-	$-

As of December 31, 2021, there were no remaining unrecognized compensation costs related to non-vested shares under the Company's stock option plans.

Restricted Stock

Restricted shares issued pursuant to restricted stock awards under the 2016 Plan are restricted as to sale or disposition. These restrictions lapse periodically, generally over a period of three years. Restrictions may also lapse for early retirement and other conditions in accordance with our established policies. Upon termination of employment, shares on which restrictions have not lapsed must be returned to us, resulting in restricted stock forfeitures. The fair market value on the date of the grant of the stock with a service condition is amortized and charged to income on a straight-line basis over the requisite service period for the entire award. The fair market value on the date of the grant of the stock with a performance condition shall be accrued and recognized when it becomes probable that the performance condition will be achieved. Restricted shares that contain a market condition are amortized and charged over the life of the award.

A summary of the restricted stock activity is presented below:

	Shares	Weighted Average Grant Date Fair Value
Restricted shares as of January 1, 2020	133,756	8.25
Granted	10,001	2.49
Vested	(69,777)	6.56
Forfeited	(49,587)	8.05
Restricted shares as of December 31, 2020	24,393	7.32
Granted	165,000	1.05
Vested	(6,505)	7.94
Forfeited	(1,667)	8.92
Restricted shares as of December 31, 2021	181,221	1.58

During the years ended December 31, 2021 and 2020, the Company recognized stock-based compensation costs for restricted stock of $130,000 and $389,000 in the line item "Sales, general and administrative expenses" in the consolidated statements of operations, of which $301,000 was related to severance compensation in connection with a separation agreement with the Company's former CEO during the second quarter of 2020. In addition, of the 69,777 shares that vested during 2020, 59,667 shares were related to the former CEO's separation agreement, as were 6,667 of the 10,001 shares that were granted during 2020. Compensation cost is revised if subsequent information indicates that the actual number of restricted stock vested due to service is likely to differ from previous estimates.

The following table sets forth the weighted average outstanding of potentially dilutive instruments for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31,
	2021	2020
Stock options	3,621	93,747
Restricted stock	179,351	58,220
Warrants	1,175,719	314,158
Weighted average	1,358,691	466,125

Note 9 – Commitments and Contingencies

As of December 31, 2021, the Company leases facilities and certain equipment under lease commitments that expire through June 2026. Future minimum lease payments for these operating and finance lease commitments are as follows (in thousands):

	Operating Leases	Finance Leases
For the year ended December 31,
2022	$799	$21
2023	641	14
2024	465	10
2025	354	-
2026	179	-
Thereafter	-	-
Total future lease commitments	2,438	45
Impact of discounting	(254)	(2)
Discounted value of lease obligations	$2,184	$43

The following table summarizes the components of our gross operating and finance lease costs incurred during the years ended December 31, 2021 and 2020 (in thousands):

	For the Year Ended December 31,
	2021	2020
Operating lease expense:
Current lease cost	$82	$55
Long-term lease cost	1,026	1,107
Total operating lease cost	$1,108	$1,162

Finance lease expense:
Amortization of right-of-use assets	$64	$189
Interest on lease liabilities	6	19
Total finance lease cost	$70	$208

Our weighted-average lease term and discount rate used during the years ended December 31, 2021 and 2020 are as follows:

	For the Year Ended December 31,
	2021	2020
Operating:
Weighted-average lease term (years)	3.42	4.08
Weighted-average discount rate	6.09%	6.08%
Finance:
Weighted-average lease term (years)	2.35	2.09
Weighted-average discount rate	5.67%	5.94%

Self-Insurance

In June 2015, the Company became self-insured under its Employee Group Medical Plan, and currently is responsible to pay the first $50,000 in medical costs per individual participant for claims incurred in the calendar year up to a maximum of approximately $1.8 million per year in the aggregate based on enrollment. The Company had an accrued liability of $0 and $150,000 as of December 31, 2021 and 2020, respectively, for insurance claims that it anticipates paying in the future related to claims that occurred prior to December 31, 2020. The Company's trailing potential liability for unsubmitted claims under the self-insured plan expired on December 31, 2021, and the remaining $92,000 was recorded to other income on that date.

Effective January 1, 2021, the Company moved onto a traditional Employee Group Medical Plan and will no longer be self-insured for claims occurring after that date.

Effective April 1, 2015, the Company had entered into a workers’ compensation and employer’s liability insurance policy with a term through March 31, 2018.  Under the terms of the policy, the Company was required to pay premiums in addition to a portion of the cost of any claims made by our employees, up to a maximum of approximately $1.8 million over the term of the policy (an amount that was variable with changes in annualized compensation amounts). As of December 31, 2021, a former employee of ours had an open claim relating to injuries sustained while in the course of employment, and the projected maximum cost of the policy as determined by the insurance carrier included estimated claim costs that have not yet been paid or incurred in connection with the claim. During the year ended December 31, 2017, our insurance carrier formally denied the workers' compensation claim and has moved to close the claim entirely. Per the terms of our insurance policy, through December 31, 2021 we had paid in approximately $1.8 million of the projected maximum plan cost of $1.8 million, and had recorded approximately $1.6 million as expense over the term of the policy. In September 2020, the claim was officially denied by the Kansas Division of Workers Compensation Judicial Unit. In the fourth quarter of 2021, the claim was settled and there is no further liability for the claim. Upon settlement, the Company was provided with a range of most likely amounts which will be returned. During the fourth quarter of 2021, the Company reduced the deposit to the lowest amount in the range, or $126,000. The Company expects to collect the remaining unused deposit that is being held by the underwriter in the first or second quarter of 2022.

Effective April 1, 2018, we entered into a new workers’ compensation policy with a fixed premium amount determined annually, and therefore are no longer partially self-insured for workers' compensation and employer's liability.

Litigation

On November 8, 2021, Amanda Mordica, a Texas resident, filed a complaint in Texas State Court in Atascosa County, against the Company, its wholly owned subsidiary, Heat Waves Hot Oil Service LLC, and two individual former Company employees alleging negligence by the Company and its subsidiary in connection with a traffic accident sustained by Ms. Mordica on November 19, 2019. Ms. Mordica’s claim is in excess of $1.0 million. The Company has tendered this litigation to its insurer who has preliminarily indicated that they have accepted coverage. While the Company’s insurer has reserved its rights in cases of gross negligence, the Company, based upon the advice of litigation counsel, does not believe that it was grossly negligent in this matter.

On November 22, 2021, the Company’s insurance company and Ms. Mordica held a mediation in which the Company participated, which did not result in a settlement. Based on an initial offer by the insurer to Ms. Mordica, as of December 31, 2021, the Company has recorded an accrued liability of $400,000 and a corresponding current receivable in the same amount to reflect insurance coverage. Ms. Mordica has sought an amount up to approximately $10.7 million. The ultimate resolution of the matter could result in a liability over the amount accrued, for which the Company believes insurance coverage is probable. As such, the Company does not believe that this litigation will have a material adverse impact on the Company. However, this conclusion is subject to the inherent uncertainties affecting the outcome of litigation if it occurs.

Note 10 – Segment Reporting

Enservco’s reportable operating segments are Production Services and Completion and Other Services. These segments have been selected based on management’s resource allocation and performance assessment in making decisions regarding the Company. The following is a description of the segments:

Production Services

This segment utilizes a fleet of hot oiling trucks and acidizing units to provide maintenance services to the domestic oil and gas industry. These services include hot oiling services and acidizing services. Hot oiling is utilized by customers to remove paraffins from wellbores, pipes and vessels. Acidizing services are utilized by customers to clean reservoir surfaces and increase flow rates.

Completion and Other Services

This segment utilizes a fleet of frac water heating units to provide frac water heating services and related support services to the domestic oil and gas industry. These services also include other services for other industries, which consist primarily of hauling and transport of materials and heat treating for customers. Frac water heating is utilized by customers during the completion of oil and gas wells.

Unallocated

This segment includes general overhead expenses and assets associated with managing all reportable operating segments which have not been allocated to a specific segment.

The following tables set forth certain financial information with respect to Enservco’s reportable segments (in thousands):

	Production Services	Completion and Other Services	Unallocated	Total
For the Year Ended December 31, 2021:
Revenues	$9,012	$6,325	$-	$15,337
Cost of revenues	9,734	7,605	-	17,339
Segment loss	$(722)	$(1,280)	$-	$(2,002)

Depreciation and amortization	$2,397	$2,415	$403	$5,215
Capital expenditures	$306	$276	$11	$593
Identifiable assets(1)	$12,357	$9,007	$505	$21,869

For the Year Ended December 31, 2020:
Revenues	$7,714	$7,969	$-	$15,683
Cost of revenues	8,410	8,801	-	17,211
Segment loss	$(696)	$(832)	$-	$(1,528)

Depreciation and amortization	$2,378	$2,512	$392	$5,282
Capital expenditures	$176	$185	$-	$361
Identifiable assets(1)	$12,353	$13,050	$939	$26,342

(1)	Identifiable assets is calculated by summing the balances of accounts receivable, net; inventories; property and equipment, net; net right-of-use lease assets; assets held for sale; and other assets.

The following table reconciles the segment losses reported above to the loss from operations reported in the consolidated statements of operations (in thousands):

	For the Year Ended December 31,
	2021	2020
Segment loss	$(2,002)	$(1,528)
Sales, general and administrative expenses	(4,185)	(5,002)
Severance and transition costs	(7)	(145)
Gain (loss) from disposal of equipment	124	(47)
Impairment loss	(128)	(733)
Depreciation and amortization	(5,215)	(5,282)
Loss from operations	$(11,413)	$(12,737)

Geographic Areas

The Company only conducts business in the United States, in what it believes are three geographically diverse regions. The following table sets forth revenues from operations for the Company’s three geographic regions during the years ended December 31, 2021 and 2020 (in thousands):

	For the Year Ended December 31,
	2021	2020
BY GEOGRAPHY:

Production Services:
Rocky Mountain Region(1)	$2,213	$2,689
Central USA Region(2)	6,158	4,552
Eastern USA Region(3)	641	473
Total Production Services	9,012	7,714

Completion and Other Services:
Rocky Mountain Region(1)	4,521	6,601
Central USA Region(2)	128	108
Eastern USA Region(3)	1,676	1,260
Total Completion and Other Services	6,325	7,969

Total Revenues	$15,337	$15,683

(1)

Includes the DJ Basin/Niobrara field (northeastern Colorado and southeastern Wyoming), the San Juan Basin (southeastern Colorado and northeastern New Mexico), the Powder River and Green River Basins (northeastern and southwestern Wyoming), the Bakken area (western North Dakota and eastern Montana).

(2)	Includes the Eagle Ford Shale in southern Texas and the East Texas Oilfield beginning during the second quarter of 2021.
(3)	Consists of the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation (eastern Ohio).

Note 11 – Subsequent Events

Cross River Working Capital Note

On March 9, 2022, Enservco issued a $1.2 million Note to Cross River Partners, LP, an entity controlled by Richard Murphy, our Chairman and Chief Executive Officer for funds lent to the Company for working capital purposes between February 18, 2022 and March 9, 2022 (the “Working Capital Note”). Cross River will also be paid a loan fee of $15,000 upon repayment of the subordinated debt, which is in substance interest. The Working Capital Note is secured by the Company’s accounts receivable from a Company's customer. The proceeds under this note were only to be used to pay the $75,000 underwriting deposit required by Utica and for working capital purposes. The outstanding principal of the Working Capital Note is due and payable upon the earlier of (i) the refinancing of the secured debt obligations owed to East West Bank, (ii) the date that is October 16, 2022; or (iii) receipt by Borrower of certain accounts receivable received from the customer. The Working Capital Note was repaid in-full on March 24, 2022 in connection with the Refinancing.

Restatements of 2021 10-Q Filings

On March 22, 2022, the Company, in consultation with the Audit Committee of its Board of Directors, concluded that the Company’s previously issued condensed consolidated financial statements as of and for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (collectively, the “Relevant Periods”) should no longer be relied upon. This conclusion was primarily due to the Company’s misinterpretation of eligibility for certain employee retention tax credits under relevant provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) following advice provided by its third party subject matter consultant. In addition, the Company incorrectly applied accounting treatment for the conversion of subordinated debt with a related party to Company Common Stock and warrants. As a result, the Company amended its Quarterly Reports on Form 10-Q for the Relevant Periods to reflect restatements of its condensed consolidated financial statements for the Relevant Periods ("Amendment No. 1s"). These restatements had no impact on the Company’s cash position, revenues, operating expenses, loss from operations or Adjusted EBIDTA for the Relevant Periods. During the first quarter of 2022, the Company received approximately $443,000 in refunds that related to the employee retention tax credits to which the Company did not qualify. In addition to the need to return a large portion of these funds to the IRS, the Company may incur additional penalties and interest.

On April 14, 2022, the Company, in consultation with the Audit Committee of its Board of Directors, concluded that the Company’s previously issued and amended condensed consolidated financial statements as of and for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (collectively, the “Relevant Periods”) should no longer be relied upon. This conclusion was due to the Company re-evaluating its accounting for income taxes in connection with a change in control that occurred pursuant to the issuance of 4,199,998 shares of common stock during the first quarter of 2021. This change in control led to a change in management's judgment about the realizability of the Company's deferred tax assets. As a result, the Company amended for a second time its Quarterly Reports on Form 10-Q for the Relevant Periods to reflect restatements of its previously amended condensed consolidated financial statements for the Relevant Periods ("Amendment No. 2s"). These restatements had no impact on the Company’s cash position, revenues, operating expenses, loss from operations or Adjusted EBIDTA for the Relevant Periods.

Class Action Litigation

On May 23, 2022, Ali Safee, individually and on behalf of others, filed a complaint in United States District Court for the District of Colorado against the Company, Richard A. Murphy, and Majorie A. Hargrave (our former Chief Financial Officer). The complaint generally alleges violation of federal securities laws in connection with the Company’s amending of its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021 to reflect restatements of its consolidated financial statements for such quarters. The Company vigorously denies these claims and has tendered this litigation to its insurer.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$211	$149
Accounts receivable, net	1,268	2,845
Prepaid expenses and other current assets	1,236	2,185
Inventories	250	346
Assets held for sale	673	68
Total current assets	3,638	5,593

Property and equipment, net	12,206	16,173
Goodwill	546	546
Intangible assets, net	236	399
Right-of-use asset - finance, net	25	41
Right-of-use asset - operating, net	1,612	2,060
Other assets	320	336

TOTAL ASSETS	$18,583	$25,148

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$4,437	$2,857
Senior revolving credit facility, related party (including future interest payable of $0 and $38, respectively - see Note 5)	-	8,698
Utica Facility (Note 5)	1,027	-
LSQ Facility (Note 5)	850	-
March 2022 Convertible Note, related party (Note 2 and Note 5)	70	-
July 2022 Convertible Note, related party (Note 2 and Note 5)	30	-
Cross River Revolver Note, related party (Note 2 and Note 5)	225	-
Subordinated debt, related party (Note 2 and Note 5)	-	211
Lease liability - finance, current	13	20
Lease liability - operating, current	582	688
Current portion of long-term debt	61	58
Other current liabilities	619	-
Total current liabilities	7,914	12,532

Non-Current Liabilities:
Senior revolving credit facility, related party	-	5,404
Utica Facility, less current portion (Note 5)	4,535	-
March 2022 Convertible Note, related party (Note 2 and Note 5)	1,130	-
July 2022 Convertible Note, related party (Note 2 and Note 5)	1,170	-
Utica Residual Liability	73	-
Long-term debt, less current portion (Note 5)	8	54
Lease liability - finance, less current portion	12	23
Lease liability - operating, less current portion	1,146	1,496
Deferred tax liabilities	273	273
Other non-current liabilities	24	24
Total non-current liabilities	8,371	7,274

TOTAL LIABILITIES	16,285	19,806

Commitments and Contingencies (Note 7)

Stockholders' Equity:
Preferred stock, $0.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.005 par value, 100,000,000 shares authorized; 11,835,753 and 11,439,191 shares issued as of September 30, 2022 and December 31, 2021, respectively; 6,907 shares of treasury stock as of September 30, 2022 and December 31, 2021; and 11,828,846 and 11,432,284 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	57	57
Additional paid-in capital	41,693	40,866
Accumulated deficit	(39,452)	(35,581)
Total stockholders' equity	2,298	5,342

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,583	$25,148

See accompanying notes to the condensed consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Production services	$2,788	$2,483	$8,645	$6,556
Completion and other services	321	544	6,497	4,701
Total revenues	3,109	3,027	15,142	11,257

Expenses:
Production services	2,599	2,489	7,976	6,802
Completion and other services	890	1,189	6,724	5,680
Sales, general, and administrative expenses	1,094	907	3,763	2,897
Severance and transition costs	2	-	301	7
Loss on disposal of assets	93	-	258	70
Depreciation and amortization	1,069	1,302	3,317	3,975
Total operating expenses	5,747	5,887	22,339	19,431

Loss from operations	(2,638)	(2,860)	(7,197)	(8,174)

Other (expense) income:
Interest expense	(448)	(6)	(1,053)	(50)
Gain on debt extinguishment (Note 5)	-	-	4,277	-
Other income	10	2,689	102	3,668
Total other (expense) income	(438)	2,683	3,326	3,618

Loss from continuing operations before taxes	(3,076)	(177)	(3,871)	(4,556)
Deferred income tax benefit (expense)	-	546	-	(402)
(Loss) income from continuing operations	(3,076)	369	(3,871)	(4,958)
Loss from discontinued operations	-	-	-	(8)
Net (loss) income	$(3,076)	$369	$(3,871)	$(4,966)

(Loss) income from continuing operations per common share - basic and diluted	$(0.27)	$0.03	$(0.34)	$(0.46)
Loss from discontinued operations per common share - basic and diluted	-	-	-	-
Net (loss) income per share - basic and diluted	$(0.27)	$0.03	$(0.34)	$(0.46)

Weighted average number of common shares outstanding - basic and diluted	11,536	11,433	11,494	10,692

See accompanying notes to the condensed consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In thousands)

(Unaudited)

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at January 1, 2021	6,301	$32	$30,052	$(27,529)	$2,555

Stock-based compensation	-	-	24	-	24
Shares issued in offering, net of issuance costs	4,200	21	8,824	-	8,845
Shares and warrant issued to Cross River Partners, L.P. in subordinated debt and accrued interest conversion, net of discount	602	3	1,550	-	1,553
Restricted share issuances	330	1	310	-	311
Net loss	-	-	-	(3,902)	(3,902)
Balance at March 31, 2021	11,433	$57	$40,760	$(31,431)	$9,386

Stock-based compensation	-	-	25	-	25
Net loss	-	-	-	(1,433)	(1,433)
Balance at June 30, 2021	11,433	$57	$40,785	$(32,864)	$7,978

Stock-based compensation	-	-	21	-	21
Restricted share cancellation	(1)	-	-	-	-
Net income	-	-	-	369	369
Balance at September 30, 2021	11,432	$57	$40,806	$(32,495)	$8,368

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at January 1, 2022	11,432	$57	$40,866	$(35,581)	$5,342

Stock-based compensation	-	-	21	-	21
Restricted share issuances	70	-	62	-	62
Net income	-	-	-	3,140	3,140
Balance at March 31, 2022	11,502	$57	$40,949	$(32,441)	$8,565

Stock-based compensation	-	-	475	-	475
Restricted share issuances	50	-	110	-	110
Restricted share cancellations	(61)	-	-	-	-
Net loss	-	-	-	(3,935)	(3,935)
Balance at June 30, 2022	11,491	$57	$41,534	$(36,376)	$5,215

Stock-based compensation	-	-	159	-	159
Restricted share issuances	345	-	-	-	-
Restricted share cancellations	(7)	-	-	-	-
Net loss	-	-	-	(3,076)	(3,076)
Balance at September 30, 2022	11,829	$57	$41,693	$(39,452)	$2,298

See accompanying notes to the condensed consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(3,871)	$(4,966)
Net loss from discontinued operations	-	(8)
Net loss from continuing operations	(3,871)	(4,958)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,317	3,975
Deferred income tax expense	-	402
Loss on disposal of equipment	258	70
Board compensation issued in equity	60	311
Write-off of inventories	52	-
Gain on debt extinguishment	(4,277)	-
Interest paid-in-kind on line of credit	119	-
Fair value of warrant issued upon conversion of subordinated debt to equity	-	304
Stock-based compensation	655	70
Severance cost incurred through issuance of restricted shares	112	-
Amortization of debt issuance costs and discount	46	8
Gain on forgiveness of PPP loan	-	(1,964)
Provision for bad debt recovery	-	(15)
Changes in operating assets and liabilities:
Accounts receivable	1,577	(531)
Inventories	44	(76)
Prepaid expense and other current assets	950	(1,292)
Amortization of operating lease assets	543	638
Other assets	(160)	92
Accounts payable and accrued liabilities	1,581	(224)
Operating lease liabilities	(552)	(633)
Other liabilities	(304)	(64)
Net cash provided by (used in) operating activities - continuing operations	150	(3,887)
Net cash provided by operating activities - discontinued operations	-	4
Net cash provided by (used in) operating activities	150	(3,883)

INVESTING ACTIVITIES:
Purchases of property and equipment	(220)	(348)
Proceeds from disposals of property and equipment	361	65
Net cash provided by (used in) investing activities - continuing operations	141	(283)
Net cash provided by investing activities - discontinued operations	-	-
Net cash provided by (used in) investing activities	141	(283)

FINANCING ACTIVITIES:
Gross proceeds from stock issuance	-	9,660
Stock issuance costs and registration fees	-	(815)
Term loan contractual repayments	(350)	(3,000)
Term loan repayment consummated in conjunction with Refinance (Note 5)	(8,400)	-
Establishment of LSQ Facility consummated in conjunction with Refinance (Note 5)	2,400	-
Establishment of Utica Facility consummated in conjunction with Refinance, net (Note 5)	6,000	-
Net LSQ Facility repayments	(1,550)	-
Repayments of Utica Facility	(480)	-
Net line of credit repayments	-	(701)
Troubled debt restructuring accrued future interest payments	(176)	(585)
March 2022 Convertible Note proceeds, net, related party	963	-
July 2022 Convertible Note proceeds, related party	1,200	-
Cross River Revolver Note proceeds	225	-
Repayments of long-term debt	(43)	(86)
Payments of finance leases	(18)	(99)
Net cash (used in) provided by financing activities - continuing operations	(229)	4,374
Net cash used in financing activities - discontinued operations	-	(2)
Net cash (used in) provided by financing activities	(229)	4,372

Net Increase in Cash and Cash Equivalents	62	206

Cash and Cash Equivalents, beginning of period	149	1,467

Cash and Cash Equivalents, end of period	$211	$1,673

Supplemental Cash Flow Information:
Cash paid for interest	$846	$630
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash establishment of EWB Obligation consummated in conjunction with the Refinance (Note 5)	$1,000	$-
Non-cash conversion of subordinated debt and accrued interest to Company common stock	-	1,312
Non-cash conversion of unamortized subordinated debt discount	-	61

See accompanying notes to the condensed consolidated financial statements.

ENSERVCO CORPORATION AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Basis of Presentation

Enservco Corporation ("Enservco") through its wholly-owned subsidiaries (collectively referred to as the "Company", "we" or "us") provides various services to the domestic onshore oil and natural gas industry. These services include hot oiling and acidizing ("Production Services") and frac water heating ("Completion and Other Services").

The accompanying unaudited condensed consolidated financial statements have been derived from the accounting records of Enservco Corporation, Heat Waves Hot Oil Service LLC ("Heat Waves"), Dillco Fluid Service, Inc. ("Dillco"), Heat Waves Water Management LLC ("HWWM"), and Adler Hot Oil Service, LLC ("Adler") (collectively, the "Company") as of September 30, 2022 and December 31, 2021 and the results of operations for the three and nine months ended September 30, 2022 and 2021.

The below table provides an overview of the Company’s current ownership hierarchy:

Name	State of Formation	Ownership	Business
Heat Waves Hot Oil Service LLC	Colorado	100% by Enservco	Oil and natural gas well services, including logistics and stimulation.
Adler Hot Oil Service, LLC	Delaware	100% by Enservco	Operations integrated into Heat Waves during 2019. Adler Hot Oil Service, LLC was dissolved during the second quarter of 2021.
Heat Waves Water Management LLC	Colorado	100% by Enservco	Discontinued operations in 2019. Heat Waves Water Management LLC was dissolved during the second quarter of 2021.
Dillco Fluid Service, Inc	Kansas	100% by Enservco	Discontinued operations in 2018. Dillco Fluid Service, Inc was dissolved during the second quarter of 2021.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. In the opinion of management, all normal and recurring adjustments necessary to fairly present the interim financial information set forth herein have been included. The results of operations for interim periods are not necessarily indicative of the expected operating results of a full year or of future years.

The accompanying unaudited condensed consolidated financial statements were prepared in accordance with GAAP and follow the same accounting policies and methods of their application as the most recent annual financial statements. These interim financial statements should be read in conjunction with the financial statements and related footnotes included in the Annual Report on Form 10-K of Enservco Corporation for the year ended December 31, 2021. All intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

Note 2 – Summary of Significant Accounting Policies

Liquidity and Capital Resources

On August 10, 2017, the Company entered into a Loan and Security Agreement, as amended, with East West Bank (the "2017 Amended Credit Agreement") which provided for a three-year, $37.0 million senior secured revolving credit facility (the "Senior Revolving Credit Facility" or "2017 Amended Credit Facility"). On September 23, 2020, the Company and East West Bank entered into the Fifth Amendment to Loan and Security Agreement and Waiver (the "Fifth Amendment") which, among other things, provided for a loan concession of $16.0 million in exchange for 533,334 shares of Company common stock and a five-year warrant to purchase up to 1,000,000 additional shares of Company common stock in the future, as well as further extending the maturity date for the repayment of the 2017 Amended Credit Facility to October 15, 2021. On February 1, 2021, we entered into the Sixth Amendment to Loan and Security Agreement (the "Sixth Amendment") which extended the maturity date of the loan for an additional year to October 15, 2022, and modified certain covenants. The Seventh Amendment to the 2017 Amended Credit Facility dated April 26, 2021 (the "Seventh Amendment") provided for amortization of the loan on a 10-year straight-line basis commencing on November 15, 2021 and continuing until maturity on October 15, 2022.

On November 12, 2021, we entered into the Eighth Amendment to Loan and Security Agreement with East West Bank (the "Eighth Amendment") which, among other things, provided for a waiver of default of the revenues covenant based upon our October trailing three-month period gross revenues and a reforecasting of our November and December revenues from what was previously provided to East West Bank. Per the Eighth Amendment, the revenues covenant utilizing October’s revenues was waived and would not be used in any future three-month period gross revenues covenant calculation. For the month ended November 30, 2021, covenant compliance was measured at 80% of reforecast November revenues. Covenant compliance for the month ended December 31, 2021 was measured at 80% of the reforecast November and December revenues. Beginning with the month ended January 31, 2022 and continuing until March 31, 2022, revenues covenant compliance was to be measured at 80% of the trailing three months forecast gross revenues. Beginning with the month ended April 30, 2022 and continuing through September 30, 2022, covenant compliance was to be measured at 70% of the trailing three months forecasted gross revenues, except for the months ended April 30, 2022 and May 31, 2022, as those would include an 80% requirement for the months of February 2022 and March 2022. Upon execution of the Eighth Amendment, the Company paid East West Bank a fee of $70,000 for the October revenues waiver and the Eight Amendment.

In March 2022, the Company entered into a new financing arrangement with lenders which replaced the 2017 Amended Credit Facility in its entirety. The new facilities consist of a term debt facility, a receivables factoring agreement, as well as a convertible subordinated promissory note (the "March 2022 Convertible Note"), the latter of which was issued by Cross River Partners, LP ("Cross River"), an entity controlled by Richard Murphy, the Company’s CEO and Chairman. Upon entry into these facilities, East West Bank agreed to forgive approximately $4.3 million of the Company's indebtedness under the 2017 Amended Credit Facility. In July 2022, the Company entered into a second convertible subordinated promissory note (the "July 2022 Convertible Note") with Cross River, whereby the Company received $1.2 million of capital for general working capital purposes. In addition, in September  2022, the Company entered into a $750,000 revolving credit facility with Cross River (the "Cross River Revolver Note"). The March 2022 refinancing facilities, as well as the recent convertible note and revolver financings with Cross River, are more fully described in Note 5 - Debt.

Our condensed consolidated financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activities and the realization of assets and settlement of liabilities in the normal course of business. For the three and nine months ended September 30, 2022, we generated net losses of approximately $3.1 million and $3.9 million, respectively. Our net loss for the nine months ended September 30, 2022 includes a $4.3 million gain on debt extinguishment related to the Refinancing as discussed in Note 5 - Debt. In addition, our loss from operations decreased to approximately $7.2 million for the nine months ended September 30, 2022, compared with a loss from operations of approximately $8.2 million for the nine months ended September 30, 2021. As of September 30, 2022, we had cash and cash equivalents of $211,000 and a working capital deficit of approximately $4.3 million.

Although the Company believes the Refinancing, recent debt financing from Cross River, and cash from operations will provide sufficient liquidity for at least the next twelve months, the Company may need to raise additional capital for its growth and ongoing operations. As the Company seeks additional sources of financing, there can be no assurance that such financing would be available to the Company on favorable terms, or at all. The Company’s ability to obtain additional financing in the debt and equity capital markets, whether public or private, is subject to several factors including market and economic conditions, the Company’s performance, and investor sentiment with respect to the Company and its industry. See Note 5 - Debt for a description of events that have occurred subsequent to the balance sheet date that impact our liquidity position as of the date of this filing.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. Enservco maintains its excess cash in one financial institution, where deposits may exceed federally insured amounts at times.

Accounts Receivable

Accounts receivable are stated at the amounts billed to customers, net of an allowance for uncollectible accounts. The Company provides an allowance for uncollectible accounts based on a review of outstanding receivables, historical collection information and existing economic conditions. The allowance for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover potential future losses. This allowance is management's best estimate of uncollectible amounts and is determined based on historical collection experience related to accounts receivable coupled with a review of the current status of existing receivables. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining this allowance. As of September 30, 2022 and December 31, 2021, the Company had an allowance for doubtful accounts of approximately $245,000 and $482,000, respectively. For the three and nine months ended September 30, 2022, the Company recorded no bad debt expense nor recovery; however, approximately $237,000 in uncollectible accounts were written off during the nine months ended September 30, 2022, all of which occurred during the first quarter of 2022. For the three and nine months ended September 30, 2021, the Company recorded approximately $18,000 and $15,000, respectively, as bad debt recovery.

Inventories

Inventories consist primarily of propane, diesel fuel and chemicals that are used in the servicing of oil wells and are carried at the lower of cost or net realizable value in accordance with the first in, first out method of accounting ("FIFO"). The Company periodically reviews the value of items in inventories and provides write-downs or write-offs of inventories based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. For the three and nine months ended September 30, 2022, the Company wrote-off approximately $52,000 of inventories. For the three and nine months ended September 30, 2021, the Company did not recognize any write-downs or write-offs of inventories.

Property and Equipment

Property and equipment consists of (i) trucks, trailers and pickups; (ii) water transfer pumps, pipe, lay flat hose, trailers, and other support equipment; (iii) real property which includes land and buildings used for office and shop facilities and wells used for the disposal of water; (iv) other equipment such as tools used for maintaining and repairing vehicles; and (v) office furniture and fixtures, and computer equipment. Property and equipment is stated at cost less accumulated depreciation. The Company capitalizes interest on certain qualifying assets that are undergoing activities to prepare them for their intended use. Interest costs incurred during the fabrication period are capitalized and amortized over the life of the assets. The Company did not capitalize any interest for the three and nine months ended September 30, 2022 or 2021. The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments which extend the remaining useful life or expand the capacity or efficiency of the assets. Depreciation is recorded on a straight-line basis over estimated useful lives ranging from 5 to 30 years.

Any difference between the net book value of the property and equipment and the proceeds of an asset’s sale, or settlement of an insurance claim, is recorded as a gain or loss in the Company’s condensed consolidated statements of operations.

Leases

The Company assesses whether an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded on the balance sheet. We have elected the practical expedient to not separate lease and non-lease components for all assets. Operating lease assets and operating lease liabilities are calculated based on the present value of the future minimum lease payments over the lease term at the lease start date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease start date in determining the present value of future lease payments. The operating lease asset is increased by any lease payments made at or before the lease start date and reduced by lease incentives and initial direct costs incurred. The lease term includes options to renew or terminate the lease when it is reasonably certain that we will exercise that option. The exercise of lease renewal options is at our sole discretion. The depreciable life of lease assets and leasehold improvements are limited by the lease term. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The Company conducts a major part of its operations from leased facilities. Each of these leases is accounted for as an operating lease. Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets.

The Company amortizes leasehold improvements over the shorter of the life of the lease or the projected life of the improvements.

The Company leases trucks and equipment in the normal course of business, which may be recorded as operating or finance leases, depending on the term of the lease. The Company records rental expense on equipment under operating leases over the lease term as it becomes payable; there are no rent escalation terms associated with these equipment leases. The Company records amortization expense on equipment under finance leases on a straight-line basis, as well as interest expense based on our implicit borrowing rate at the date of the lease inception. The equipment leases contain purchase options that allow the Company to purchase the leased equipment at the end of the lease term, based on the market price of the equipment at the time of the lease termination.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. For the three and nine months ended September 30, 2022 and 2021, the Company concluded that there were no triggering events which could indicate potential impairment of its long-lived assets.

Assets Held for Sale

The Company classifies long-lived assets intended to be sold as held for sale in the period in which all of the following criteria are met: (1) management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; (2) the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; (4) the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset or disposal group beyond one year; (5) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

We initially measure a long-lived asset or disposal group that is classified as held for sale at the lower of carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset or disposal group until the date of sale. We assess the fair value of a long-lived asset or disposal group less any costs to sell each reporting period it remains classified as held for sale and report any subsequent changes as an adjustment to the carrying value of the asset or disposal group, as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale. For the three and nine months ended September 30, 2022 and 2021, the Company recorded no impairment charges on its held for sale assets.

Upon determining that a long-lived asset or disposal group meets the criteria to be classified as held for sale, the Company ceases depreciation and reports long-lived assets and/or the assets and liabilities of the disposal group, if material, in the line item "Assets held for sale" in our condensed consolidated balance sheets.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the fair value of identifiable assets received attributable to business acquisitions and combinations. Goodwill and other intangible assets are measured for impairment at least annually and/or whenever events and circumstances arise that indicate impairment may exist, such as a significant adverse change in the business climate. In assessing the value of goodwill, assets and liabilities are assigned to the reporting units and the appropriate valuation methodologies are used to determine fair value at the reporting unit level. Identified intangible assets are amortized using the straight-line method over their estimated useful lives.

For the three and nine months ended September 30, 2022 and 2021, the Company concluded that there were no triggering events which could indicate potential impairment of its goodwill and other intangible assets.

Revenue Recognition

The Company evaluates revenue when we can identify the contract with the customer, the performance obligations in the contract, the transaction price, and we are certain that the performance obligations have been met. Revenue is recognized when the service has been provided to the customer. The vast majority of the Company's services and product offerings are short-term in nature. The time between invoicing and when payment is due under these arrangements is generally thirty to sixty days. Due to the nature of our business, the Company has no contractual arrangements that include multiple performance obligations.

The Company’s agreements with its customers are often referred to as "price sheets" and sometimes provide pricing for multiple services. However, these agreements generally do not authorize the performance of specific services or provide for guaranteed throughput amounts. As customers are free to choose which services, if any, to use based on the Company’s price sheet, the Company prices its separate services on the basis of their standalone selling prices. Customer agreements generally do not provide for performance, cancellation, termination, or refund type provisions. Services based on price sheets with customers are generally performed under separately issued "work orders" or "field tickets" as services are requested.

Revenue is recognized for certain projects that take more than one day as projects over time, based on the number of days during the reporting period and the agreed upon price as work progresses on each project.

Disaggregation of Revenues

See Note 10 - Segment Reporting for disaggregation of revenues.

Earnings (Loss) Per Share

Basic earnings per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is calculated by dividing net income (loss) by the diluted weighted average number of common shares outstanding for the period. The diluted weighted average number of common shares outstanding for the period is computed using the treasury stock method for Company common stock that may be issued for outstanding stock options or warrants and is computed using the if-converted method for convertible securities and convertible debt.

As of September 30, 2022 and 2021, the Company had unvested restricted stock awards with service and performance conditions. For the three and nine months ended September 30, 2022, there were 242,500 unvested restricted shares included in the computation for basic and diluted earnings per share since they are participating share-based awards and are considered outstanding as of the grant date. For the three and nine months ended September 30, 2022, there were 25,000 unvested restricted shares that have performance conditions and these shares are also participating share-based awards and are considered outstanding as of the grant date.

As of September 30, 2022, there were warrants to acquire an aggregate of 1,192,085 shares of Company common stock which have a potentially dilutive impact on earnings per share. See Note 5 - Debt and Note 9 - Stock Options and Restricted Stock. As of September 30, 2022, the outstanding warrants had no aggregate intrinsic value (the difference between the estimated fair value of the Company’s common stock on September 30, 2022, and the exercise price, multiplied by the number of in-the-money instruments). Dilution is not permitted if there are net losses during the period.

Further, as of September 30, 2022, the Company has two $1.2 million convertible notes (the "March 2022 Convertible Note" and the "July 2022 Convertible Note", both as discussed in Note 5 - Debt) outstanding. The March 2022 Convertible Note is convertible at a conversion price equal to the average closing price of the Company's common stock for a five-day period prior to exercising such conversion. The July 2022 Convertible Note is convertible at a conversion price of $1.69 per share or equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering. Accordingly, applying the if-converted method to the March 2022 Convertible Note and July 2022 Convertible Note as of September 30, 2022 results in common stock equivalents totaling 1,532,239 and 850,289 for the three and nine months ended September 30, 2022, respectively, that would have been included in the computation of diluted earnings per share if the Company had net income for either of the three or nine months ended September 30, 2022.

As of September 30, 2021, there were outstanding stock options and warrants to acquire an aggregate of 1,195,019 shares of Company common stock which have a potentially dilutive impact on earnings per share. See Note 9 - Stock Options and Restricted Stock. As of September 30, 2021, the outstanding stock options and warrants had no aggregate intrinsic value (the difference between the estimated fair value of the Company’s common stock on September 30, 2021, and the exercise price, multiplied by the number of in-the-money instruments). Dilution is not permitted if there are net losses during the period.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the condensed consolidated financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in income in the period that includes the enactment date. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. The Company records a valuation allowance to reduce deferred tax assets to an amount that it believes is more likely than not expected to be realized.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if, in the Company’s opinion, it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments which can materially affect amounts recognized in the condensed consolidated balance sheets and condensed consolidated statements of operations. The result of the reassessment of the Company’s tax positions did not have an impact on the condensed consolidated financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as "Other expense" in the condensed consolidated statements of operations. The Company files income tax returns in the United States of America ("USA") and in the states in which it conducts its business operations. The Company’s USA federal income tax filings for tax years 2019 through 2021 remain open to examination. In general, the Company’s various state tax filings remain open for tax years 2018 to 2021.

Fair Value

The Company follows authoritative guidance that applies to all financial assets and liabilities required to be measured and reported on a fair value basis. The Company also applies the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, including non-competition agreements and goodwill. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability ("exit price") in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. Beginning in 2017 the Company valued its warrants using the Binomial Lattice model ("Lattice"). Specific inputs used in the Lattice are the underlying stock price, the exercise price of the warrant, expected dividends, historical volatility, term to expiration and risk-free interest rates. The Company did not have any transfers between hierarchy levels for the three and nine months ended September 30, 2022. The financial and non-financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Stock-based Compensation

Stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award as described below, and is recognized over the requisite service period, which is generally the vesting period of the equity grant.

The Company uses the Black-Scholes pricing model as a method for determining the estimated grant date fair value for all stock options awarded to employees, independent contractors, officers, and directors. The expected term of the options is based upon evaluation of historical and expected exercise behavior. The risk-free interest rate is based upon USA Treasury rates at the date of grant with maturity dates approximately equal to the expected life of the grant. Volatility is determined upon historical volatility of our stock and adjusted if future volatility is expected to vary from historical experience. The dividend yield is assumed to be zero as we have not historically paid dividends, nor do we anticipate paying any dividends in the foreseeable future.

The Company uses a Lattice model to determine the fair value of certain warrants. The expected term used was the remaining contractual term. Expected volatility is based upon historical volatility over a term consistent with the remaining term. The risk-free interest rate is derived from the yield on zero-coupon USA government securities with a remaining term equal to the contractual term of the warrants. The dividend yield is assumed to be zero.

The Company used the market-value of Company common stock to determine the fair value of the performance-based restricted stock awarded in 2018 and 2019. Stock-based compensation is updated quarterly based on actual forfeitures. The Company used either a Lattice model or the Black-Scholes pricing model to determine the fair value of market-based restricted stock awarded in 2021 and 2020.

Management Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realization of accounts receivable, evaluation of impairment of long-lived assets, stock-based compensation expense, income tax provisions and the valuation of deferred taxes. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts may have been reclassified for comparative purposes to conform to the current presentation. These reclassifications have no effect on the Company’s condensed consolidated statements of operations.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Statements - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to ascertain credit loss estimates. The standard is effective for fiscal years beginning after December 15, 2022. The Company does not expect the adoption of ASU 2016-13 to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of Topic 740, and improves consistent application by clarifying and amending existing guidance. The Company adopted ASU 2019-12 on January 1, 2021, and the adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

Note 3 – Property and Equipment

Property and equipment consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Trucks and vehicles	$53,313	$54,670
Other equipment	2,059	2,059
Buildings and improvements	2,600	3,140
Land	190	378
Total property and equipment	58,162	60,247
Accumulated depreciation	(45,956)	(44,074)
Property and equipment, net	$12,206	$16,173

For the three and nine months ended September 30, 2022, the Company recorded depreciation expense of approximately $1.0 million and $3.1 million, respectively. For the three and nine months ended September 30, 2021, the Company recorded depreciation expense of approximately $1.2 million and $3.8 million, respectively.

Note 4 – Intangible Assets

The components of our intangible assets are as follows (in thousands):

	September 30, 2022	December 31, 2021
Customer relationships	$626	$626
Patents and trademarks	441	441
Total intangible assets	1,067	1,067
Accumulated amortization	(831)	(668)
Net carrying value	$236	$399

The useful lives of our intangible assets are estimated to be five years at inception. For the three and nine months ended September 30, 2022 and 2021, amortization expense was approximately $54,000 and $163,000, respectively.

The following table represents the amortization expense for the twelve months ending September 30 (in thousands):

	2023	2024	2025	2026	2027
Customer relationships	$125	$10	$-	$-	$-
Patents and trademarks	93	8	-	-	-
Total intangible asset amortization expense	$218	$18	$-	$-	$-

Note 5 – Debt

East West Bank Revolving Credit Facility

On August 10, 2017, the Company entered into the 2017 Amended Credit Agreement with East West Bank. The 2017 Amended Credit Agreement originally allowed us to borrow up to 85% of our eligible receivables and up to 85% of the appraised value of our eligible equipment. The Fifth Amendment entered into on September 23, 2020 restructured the loan by exchanging $16.0 million of the loan into the Company's equity and converting the remaining principal balance to a $17.0 million equipment term loan and a revolver to provide the Company with a maximum $1.0 million line of credit. The Sixth Amendment effective January 1, 2021 further extended the maturity date and modified the financial covenants effective January 1, 2021. The Seventh Amendment to the 2017 Amended Credit Facility dated April 26, 2021 (the "Seventh Amendment") provided for amortization of the loan on a 10-year straight-line basis commencing on November 15, 2021 and continuing until maturity on October 15, 2022. Interest on the 2017 Amended Credit Facility was fixed at 8.25%. Interest on the first 5.25% was calculated monthly and paid in arrears, while the remaining 3.00% would have been accrued to the loan balance through October 15, 2022, and due with all remaining outstanding principal on the maturity date. Additionally, the 2017 Amended Credit Facility was subject to an unused credit line fee of 0.5% per annum multiplied by the amount by which total availability exceeded the average monthly balance of the 2017 Amended Credit Facility, payable monthly in arrears. The 2017 Amended Credit Facility was collateralized by substantially all our assets and subject to financial covenants.

Under the 2017 Amended Credit Agreement, we were subject to the following financial covenants:

(1)  On December 31, 2021, we were required to maintain liquidity of not less than $1.5 million; and

(2)  For each trailing three-month period, commencing with the three-month period ending March 31, 2022, we were required to achieve gross revenues of at least seventy percent (70%) of our projected gross revenues; and

(3)  We were limited to a capital expenditures cap of $1.2 million for any fiscal year that the loan remains outstanding.

On February 11, 2021, the Company made a $3.0 million payment of principal on the equipment term loan. As of December 31, 2021, we had an outstanding principal loan balance under the 2017 Amended Credit Facility of approximately $13.5 million with a weighted average interest rate of 8.25% per year. As of December 31, 2021, our availability under the 2017 Amended Credit Agreement was $1.0 million. The 2017 Amended Credit Facility balance of $14.1 million as of December 31, 2021 included approximately $38,000 of future interest payable due over the remaining term of the 2017 Amended Credit Facility in accordance with Accounting Standards Codification ("ASC") 470-60, Troubled Debt Restructuring by Debtors.

On November 12, 2021, we entered into the Eighth Amendment to Loan and Security Agreement with East West Bank which, among other things, provided for a waiver of default of the revenues covenant based upon our October trailing three-month period gross revenues and a reforecasting of our November and December revenues from what was previously provided to East West Bank. Per the Eighth Amendment, the revenues covenant utilizing October’s revenues was waived and would not be used in any future three-month period gross revenues covenant calculation. For the month ended November 30, 2021, covenant compliance was measured at 80% of reforecast November revenues. Covenant compliance for the month ended December 31, 2021 was measured at 80% of the reforecast November and December revenues. Beginning for the month ended January 31, 2022 and continuing until March 31, 2022, revenues covenant compliance was to be measured at 80% of the trailing three months forecasted gross revenues. Beginning the month ended April 30, 2022 and continuing through September 30, 2022, covenant compliance was to be measured at 70% of the trailing three months forecasted gross revenues, except for the months ended April 30, 2022 and May 31, 2022, as those would include an 80% requirement for the months of February 2022 and March 2022. Upon execution of the Eighth Amendment, the Company paid East West Bank a fee of $70,000 for the October revenues waiver and the Eight Amendment.

In connection with amending the 2017 Amended Credit Agreement on September 23, 2020, the Company issued to East West Bank 533,334 shares of Company common stock and a five-year warrant to purchase up to 1,000,000 additional shares of Company common stock at an exercise price of $3.75 per share. The 533,334 shares of Company common stock were valued at a price of $2.0775 per share, or a total value of $1.1 million. The 533,334 common shares issued to East West Bank could not be sold or transferred prior to March 23, 2021. The warrant for 1,000,000 shares is exercisable beginning September 23, 2021 until September 23, 2025. The fair value of the warrant was determined to be $1.4 million and was recorded in "Additional paid-in capital" in the condensed consolidated balance sheets. The Company recorded a total gain on the debt restructuring of $11.9 million during the third quarter of 2020, which was calculated by subtracting from the $16.0 million loan forgiveness, a) the future interest payable on the 2017 Amended Credit Facility; b) the value of the Company common stock issued; and c) the fair value of the warrant.

In December 2021, the Company sent several assets that were no longer being utilized to a live auction. The assets were sold at the auction for net proceeds of $272,000, which was applied to the equipment term loan as a payment of principal upon receipt on December 23, 2021. The Company's 2017 Amended Credit Agreement was refinanced effective March 24, 2022 (see "The Refinancing" below).

The Refinancing

On March 24, 2022, the Company completed a refinancing transaction (the “Refinancing”) in which it terminated its existing, aforementioned 2017 Amended Credit Facility with the East West Bank, which had an outstanding principal balance of $13.8 million at the time of extinguishment. Pursuant to the pay-off letter dated as of March 18, 2022 by the Company, certain wholly owned subsidiaries of the Company and East West Bank, in full satisfaction of the Company’s obligations under the East West Bank 2017 Amended Credit Facility, the Company paid East West Bank $8.4 million in cash and agreed to pay East West Bank 5.00% of the net proceeds that the Company receives under the Receivables Financing (as defined below), up to a maximum of $1.0 million ("EWB Obligation").

As part of the Refinancing, Heat Waves entered into a Master Lease Agreement (the “Utica Facility”) with Utica Leaseco, LLC (“Utica”), pursuant to which Utica provided an equipment-collateralized loan to the Company in the amount of $6.225 million. Under the Utica Facility, the Company is required to make 51 monthly payments with initial payments beginning at $168,075 each and a surcharge of 1% of the monthly payment amount per month for every 0.25% that the prime rate of Comerica Bank exceeds 3.25%. The aforementioned surcharge is discretionary on the part of Utica and will be calculated on July 1, 2022 and January 1, 2023, and on each July 1 and January 1 thereafter. This surcharge will be added to the monthly Basic Rent (as such term is defined in the Master Lease Agreement) due under the Utica Facility, and be due and payable with the next regularly scheduled Basic Rent payment under such schedule and on each payment date thereafter. At the end of the fifty-one month term, the Company is required to make a residual payment to Utica between 1% and 10% of the initial principal amount, or between $62,250 and $622,500 depending upon the Company’s ratio of EBITDA to the sum of interest payments, cash paid for taxes and current debt and capital lease payments during the period. The Utica Facility is secured by all the Company’s equipment and proceeds from such equipment should the incumbered equipment be sold. The Company also has the option, after twelve months, to prepay $1.0 million of the Utica Facility in exchange for a reduced payment schedule. The Company has agreed to guarantee the obligations of Heat Waves under the Utica Facility pursuant to an unsecured Master Lease Guaranty with Utica.

Additionally, as part of the Refinancing and in accordance with ASC 470-10-45, the Company classified approximately $5.4 million of its outstanding $14.1 million 2017 Amended Credit Facility with East West Bank as a long-term liability versus a current liability on its consolidated balance sheet as of December 31, 2021. This $5.4 million represents the amount of indebtedness under the Company's Utica Facility that is due and payable more than twelve months from the balance sheet date of December 31, 2021. The other facilities consummated as part of the Refinancing were considered for long-term liability treatment versus current liability treatment, however management felt that the Utica Facility was the only resulting component of the Refinancing that should be treated in accordance with ASC 470-10-45.

Further, as part of the Refinancing, Heat Waves entered into an Invoice Purchase Agreement (the “Receivables Financing” or “LSQ Facility,” and together with the Utica Facility, the “2022 Financing Facilities”) with LSQ Funding Group, LLC (“LSQ”) pursuant to which LSQ provides receivables factoring to Heat Waves. Under the Receivables Financing, LSQ advances up to 85% on accounts receivable factored by Heat Waves, up to a maximum of $10.0 million. LSQ receives fees equal to 0.1% of the receivables purchased in addition to a funds usage daily fee of 0.021% of the outstanding balance purchased. The Receivables Financing initially has an 18-month term that can be terminated upon payment of certain fees. The Receivables Financing is secured by a security interest in Heat Wave’s accounts receivables and proceeds from such accounts receivable. Heat Wave’s obligations under the Receivables Financing are guaranteed by the Company pursuant to an unsecured Entity Guaranty.

The Utica Facility and the LSQ Facility are subject to an Intercreditor Agreement dated on or about March 24, 2022 by and among Utica, LSQ, Heat Waves, and the Company (the “Intercreditor Agreement”).

Lastly, as part of the Refinancing, the Company issued a $1.2 million convertible subordinated note (the “March 2022 Convertible Note”) to Cross River Partners, LP (“Cross River”), which is an entity controlled by Richard Murphy, our Chief Executive Officer and Chairman. The March 2022 Convertible Note has a six-year term and accrues interest at 7% per annum. The Company is required to make quarterly interest only payments under the March 2022 Convertible Note for the first year starting June 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The March 2022 Convertible Note is unsecured and subordinated to any secured debt obligations, including the Utica Facility and the Receivable Financing. Subject to any required stockholder approval, outstanding principal and accrued but unpaid interest under the March 2022 Convertible Note is convertible at the option of Cross River into common stock of the Company at a conversion price equal to the average closing price of the Company’s common stock on the five days prior to the date of any such conversion.

In accordance with ASC 470-60, the Company assessed whether or not the Refinancing met the criteria of a troubled debt restructuring ("TDR"). Management's assessment of TDR accounting treatment for the Refinancing determined that the 2017 Amended Credit Agreement was extinguished as the result of a TDR; however, TDR accounting did not apply to the 2022 Financing Facilities as the 2017 Amended Credit Facility was settled in full and therefore accounted for as a debt extinguishment.

Subordinated Debt with Related Party

On December 21, 2021, the Company issued a subordinated non-convertible promissory note to Cross River, a related party, for $220,000 required for a $210,000 due diligence deposit made to a third-party potential lender who showed interest in refinancing the East West Bank 2017 Amended Credit Facility. The subordinated debt was due upon the earlier of June 21, 2022, or completion of the refinancing of the East West Bank 2017 Amended Credit Facility. Cross River will also be paid a loan fee of $10,000 upon repayment of the subordinated debt, which is in substance interest. Accordingly, the Company recorded a debt discount of $10,000 which is being amortized to interest expense over the term of the debt. During the three and nine months ended September 30, 2022, the Company amortized approximately $0 and $5,000 to "Interest expense" in the consolidated statements of operations.

During the nine months ended September 30, 2022, the Company and the potential lender agreed that they could not reach amenable terms, and the deal was canceled. Upon cancellation, total payments of approximately $162,000 were returned to Cross River from the third-party potential lender in the first quarter of 2022, and the subordinated debt was reduced by the same amount at that time.

On July 15, 2022, the Company entered into a convertible subordinated promissory note (the “July 2022 Convertible Note”) with Cross River whereby the Company received $1.2 million of capital for general working capital purposes. The July 2022 Convertible Note matures six years from the date of issuance and carries interest at the rate of 7.75% per annum. The Company is required to make quarterly interest-only payments for the first year starting September 30, 2022, followed by principal and interest payments for the remaining five years based upon a ten-year amortization schedule. The July 2022 Convertible Note is unsecured and junior and subordinate to indebtedness which the Company may now or at any time hereafter owe to any lender. Subject to any required stockholder approval, all or some of the outstanding principal and accrued but unpaid interest under the July 2022 Convertible Note is convertible at the option of Cross River into (i) common stock of the Company at a conversion price of $1.69 per share; or (ii) equity securities issued by the Company in an equity offering with minimum offering proceeds to the Company (net of any related placement agent or underwriting fees) of $1.2 million at the conversion price per equity security issued in such equity offering.

On September 22, 2022, the Company entered into a revolving credit facility with Cross River pursuant to which the Company issued a $750,000 revolving promissory note to Cross River (the “Cross River Revolver Note”). The Cross River Revolver Note is structured as a revolving credit facility to the Company with advances to be made on an ad hoc basis by Cross River to the Company. The Cross River Revolver Note has a one-year term and accrues interest at 8.00% per annum. Prior to the September 22, 2023 maturity date, the Company is required to make principal payments to Cross River upon demand with thirty (30) days’ notice. The Cross River Revolver Note is not convertible into the Company’s equity and is secured by certain of the Company’s owned real property located in North Dakota. As of September 30, 2022, $225,000 was outstanding under this Cross River Revolver Note.

Debt Issuance Costs

We capitalized certain debt issuance costs incurred in connection with the 2017 Amended Credit Facility and the Utica Facility discussed above and these costs were amortized to interest expense over the terms of the facilities on a straight-line basis. There was approximately $184,000 of remaining unamortized debt discount for the Utica Facility as of September 30, 2022. There were no remaining unamortized debt issuance costs for the 2017 Amended Credit Facility as of December 31, 2021. For the three and nine months ended September 30, 2022, the Company amortized approximately $20,000 and $41,000, respectively, of these costs to “Interest expense” in the condensed consolidated statements of operations as it relates to the Utica Facility.

Notes Payable

Long-term debt consists of the following (in thousands):

	September 30, 2022	December 31, 2021
Senior Revolving Credit Facility with related party. All future interest through October 15, 2021 accrued to loan pursuant to the Fifth Amendment. Refinanced March 24, 2022.	$-	$14,102
Utica Facility. Interest at 15.5% with monthly principal and interest payments on a fifty-one month amortization schedule. Additional elective interest rate surcharge. Collateralized by equipment of Heat Waves. Matures June 24, 2026.	5,746	-
LSQ Facility. Upfront 0.1% invoice purchase fee on all invoices submitted. Funds daily usage fee of 0.021%. Maximum availability set at $10 million.	850	-
March 2022 Convertible Note with related party. Interest at 7% with quarterly interest only payments until March 2023 followed by quarterly principal and interest payments on a ten-year amortization schedule. Matures March 22, 2028.	1,200	-
July 2022 Convertible Note with related party. Interest at 7.75% with quarterly interest only payments until June 2023 followed by quarterly principal and interest payments on a ten-year amortization schedule. Matures July 15, 2028.	1,200	-
Cross River Revolver Note with related party. Interest at 8% with principal payments due upon demand with thirty days notice. Matures September 22, 2023.	225	-
Subordinated Promissory Note with related party. Non-interest bearing. $10,000 flat fee paid to consummate loan. Matured June 21, 2022.	-	220
Real Estate Loan for a facility in North Dakota. Interest is at 5.75% with monthly principal and interest payment of $5,255 until October 3, 2023. Collateralized by land and property purchased with the loan.	69	112
Total long-term debt	9,290	14,434
Less debt discount and debt issuance costs	(184)	(9)
Less current portion	(2,263)	(8,967)
Long-term debt, net of debt discount and current portion	$6,843	$5,458

Aggregate contractual principal maturities of debt for the twelve months ending September 30 are as follows (in thousands):

2023	$2,263
2024	1,514
2025	1,801
2026	2,131
2027	240
Thereafter	1,341
Total	$9,290

Subsequent Events

On November 3, 2022, the Company entered into a note exchange agreement with Cross River pursuant to which Cross River loaned an additional $450,000 to the Company, exchanged the $750,000 Cross River Revolver Note for a $1.2 million convertible secured subordinated promissory note (the “November 2022 Convertible Note”) and received a five-year warrant to acquire 568,720 shares of Company common stock at $2.11 per share. The November 2022 Convertible Note has a two-year term and accrues interest at 10.00% per annum, payable quarterly starting March 30, 2023 at the option of the Company in cash or the Company’s common stock. Subject to any shareholder approval required by any exchange upon which the Company’s common stock is then listed, the principal and accrued interest of the November 2022 Convertible Note is convertible into the Company’s common stock at a conversion price of $2.11 per share. The November 2022 Convertible Note is secured by two Company-owned parcels of real property located in North Dakota. On December 13, 2022, the Company sold one of these two parcels for a combination of cash and a promissory note/mortgage totaling $550,000. As consideration for Cross River releasing its security interest on such parcel, the Company has agreed that it will enter into a collateral assignment of the security on such parcel back to Cross River in the event the buyer defaults on their promissory note/mortgage to the Company.

Note 6 – Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three and nine months ended September 30, 2022 and 2021 differs from the amount that would be provided by applying the statutory USA federal income tax rate of 21% to pre-tax income primarily because of state income taxes and estimated permanent differences.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or as the tax environment changes.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

During the first quarter of 2021, the Company experienced a change in control pursuant to the issuance of 4,199,998 shares of common stock. As a result of this change in control, and in accordance with Internal Revenue Service Code Section 382, the realizability of the Company's deferred tax assets became limited. Based on management's judgment, the Company estimated that as of September 30, 2021, $0.4 million of deferred tax liabilities could reverse without an offsetting deferred tax asset. Due to this, the Company recognized $0.4 million of deferred income tax expense for the nine months ended September 30, 2021. For the nine months ended September 30, 2022, the Company's income tax benefit of $0.9 million was adjusted by the valuation allowance which resulted in a net tax provision of zero.

Note 7 – Commitments and Contingencies

As of September 30, 2022, the Company leases facilities and certain equipment under lease commitments that expire through September 2026. Future minimum lease payments for these operating and finance lease commitments for the twelve months ending September 30 are as follows (in thousands):

	Operating Leases	Finance Leases
2023	$675	$14
2024	583	12
2025	384	1
2026	269	-
Total future lease payments	1,911	27
Impact of discounting	(183)	(2)
Discounted value of lease obligations	$1,728	$25

The following table summarizes the components of our gross operating and finance lease costs incurred for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating lease cost:
Current lease cost	$13	$24	$62	$57
Long-term lease cost	183	256	637	768
Total operating lease cost	$196	$280	$699	$825

Finance lease cost:
Amortization of right-of-use assets	$3	$7	$16	$54
Interest on lease liabilities	-	1	1	5
Total finance lease cost	$3	$8	$17	$59

Our weighted-average lease term and discount rate used for the nine months ended September 30, 2022 and 2021 are as follows:

	For the Nine Months Ended
	September 30,
	2022	2021
Operating:
Weighted-average lease term (years)	3.07	3.57
Weighted-average discount rate	6.38%	6.09%

Finance:
Weighted-average lease term (years)	1.99	2.36
Weighted-average discount rate	5.59%	5.72%

Self-Insurance

In June 2015, the Company became self-insured under its Employee Group Medical Plan, and under that plan was responsible to pay the first $50,000 in medical costs per individual participant for claims incurred in the calendar year, up to a maximum of approximately $1.8 million per year in the aggregate based on enrollment. The Company had no accrued liability as of September 30, 2022 and December 31, 2021, respectively, for insurance claims that it anticipates paying in the future related to claims that occurred prior to December 31, 2021. The Company's trailing potential liability for unsubmitted claims under the self-insured plan expired on December 31, 2021, and the remaining $92,000 was recorded to Other income on that date. Effective January 1, 2021, the Company moved onto a traditional Employee Group Medical Plan and was no longer self-insured for claims occurring after that date.

Effective April 1, 2015, the Company had entered into a workers’ compensation and employer’s liability insurance policy with a term through March 31, 2018.  Under the terms of the policy, the Company was required to pay premiums in addition to a portion of the cost of any claims made by our employees, up to a maximum of approximately $1.8 million over the term of the policy (an amount that was variable with changes in annualized compensation amounts). Per the terms of our insurance policy, through March 31, 2022, we had paid in approximately $1.8 million of the projected maximum plan cost of $1.8 million and had recorded approximately $1.6 million as expense over the term of the policy. In the fourth quarter of 2021, the final remaining claim was settled resulting in no additional liability to the Company at that time. Concurrent with this settlement, the Company was provided with a range of most likely amounts which would be returned. During the fourth quarter of 2021, the Company reduced the deposit to the lowest amount in the range, or $126,000. The Company collected the remaining unused deposit that was being held by the underwriter in the second quarter of 2022.

Litigation

On November 8, 2021, a plaintiff who is a Texas resident, filed a complaint in Texas State Court in Atascosa County, against the Company, its wholly owned subsidiary, Heat Waves Hot Oil Service, LLC, and two individual former Company employees alleging negligence by the Company and its subsidiary in connection with a traffic accident sustained by the plaintiff on November 19, 2019. On August 9, 2022, the Company, its insurance carriers, and the plaintiff entered into a mediated settlement of all claims against all parties in the matter of the auto liability claim. The $9.3 million settlement agreement was executed by all parties in September 2022. The insurance claim payment to the plaintiff was covered by the Company’s insurance policies.

On May 22, 2022, Ali Safe, acting individually and on behalf of others, filed a class action complaint in United States District Court for the District of Colorado alleging that the Company and certain of its officers violated securities laws in relation to certain of its SEC Form 10-Q filings in 2021 which required amendments and restatements to such filings. On November  28, 2022, the plaintiff amended their complaint primarily to add Jan Lambert as lead plaintiff and to include Cross River Partners, L.P. and Cross River Capital Management, LLC as defendants.

We believe the claims are without merit and have engaged counsel to vigorously defend the Company against such claims. The Company has Director’s and Officer’s insurance coverage to defend against such claims and the Company's insurance carriers have been notified about the lawsuit. While we believe the claims are without merit, there can be no assurances that a favorable final outcome will be obtained, and defending any lawsuit can be costly and can impose a significant burden on management and employees. Any litigation to which we are a party may result in an unfavorable judgment that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or we may decide to settle such lawsuit on similarly unfavorable terms, either of which could materially adversely affect our business, financial condition, or results of operations. Furthermore, there can be no assurances that our insurance coverage will be available in sufficient amounts to cover such claim, or at all.

Note 8 – Stockholders’ Equity

 Conversion of Subordinated Debt to Equity

On February 11, 2021, the Company exchanged $625,000 of its outstanding subordinated debt with Cross River, as well as $62,000 in accrued interest, for 601,674 shares of Company common stock, which was based on the price of Company common stock at market close on the date of the conversion. In addition, the Company awarded a warrant to Cross River to purchase up to 150,418 shares of the Company's common stock at an exercise price of $2.507 per share. The warrants had a grant-date fair value $2.02 per share and are exercisable beginning one-year from the issuance date on February 11, 2022 until February 11, 2026. The issuance of the warrant at its grant date fair value of $2.02 per share caused the Company to record a loss of approximately $304,000 upon the conversion of the subordinated debt on February 3, 2021.

Warrants

On February 11, 2021, in connection with the conversion of the subordinated loan agreement to Company common stock, the Company granted Cross River one five-year warrant to buy an aggregate total of 150,418 shares of the Company's common stock at an exercise price of $2.507 per share. The warrants had a grant-date fair value $2.02 and are exercisable beginning one-year from the issuance date on February 11, 2022 until February 11, 2026.

The issuance of warrants to Cross River was reviewed and approved by the independent directors of the Company.

On April 12, 2021, the Securities and Exchange Commission ("SEC") issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies ("SPACs") (the "Staff Statement"). The SEC highlighted accounting considerations which could, in certain circumstances, indicate that warrants should be accounted for as liabilities rather than equity instruments, in which case the warrants would be subject to fair value adjustments during each reporting period. Although the Staff Statement focused on SPACs, the same accounting considerations may apply to warrants issued by non-SPAC entities. Upon issuance of the Staff Statement, the Company performed further analysis on its population of warrants, which are listed above, giving consideration to the areas of concern noted in the Staff Statement. Upon this further review of its warrant agreements, the Company determined that it has correctly accounted for its warrants as equity instruments.

A summary of warrant activity for the nine months ended September 30, 2022 is as follows (in thousands):

			Weighted Average
		Weighted Average	Remaining
	Shares	Exercise Price	Contractual Life (Years)
Outstanding as of December 31, 2021	1,192,085	$3.57	3.75
Issued	-	-	-
Expired	-	-	-
Outstanding as of September 30, 2022	1,192,085	$3.57	3.00

Exercisable as of September 30, 2022	1,192,085	$3.57	3.00

Note 9 – Stock Options and Restricted Stock

Stock Options

On July 27, 2010, the Company’s Board of Directors adopted the 2010 Stock Incentive Plan (the "2010 Plan"). The aggregate number of shares of Company common stock that could be granted under the 2010 Plan was reset at the beginning of each year based on 15% of the number of shares of Company common stock then outstanding. As such, on January 1, 2016, the number of shares of Company common stock available under the 2010 Plan was reset to 381,272 shares based upon 2,541,809 shares outstanding on that date. Options were typically granted with an exercise price equal to the estimated fair value of the Company's common stock at the date of grant with a vesting schedule of one to three years and a contractual term of 5 years. As discussed below, the 2010 Plan has been replaced by a new stock option plan and no additional stock option grants will be granted under the 2010 Plan. As of September 30, 2022, there were no options available for issuance under the 2010 Plan.

On July 18, 2016, the Board of Directors unanimously approved the adoption of the Enservco Corporation 2016 Stock Incentive Plan (the "2016 Plan"), which was approved by the stockholders on September 29, 2016. The aggregate number of shares of Company common stock that may be granted under the 2016 Plan is 533,334 shares plus authorized and unissued shares from the 2010 Plan totaling 159,448, for a total reserve of 692,782 shares. As of September 30, 2022, there were no outstanding options. Further, as of September 30, 2022, we had granted 226,221 shares of restricted stock that remained outstanding under the 2016 Plan.

For the nine months ended September 30, 2022 and 2021, no options were granted or exercised.

The following is a summary of stock option activity for all equity plans for the nine months ended September 30, 2022:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2021	1,334	$5.55	0.42
Forfeited or expired	(1,334)	5.55	-
Outstanding as of September 30, 2022	-	$-	-

Vested as of September 30, 2022	-	$-	-

Exercisable as of September 30, 2022	-	$-	-

For the three and nine months ended September 30, 2022 and 2021, the Company recognized no stock-based compensation costs for stock options. As of September 30, 2022, there was no remaining unrecognized compensation costs related to non-vested options under the Company's stock option plans.

Restricted Stock

Restricted shares issued pursuant to restricted stock awards under the 2016 Stock Plan are restricted as to sale or disposition. These restrictions lapse periodically, generally over a period of three years. Restrictions may also lapse for early retirement and other conditions in accordance with our established policies. Upon termination of employment, shares on which restrictions have not lapsed must be returned to us, resulting in restricted stock forfeitures. The fair market value on the date of the grant of the stock with a service condition is amortized and charged to income on a straight-line basis over the requisite service period for the entire award. The fair market value on the date of the grant of the stock with a performance condition shall be accrued and recognized when it becomes probable that the performance condition will be achieved. Restricted shares that contain a market condition are amortized and charged over the life of the award.

A summary of the restricted stock activity is presented below:

	Shares	Weighted Average Grant Date Fair Value
Restricted shares as of December 31, 2021	181,221	$1.58
Granted	345,000	2.68
Vested	(178,721)	2.12
Forfeited	(80,000)	2.21
Restricted shares as of September 30, 2022	267,500	$2.44

For the three and nine months ended September 30 2022, the Company recognized stock-based compensation costs for restricted stock of approximately $159,000 and $655,000, respectively, in "Sales, general, and administrative expenses" in the condensed consolidated statements of operations. For the three and nine months ended September 30, 2021, the Company recognized stock-based compensation costs for restricted stock of approximately $21,000 and $70,000, respectively, in "Sales, general, and administrative expenses" in the condensed consolidated statements of operations. Compensation cost is revised if subsequent information indicates that the actual number of restricted stock vested due to service is likely to differ from previous estimates.

As of September 30, 2022, there is approximately $323,000 of unamortized stock-based compensation expense for restricted stock to be amortized over the next 1.25 years.

The following table sets forth the weighted average outstanding of potentially dilutive instruments for the three and nine months ended September 30, 2022 and 2021:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Stock options	-	2,934	747	4,201
Warrants	1,192,085	1,192,085	1,192,085	1,170,204
Weighted average	1,192,085	1,195,019	1,192,832	1,174,405

The Company awarded 70,340 restricted shares for the 2022 Board of Directors fees and recognized expense of approximately $60,000 related to the award of these shares for the nine months ended September 30, 2022.

The Company issued 50,000 restricted shares for the nine months ended September 30, 2022 as part of the severance agreement related to the resignation of a former Chief Financial Officer. This issuance had a grant date fair value of approximately $112,000 and the expense for this issuance was recognized within the line item "Severance and transition costs" in the condensed consolidated statement of operations for the nine months ended September 30, 2022. Unvested restricted performance share-based awards totaling 61,000 shares were forfeited as part of the severance agreement.

The Company granted Mark Patterson, the Company's Chief Financial Officer, a 300,000 share restricted stock award for the nine months ended September 30, 2022 that is subject to transfer and forfeiture restrictions. The vesting of 100,000 of the restricted shares from this award occurred simultaneous with the grant date; however, the transfer and forfeiture restrictions on the remaining 200,000 restricted shares will lapse in two equal installments of 100,000 restricted shares on each of January 1, 2023 and January 1, 2024, subject to his continuous service through each vesting date. This restricted stock award is not being granted under the Company’s 2016 Equity Incentive Plan. Additionally for the nine months ended September 30, 2022, the Company granted Mr. Patterson a 45,000 share restricted stock award that is also subject to transfer and forfeiture restrictions. The vesting of 15,000 of the restricted shares from this award occurred simultaneous with the grant date; however, the transfer and forfeiture restrictions on the remaining 30,000 restricted shares will lapse in two equal installments of 15,000 restricted shares on each of January 1, 2023 and January 1, 2024, subject to his continuous service through each vesting date. This restricted stock award is being granted under the Company’s 2016 Equity Incentive Plan. The vesting of all such shares of restricted stock for Mr. Patterson would accelerate upon any termination or constructive termination of his employment with the Company without cause that occurs within one year of a change of control of the Company.

Note 10 – Segment Reporting

Enservco’s reportable operating segments are Production Services and Completion and Other Services. These segments have been selected based on management’s resource allocation and performance assessment in making decisions regarding the Company. The following is a description of the segments.

Production Services

This segment utilizes a fleet of hot oiling trucks and acidizing units to provide maintenance services to the domestic oil and gas industry. These services include hot oiling services and acidizing services. Hot oiling is utilized by customers to remove paraffins from wellbores, pipes and vessels. Acidizing services are utilized by customers to clean reservoir surfaces and increase flow rates.

Completion and Other Services

This segment utilizes a fleet of frac water heating units to provide frac water heating services and related support services to the domestic oil and gas industry. These services also include other services for other industries, which consist primarily of hauling and transport of materials and heat treating for customers. Frac water heating is utilized by customers during the completion of oil and gas wells.

Unallocated

This segment includes general overhead expenses and assets associated with managing all reportable operating segments which have not been allocated to a specific segment.

The following tables set forth certain financial information with respect to Enservco’s reportable segments (in thousands):

	Production Services	Completion and Other Services	Unallocated	Total
For the Three Months Ended September 30, 2022:
Revenues	$2,788	$321	$-	$3,109
Cost of revenues	2,599	890	-	3,489
Segment profit (loss)	$189	$(569)	$-	$(380)

Depreciation and amortization	$546	$432	$91	$1,069
Capital expenditures	$34	$27	$-	$61
Identifiable assets(1)	$9,017	$7,131	$206	$16,354

For the Three Months Ended September 30, 2021:
Revenues	$2,483	$544	$-	$3,027
Cost of revenues	2,489	1,189	-	3,678
Segment loss	$(6)	$(645)	$-	$(651)

Depreciation and amortization	$639	$562	$101	$1,302
Capital expenditures	$77	$68	$8	$153
Identifiable assets(1)	$11,906	$10,460	$614	$22,980

	Production Services	Completion and Other Services	Unallocated	Total
For the Nine Months Ended September 30, 2022:
Revenues	$8,645	$6,497	$-	$15,142
Cost of revenues	7,976	6,724	-	14,700
Segment profit (loss)	$669	$(227)	$-	$442

Depreciation and amortization	$1,593	$1,440	$284	$3,317
Capital expenditures	$116	$104	$-	$220
Identifiable assets(1)	$9,017	$7,131	$206	$16,354

For the Nine Months Ended September 30, 2021:
Revenues	$6,556	$4,701	$-	$11,257
Cost of revenues	6,802	5,680	-	12,482
Segment loss	$(246)	$(979)	$-	$(1,225)

Depreciation and amortization	$1,739	$1,935	$301	$3,975
Capital expenditures	$166	$174	$8	$348
Identifiable assets(1)	$11,906	$10,460	$614	$22,980

Note to tables:

(1)	Identifiable assets is calculated by summing the balances of accounts receivable, net; inventories; property and equipment, net; net right-of-use lease assets; assets held for sale; and other assets.

The following table reconciles the segment losses reported above to the loss from operations reported in the condensed consolidated statements of operations (in thousands):

	For the Three Months Ended
	September 30,
	2022	2021
Segment loss	$(380)	$(651)
Sales, general, and administrative expenses	(1,094)	(907)
Severance and transition costs	(2)	-
Loss on disposal of equipment	(93)	-
Depreciation and amortization	(1,069)	(1,302)
Loss from operations	$(2,638)	$(2,860)

	For the Nine Months Ended
	September 30,
	2022	2021
Segment profit (loss)	$442	$(1,225)
Sales, general, and administrative expenses	(3,763)	(2,897)
Severance and transition costs	(301)	(7)
Loss on disposal of equipment	(258)	(70)
Depreciation and amortization	(3,317)	(3,975)
Loss from operations	$(7,197)	$(8,174)

Geographic Areas

The Company only conducts business in the USA, in what it believes are three geographically diverse regions. The following tables set forth revenues from operations for the Company’s three geographic regions (in thousands):

	For the Three Months Ended
	September 30,
	2022	2021
BY GEOGRAPHY

Production Services:
Rocky Mountain Region(1)	$325	$676
Central USA Region(2)	2,249	1,651
Eastern USA Region(3)	214	156
Total Production Services	2,788	2,483

Completion and Other Services:
Rocky Mountain Region(1)	52	435
Central USA Region(2)	233	38
Eastern USA Region(3)	36	71
Total Completion and Other Services	321	544

Total Revenues	$3,109	$3,027

	For the Nine Months Ended
	September 30,
	2022	2021
BY GEOGRAPHY

Production Services:
Rocky Mountain Region(1)	$1,494	$1,708
Central USA Region(2)	6,587	4,304
Eastern USA Region(3)	564	544
Total Production Services	8,645	6,556

Completion and Other Services:
Rocky Mountain Region(1)	4,932	3,142
Central USA Region(2)	481	38
Eastern USA Region(3)	1,084	1,521
Total Completion and Other Services	6,497	4,701

Total Revenues	$15,142	$11,257

Notes to tables:

(1)	Includes the DJ Basin/Niobrara field (northeastern Colorado and southeastern Wyoming), the San Juan Basin (southeastern Colorado and northeastern New Mexico), the Powder River and Green River Basins (northeastern and southwestern Wyoming), the Bakken area (western North Dakota and eastern Montana).
(2)	Includes the Eagle Ford Shale in Southern Texas and the East Texas Oil Field beginning during the second quarter of 2021.
(3)	Consists of the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation (eastern Ohio).

5,803,571 Shares of Common Stock

Pre-Funded Warrants to Purchase 5,803,571 Shares of Common Stock

Warrants to Purchase 5,803,571 Shares of Common Stock

PROSPECTUS

[•] , 2023

A.G.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses paid or payable by the registrant in connection with the issuance and distribution of the securities being registered other than placement agent . All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount to be Paid
SEC Registration fee		$2,204.00
Financial Industry Regulatory Authority, Inc. filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent’s fees		*
Miscellaneous fees and expenses		*
Total	$

*   To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation, as amended and restated, contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws, as amended and restated, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

The limitation of liability and indemnification provisions that are expected to be included in our Certificate of Incorporation, our Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or third-party agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act.

In February 2021, we issued to Cross River Partners L.P., an entity controlled by Richard Murphy, our Chief Executive Officer and Chairman (“Cross River”), 601,674 shares of common stock and a warrant to purchase 150,418 shares of common stock with an exercise price of $2.507 per share in exchange for the cancellation by Cross River of subordinated notes in the aggregate principal amount of $1,250,000 plus accrued interest of $61,651, pursuant to a Note Conversion Agreement. The issuance of the forgoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In March 2022, we issued to Cross River a convertible subordinated note in the aggregate principal amount of $1.2 million that accrues interest at 7% per annum and matures in six years. Subject to any required stockholder approval, the outstanding principal amount plus accrued but unpaid interest under the convertible subordinated note is convertible at the option of Cross River into common stock at a conversion price equal to the average closing price of our common stock on the five days prior to the date of any such conversion. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In July 2022, we issued to Cross River a convertible subordinated promissory note in the aggregate principal amount of $1.2 million that accrues interest at the rate of 7.75% per annum and matures in six years. Subject to any required stockholder approval, all or some of the outstanding principal amount plus accrued but unpaid interest under the convertible subordinated promissory note is convertible at the option of Cross River into (i) common stock at a conversion price of $1.69 per share; or (ii) equity securities issued by us in an equity offering with minimum offering proceeds to us (net of any related placement agent or underwriting fees) of $1,200,000 at the conversion price per equity security issued in such equity offering. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In September 2022, we issued 300,000 restricted shares of common stock to Mark Patterson, our Chief Financial Officer as part of an agreement made in March 2022 as an incentive to Mr. Patterson’s commencement of employment with the Company. Subject to Mr. Patterson’s continued employment with the Company, the transfer and forfeiture restrictions lapse in three equal installments of 100,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In November 2022, we issued to Cross River a convertible secured subordinated promissory in the aggregate principal amount of $1.2 million that accrues interest at 10.00% per annum and has a two year term and a warrant to acquire 568,720 shares of common stock at an exercise price of $2.11 per share in exchange for the cancellation by Cross River of $750,000 revolving promissory note issued by us in September 2022 and an additional $450,000 loan to us, pursuant to a Note Exchange Agreement. Subject to any required stockholder approval, all or some of the outstanding principal amount plus accrued but unpaid interest is convertible into shares of common stock at the option of Cross River at a conversion price equal to the lower of (i) $2.11 per share or (ii) the per share price we receive for our common stock in the next subsequent equity offering in excess of $2.0 million. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit No.	Description
1.1**	Form of Placement Agent Agreement
3.1	Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 4, 2011)
3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on June 25, 2014)
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 21, 2021)
3.4	Amended and Restated Bylaws (Incorporated by reference from the Company’s Current Report on Form 8-K filed on July 28, 2010)
4.1	Warrant to Purchase Common Stock dated September 23, 2020 ((Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 28, 2020)
4.2	Warrant dated November 3, 2022 ((Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 9, 2022)
4.3**	Form of Common Warrant
4.4**	Form of Pre-Funded Warrant
4.5**	Form of Securities Purchase Agreement
5.1*	Opinion of Maslon LLP
10.1	2016 Stock Incentive Plan (Incorporated by reference from the Company’s Proxy Statement on Form DEF 14A and filed on August 16, 2016)
10.2	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.07 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 20, 2014)
10.3

Note Conversion Agreement by and between Enservco Corporation and Cross River Partners, L.P. dated February 3, 2021, including form of Warrant (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2021)

10.4

Master Lease Agreement dated March 24, 2022 by and between Utica Leasco LLC and Heat Waves Hot Oil Services LLC (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.5	Master Lease Guaranty dated March 24, 2022 by Enservco Corporation ((Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.6

Invoice Purchase Agreement dated March 24, 2022 by and between LSQ Funding Group, LLC and Heat Waves Hot Oil Services LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.7	Entity Guaranty dated March 24, 2022 by Enservco Corporation (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 28, 2022)
10.8

Intercreditor Agreement dated March 24, 2022 by and among Utica Leasco LLC, LSQ Funding Group, LLC, Heat Waves Hot Oil Services LLC, and Enservco Corporation (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.9

Convertible Subordinated Promissory Note dated March 22, 2022 of Enservco Corporation issued to Cross River Partners, LP. (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.10

Separation Agreement and Release between Enservco Corporation and Marjorie Hargrave effective April 13, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 18, 2022)

10.11	Convertible Subordinated Promissory Note dated July 15, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 20, 2022)
10.12

Note Exchange Agreement by and between Enservco Corporation and Cross River Partners, L.P. dated November 3, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 9, 2022)

10.13	Convertible Secured Subordinated Promissory Note dated November 3, 2022 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 9, 2022)
21.1	Subsidiaries of Enservco Corporation (Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on July 7, 2022)
23.1*	Consent of Plante & Moran, PLLC
23.2*	Consent of Maslon LLP (included in Exhibit 5.1)
24.1**	Power of Attorney
107**	Filing Fee Table

*	Filed herewith
**	Previously filed

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 10, 2023.

ENSERVCO CORPORATION (Registrant)

By:	/s/ Richard A. Murphy
Richard A. Murphy Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Richard A. Murphy
Richard A. Murphy	Director and Executive Chairman (Principal Executive Officer)	February 10, 2023

/s/ Mark K. Patterson
Mark K. Patterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 10, 2023

/s/ Robert S. Herlin
Robert S. Herlin	Director	February 10, 2023

/s/ William A. Jolly
William A. Jolly	Director	February 10, 2023